Exhibit 99.1

Item 6.   Selected Financial Data

The following table sets forth selected historical consolidated financial data for the Company and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein. All years have been adjusted to reflect the impact of operating properties sold during the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003 and properties classified as held for sale as of June 30, 2006 and December 31, 2005, which are reflected in discontinued operations in the Consolidated Statements of Income.

The Company believes that the book value of its real estate assets, which reflects the historical costs of such real estate assets less accumulated depreciation, is not indicative of the current market value of its properties. Historical operating results are not necessarily indicative of future operating performance.

	Year ended December 31, (2)(4)

	2005	2004	2003	2002	2001

	(in thousands, except per share information)

Operating Data:
Revenues from rental property (1)	$519,102	$504,444	$463,572	$416,319	$415,064
Interest expense (3)	$127,564	$107,177	$102,391	$84,885	$86,088
Depreciation and amortization (3)	$105,080	$98,926	$82,532	$67,470	$65,761
Gain on sale of development properties	$33,636	$16,835	$17,495	$15,880	$13,418
Gain on transfer/sale of operating properties,net (3)	$2,833	$—	$3,177	$—	$3,040
Provision for income taxes	$11,148	$8,320	$8,514	$12,904	$19,376
Income from continuing operations	$332,546	$279,530	$242,613	$234,452	$210,875
Income per common share, from continuing operations:
Basic	$1.42	$1.20	$1.03	$1.03	$0.97
Diluted	$1.39	$1.18	$1.01	$1.02	$0.95
Weighted average number of shares of common stock:
Basic	226,641	222,859	214,184	208,916	192,634
Diluted	230,868	227,143	217,540	210,922	202,326
Cash dividends declared per common share	$1.27	$1.16	$1.10	$1.05	$0.98

	2005	2004	December 31, 2003	2002	2001

Balance Sheet Data:
Real estate, before accumulated depreciation	$4,560,406	$4,092,222	$4,174,664	$3,398,971	$3,201,364
Total assets	$5,534,636	$4,749,597	$4,641,092	$3,758,350	$3,387,342
Total debt	$2,691,196	$2,118,622	$2,154,948	$1,576,982	$1,328,079
Total stockholders' equity	$2,387,214	$2,236,400	$2,135,846	$1,908,800	$1,892,647

Cash flow provided by operations	$410,797	$365,176	$308,632	$278,931	$287,444
Cash flow used for investing activities	$(716,015)	$(299,597)	$(637,636)	$(396,655)	$(150,059)
Cash flow provided by (used for) financing activities	$343,271	$(75,647)	$341,330	$59,839	$(62,635)

(1)	Does not include (i) revenues from rental property relating to unconsolidated joint ventures, (ii) revenues relating to the investment in retail stores leases and (iii) revenues from properties included in discontinued operations.
(2)	All years have been adjusted to reflect the impact of operating properties sold during the six months ended June 30, 2006 and the years ended December 31, 2005, 2004, 2003 and 2002 and properties classified as held for sale as of June 30, 2006 and December 31, 2005, which are reflected in discontinued operations in the Consolidated Statements of Income.
(3)	Does not include amounts reflected in discontinued operations.
(4)	On July 21, 2005, Kimco’s Board of Directors declared a two-for-one split (the “Stock Split”) of Kimco's common stock which was effected in the form of a stock dividend paid on August 23, 2005 to stockholders of record on August 8, 2005. All historical share and per share data has been adjusted to reflect this Stock Split

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Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in this annual report on Form 10-K. Historical results and percentage relationships set forth in the Consolidated Statements of Income contained in the Consolidated Financial Statements, including trends which might appear, should not be taken as indicative of future operations.

Executive Summary

Kimco Realty Corporation is one of the nation’s largest publicly-traded owners and operators of neighborhood and community shopping centers. As of February 6, 2006, the Company had interests in 1,046 properties totaling approximately 135.5 million square feet of GLA located in 44 states, Canada and Mexico.

The Company is self-administered and self-managed through present management, which has owned and managed neighborhood and community shopping centers for over 45 years. The executive officers are engaged in the day-to-day management and operation of real estate exclusively with the Company, with nearly all operating functions, including leasing, asset management, maintenance, construction, legal, finance and accounting, administered by the Company.

In connection with the Tax Relief Extension Act of 1999 (the "RMA"), which became effective January 1, 2001, the Company is now permitted to participate in activities which it was precluded from previously in order to maintain its qualification as a Real Estate Investment Trust ("REIT"), so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code, subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries, is engaged in various retail real estate-related opportunities including (i) merchant building, through its Kimco Developers, Inc. ("KDI") subsidiary, which is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion, (ii) retail real estate advisory and disposition services, which primarily focuses on leasing and disposition strategies of retail real estate controlled by both healthy and distressed and/or bankrupt retailers and (iii) acting as an agent or principal in connection with tax deferred exchange transactions. The Company will consider other investments through taxable REIT subsidiaries should suitable opportunities arise.

In addition, the Company continues to capitalize on its established expertise in retail real estate by establishing other ventures in which the Company owns a smaller equity interest and provides management, leasing and operational support for those properties. The Company also provides preferred equity capital for real estate entrepreneurs and provides real estate capital and advisory services to both healthy and distressed retailers. The Company also makes selective investments in secondary market opportunities where a security or other investment is, in management’s judgment, priced below the value of the underlying real estate.

The Company’s strategy is to maintain a strong balance sheet while investing opportunistically and selectively. The Company intends to continue to execute its plan of delivering solid growth in earnings and dividends. As a result of the improved 2005 performance, the Board of Directors increased the quarterly dividend per common share to $0.33 from $0.305, effective for the fourth quarter of 2005.

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Critical Accounting Policies

The Consolidated Financial Statements of the Company include the accounts of the Company, its wholly-owned subsidiaries and all entities in which the Company has a controlling interest including where the Company has been determined to be a primary beneficiary of a variable interest entity in accordance with the provisions and guidance of Interpretation No. 46 (R), Consolidation of Variable Interest Entities or meets certain criteria of a sole general partner or managing member in accordance with Emerging Issues Task Force ("EITF") Issue 04-5, Investor’s Accounting for an Investment in a Limited Partnership when the Investor is the Sole General Partner and the Limited Partners have Certain Rights ("EITF 04-5"). The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying Consolidated Financial Statements and related notes. In preparing these financial statements, management has made its best estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates are based on, but not limited to, historical results, industry standards and current economic conditions, giving due consideration to materiality. The most significant assumptions and estimates relate to revenue recognition and the recoverability of trade accounts receivable, depreciable lives and valuation of real estate. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

     Revenue Recognition and Accounts Receivable

Base rental revenues from rental property are recognized on a straight-line basis over the terms of the related leases. Certain of these leases also provide for percentage rents based upon the level of sales achieved by the lessee. These percentage rents are recorded once the required sales level is achieved. Operating expense reimbursements are recognized as earned. Rental income may also include payments received in connection with lease termination agreements. In addition, leases typically provide for reimbursement to the Company of common area maintenance, real estate taxes and other operating expenses.

The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company’s reported net income is directly affected by management’s estimate of the collectability of accounts receivable.

     Real Estate

The Company’s investments in real estate properties are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized.

Upon acquisition of operating real estate properties, the Company estimates the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships) and assumed debt in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. Based on these estimates, the Company allocates the purchase price to the applicable assets and liabilities. The Company utilizes methods similar to those used by independent appraisers in estimating the fair value of acquired assets and liabilities. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives being accounted for over the revised remaining useful life.

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Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

Buildings	15 to 50 years
Fixtures, building and leasehold improvements	Terms of leases or useful lives,
(including certain identified intangible assets)	whichever is shorter

The Company is required to make subjective assessments as to the useful lives of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on the Company’s net income.

Real estate under development on the Company’s Consolidated Balance Sheets represents ground-up development of neighborhood and community shopping center projects which are subsequently sold upon completion. These assets are carried at cost and no depreciation is recorded. The cost of land and buildings under development includes specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of development. The Company ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. If, in management’s opinion, the estimated net sales price of these assets is less than the net carrying value, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property. A gain on the sale of these assets is generally recognized using the full accrual method in accordance with the provisions of SFAS No. 66, Accounting for Real Estate Sales.

     Long Lived Assets

On a periodic basis, management assesses whether there are any indicators that the value of the real estate properties (including any related amortizable intangible assets or liabilities) may be impaired. A property value is considered impaired only if management’s estimate of current and projected operating cash flows (undiscounted and without interest charges) of the property over its remaining useful life is less than the net carrying value of the property. Such cash flow projections consider factors such as expected future operating income, trends, and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the carrying value of the property would be adjusted to an amount to reflect the estimated fair value of the property.

When a real estate asset is identified by management as held for sale, the Company ceases depreciation of the asset and estimates the sales price of such asset net of selling costs. If, in management’s opinion, the net sales price of the asset is less than the net book value of such asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate properties, investments in joint ventures and other investments. The Company’s reported net income is directly affected by management’s estimate of impairments and/or valuation allowances.

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Results of Operations

     Comparison 2005 to 2004

Revenues from rental property increased $14.7 million or 2.9% to $519.1 million for the year ended December 31, 2005, as compared with $504.4 million for the year ended December 31, 2004. This net increase resulted primarily from the combined effect of (i) acquisitions during 2005 and 2004 providing incremental revenues of $33.8 million for the year ended December 31, 2005, and (ii) an overall increase in shopping center portfolio occupancy to 94.6% at December 31, 2005, as compared to 93.6% at December 31, 2004 and the completion of certain redevelopment projects and tenant buyouts providing incremental revenues of approximately $18.1 million for the year ended December 31, 2005, as compared to the corresponding periods last year, offset by (iii) a decrease in revenues of approximately $37.2 million for the year ended December 31, 2005, as compared to the corresponding period last year, resulting from the sale of certain properties and the transfer of operating properties to various unconsolidated joint venture entities during 2005 and 2004.

Rental property expenses, including depreciation and amortization, increased approximately $13.8 million or 6.0% to $242.1 million for the year ended December 31, 2005, as compared with $228.3 million for the preceding year. These increases are primarily due to operating property acquisitions during 2005 and 2004, which were partially offset by property dispositions and operating properties transferred to various unconsolidated joint venture entities.

Mortgage and other financing income increased $12.6 million to $27.6 million for the year ended December 31, 2005, as compared to $15.0 million for the year ended December 31, 2004. This increase primarily relates to a $14.0 million prepayment fee received by the Company relating to the early repayment by Shopko of its outstanding loan with the Company.

Management and other fee income increased approximately $5.0 million to $30.5 million for the year ended December 31, 2005, as compared to $25.4 million in the corresponding period in 2004. This increase is primarily due to incremental fees earned from growth in the co-investment programs.

General and administrative expenses increased approximately $12.4 million to $56.5 million for the year ended December 31, 2005, as compared to $44.1 million in the preceding calendar year. This increase is primarily due to (i) a $1.4 million increase in professional fees, due in part to compliance with section 404 of the Sarbanes-Oxley Act, (ii) a $3.0 million increase due to the expensing of the value attributable to stock options granted, and (iii) increased personnel and systems related costs associated with the growth of the Company.

Interest, dividends and other investment income increased approximately $9.6 million to $28.4 million for the year ended December 31, 2005, as compared to $18.7 million in 2004. This increase is primarily due to greater dividend income and realized gains on the sale of certain marketable securities during 2005 as compared to the preceding year.

Interest expense increased $20.4 million to $127.6 million for the year ended December 31, 2005, as compared with $107.2 million for the year ended December 31, 2004. This increase is primarily due to an overall increase in average borrowings outstanding during the year ended December 31, 2005, as compared to the preceding year, resulting from the funding of investment activity during 2005.

Income from other real estate investments increased $27.3 million to $57.4 million for the year ended December 31, 2005, as compared to $30.1 million for the preceding year. This increase is primarily due to increased investment in the Company’s Preferred Equity program, which contributed income of $32.8 million during 2005, including an aggregate of approximately $12.6 million of promoted interests earned from six capital transactions during 2005, as compared to $11.4 million in 2004.

Equity in income of real estate joint ventures, net increased $21.1 million to $77.5 million for the year ended December 31, 2005, as compared with $56.4 million for the corresponding period in 2004. This increase is primarily attributable to (i) the increased equity in income from the Kimco Income REIT joint venture investment ("KIR") resulting from the sale of two operating properties during 2005 which provided an aggregate gain of $20.2 million, of which the pro-rata share to the Company was $8.7 million, (ii) increased equity in income in three joint venture investments resulting from the sale of two operating properties and one development property during 2005, which provided aggregate gains of approximately $17.9 million, of which the pro-rata share to the Company was approximately $8.8 million, and (iii) the Company’s growth of its various other real estate joint ventures. The Company has made additional capital investments in these and other joint ventures for the acquisition of additional shopping center properties throughout 2005 and 2004.

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During 2005, KDI, the Company’s wholly-owned development taxable REIT subsidiary, in separate transactions, sold six recently completed projects and 41 out-parcels for approximately $264.1 million. These sales provided gains of approximately $22.8 million, net of income taxes of approximately $10.8 million.

During 2004, KDI, the Company’s wholly-owned development taxable REIT subsidiary, in separate transactions, sold five recently completed projects, three completed phases of projects and 28 out-parcels for approximately $169.4 million. These sales provided gains of approximately $12.4 million, net of income taxes of approximately $4.4 million.

During 2005, the Company (i) disposed of, in separate transactions, 20 operating properties for an aggregate sales price of approximately $93.3 million, (ii) transferred three operating properties to KROP for an aggregate price of approximately $49.0 million, (iii) transferred 52 operating properties to various joint ventures in which the Company has non-controlling interests ranging from 15% to 50% for an aggregate price of approximately $183.1 million. For the year ended December 31, 2005, these transactions resulted in gains of approximately $31.9 million and a loss on sale/transfer from four of the properties for $5.2 million.

During the six months ended June 30, 2006, the Company disposed of 13 operating properties for an aggregate sales price of approximately $121.9 million, which resulted in a net gain of approximately $29.2 million, net of income taxes of $2.2 million relating to the sale of one property, and transferred five operating properties to joint ventures in which the Company has 20% non-controlling interests for an aggregate price of approximately $95.4 million, which resulted in a gain of approximately $1.4 million.

During the three months ended March 31, 2006, the Company classified as held-for-sale six shopping centers comprising approximately 0.1 million square feet of GLA. The book value of each of these properties, aggregating approximately $24.3 million, did not exceed each of their estimated fair values. As a result, no adjustment of property carrying value has been recorded. The Company’s determination of the fair value for each of these properties, aggregating approximately $29.5 million, is based upon executed contracts of sale with third parties less estimated selling costs. The Company completed the sale of all of these properties during the three months ended June 30, 2006.

During the three months ended June 30, 2006, the Company classified as held-for-sale two shopping center properties comprising approximately 0.3 million square feet of GLA. The book value of each of these properties, aggregating approximately $2.5 million, did not exceed each of their estimated fair values. As a result, no adjustment of property carrying value has been recorded. The Company’s determination of the fair value for each of these properties, aggregating approximately $8.1 million, is based upon primarily executed contracts of sale with third parties less estimated selling costs.

The current and prior comparative years operations of properties classified as held-for-sale as of June 30, 2006 are included in the caption Income from discontinued operations on the Company’s Consolidated Statements of Income.

During 2004, the Company (i) disposed of, in separate transactions, 16 operating properties and one ground lease for an aggregate sales price of approximately $81.1 million, including the assignment of approximately $8.0 million of non-recourse mortgage debt encumbering one of the properties; cash proceeds of approximately $16.9 million from the sale of two of these properties were used in a 1031 exchange to acquire shopping center properties located in Roanoke, VA, and Tempe, AZ, (ii) transferred 17 operating properties to KROP for an aggregate price of approximately $197.9 million and (iii) transferred 21 operating properties to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30% for an aggregate price of approximately $491.2 million. For the year ended December 31, 2004, these dispositions resulted in gains of approximately $15.8 million and a loss on sale from three of the properties of approximately $5.1 million.

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As part of the Company’s periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company’s long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in 2004 that its investment in an operating property comprised of approximately 0.1 million square feet of GLA, with a net book value of $3.8 million, might not be fully recoverable. Based upon management’s assessment of current market conditions and lack of demand for the property, the Company reduced its anticipated holding period of this investment. As a result of the reduction in the anticipated holding period, together with reassessment of the potential future operating cash flow for the property and the effects of current market conditions, the Company determined that its investment in this asset was not fully recoverable and recorded an adjustment of property carrying value of approximately $3.0 million in 2004. This adjustment was included, along with the related property operations in the line Income from discontinued operating properties, in the Company’s Consolidated Statements of Income.

For those property dispositions for which SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144") is applicable, the operations and gain or loss on the sale of the property have been included in the caption Discontinued operations in the Company’s Consolidated Statements of Income.

Net income for the year ended December 31, 2005, was $363.6 million, compared to $297.1 million for the year ended December 31, 2004. On a diluted per share basis, net income increased $0.26 to $1.52 for the year ended December 31, 2005, as compared to $1.26 for the previous year. This increase is attributable to (i) increased income from other real estate investments, primarily from the Company’s Preferred Equity program, (ii) an increase in equity in income of real estate joint ventures achieved from gains on sales of joint venture operating properties and additional capital investments in the Company’s joint venture programs for the acquisition of additional shopping center properties throughout 2005 and 2004, (iii) increased income contributed from mortgage and other financing receivables as compared to last year and (iv) increased gains on sale/transfer of development and operating properties during 2005, as compared to the same period during 2004.

     Comparison 2004 to 2003

Revenues from rental property increased $40.9 million or 8.8% to $504.4 million for the year ended December 31, 2004, as compared with $463.6 million for the year ended December 31, 2003. This net increase resulted primarily from the combined effect of (i) acquisitions during 2004 and 2003 providing incremental revenues of $40.4 million for the year ended December 31, 2004, and (ii) an overall increase in shopping center portfolio occupancy to 93.6% at December 31, 2004, as compared to 90.7% at December 31, 2003 and the completion of certain redevelopment projects and tenant buyouts providing incremental revenues of approximately $16.6 million for the year ended December 31, 2004, as compared to the corresponding periods last year, offset by (iii) a decrease in revenues of approximately $16.1 million for the year ended December 31, 2004, as compared to the corresponding period last year, resulting from the sale of certain properties and the transfer of operating properties to various unconsolidated joint venture entities during 2004 and 2003.

Rental property expenses, including depreciation and amortization, increased approximately $26.4 million or 13.1% to $228.3 million for the year ended December 31, 2004, as compared with $201.9 million for the preceding year. This increase was primarily due to operating property acquisitions during 2004 and 2003, which were partially offset by property dispositions and operating properties transferred to various unconsolidated joint venture entities.

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Mortgage and other financing income decreased $3.8 million to $15.0 million for the year ended December 31, 2004, as compared to $18.9 million for the year ended December 31, 2003. This decrease was primarily due to lower interest and financing income earned related to certain real estate lending activities during 2004 as compared to the preceding year.

Management and other fee income increased approximately $10.1 million to $25.4 million for the year ended December 31, 2004, as compared to $15.3 million in the corresponding period in 2003. This increase was primarily due to incremental fees earned from growth in the co-investment programs and fees earned from disposition services provided to various retailers.

General and administrative expenses increased approximately $5.9 million to $44.1 million for the year ended December 31, 2004, as compared to $38.2 million in the preceding calendar year. This increase was primarily due to (i) a $0.9 million increase in professional fees, mainly attributable to compliance with section 404 of the Sarbanes-Oxley Act, (ii) a $1.6 million increase due to the expensing of the value attributable to stock options granted, (iii) increased staff levels related to the growth of the Company and (iv) other personnel-related costs, associated with a realignment of our regional operations.

Other income/(expense), net increased approximately $14.2 million to $10.1 million for the year ended December 31, 2004, as compared to the preceding year. This increase was primarily due to a prior-year write-down in the carrying value of the Company’s equity investment in Frank’s Nursery, Inc., offset by increased income in 2004 from other equity investments.

Interest expense increased $4.8 million to $107.2 million for the year ended December 31, 2004, as compared with $102.4 million for the year ended December 31, 2003. This increase was primarily due to an overall increase in average borrowings outstanding during the year ended December 31, 2004, as compared to the preceding year, resulting from the funding of investment activity during 2004.

During 2003, the Company reached agreement with certain lenders in connection with three individual non-recourse mortgages encumbering three former Kmart sites. The Company paid approximately $14.2 million in full satisfaction of these loans, which aggregated approximately $24.0 million. As a result of these transactions, the Company recognized a gain on early extinguishment of debt of approximately $9.7 million during 2003.

Income from other real estate investments increased $7.3 million to $30.1 million for the year ended December 31, 2004, as compared to $22.8 million for the preceding year. This increase was primarily due to increased investment in the Company’s Preferred Equity program, which contributed income of $11.4 million during 2004, as compared to $4.6 million in 2003.

Equity in income of real estate joint ventures, net increased $14.1 million to $56.4 million for the year ended December 31, 2004, as compared with $42.3 million for the preceding year. This increase was primarily attributable to the equity in income from the increased investment in the RioCan joint venture investment ("RioCan Venture"), the Kimco Retail Opportunity Portfolio joint venture investment ("KROP") and the Company’s growth of its various other real estate joint ventures. The Company had made additional capital investments in these and other joint ventures for the acquisition of additional shopping center properties throughout 2004 and 2003.

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During 2004, KDI, the Company’s wholly-owned development taxable REIT subsidiary, in separate transactions, sold 28 out-parcels, three completed phases of projects and five recently completed projects for approximately $169.4 million. These sales provided gains of approximately $12.4 million, net of income taxes of approximately $4.4 million.

During the year ended December 31, 2003, KDI sold four projects and 26 out-parcels, in separate transactions, for approximately $134.6 million which resulted in gains of approximately $10.5 million, net of income taxes of $7.0 million.

During 2004, the Company (i) disposed of, in separate transactions, 16 operating properties and one ground lease for an aggregate sales price of approximately $81.1 million, including the assignment of approximately $8.0 million of non-recourse mortgage debt encumbering one of the properties; cash proceeds of approximately $16.9 million from the sale of two of these properties were used in a 1031 exchange to acquire shopping center properties located in Roanoke, VA, and Tempe, AZ, (ii) transferred 17 operating properties to KROP for an aggregate price of approximately $197.9 million and (iii) transferred 21 operating properties to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30% for an aggregate price of approximately $491.2 million. For the year ended December 31, 2004, these dispositions resulted in gains of approximately $15.8 million and a loss on sale from three of the properties of approximately $5.1 million.

As part of the Company’s periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company’s long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in 2004 that its investment in an operating property comprised of approximately 0.1 million square feet of GLA, with a net book value of $3.8 million, might not be fully recoverable. Based upon management’s assessment of current market conditions and lack of demand for the property, the Company reduced its anticipated holding period of this investment. As a result of the reduction in the anticipated holding period, together with reassessment of the potential future operating cash flow for the property and the effects of current market conditions, the Company determined that its investment in this asset was not fully recoverable and recorded an adjustment of property carrying value of approximately $3.0 million in 2004. This adjustment was included, along with the related property operations in the line Income from discontinued operating properties, in the Company’s Consolidated Statements of Income.

During 2003, the Company disposed of, in separate transactions, (i) ten operating shopping center properties for an aggregate sales price of approximately $119.1 million, including the assignment of approximately $1.7 million of mortgage debt encumbering one of the properties, (ii) two regional malls for an aggregate sales price of approximately $135.6 million, (iii) one out-parcel for a sales price of approximately $8.1 million, (iv) transferred three operating properties to KROP for a price of approximately $144.2 million, (v) transferred an operating property to a newly formed joint venture in which the Company has a non-controlling 10% interest for a price of approximately $21.9 million and (vi) terminated four leasehold positions in locations where a tenant in bankruptcy had rejected its lease. These transactions resulted in gains of approximately $50.8 million.

During 2003, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as "Held for Sale" in accordance with SFAS No. 144. The book value of these properties, aggregating approximately $19.5 million, net of accumulated depreciation of approximately $2.0 million, exceeded their estimated fair value. The Company’s determination of the fair value of these properties, aggregating approximately $15.4 million, was based upon contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $4.0 million. This adjustment was included, along with the related property operations for the current and comparative years, in the caption Income from discontinued operations in the Company’s Consolidated Statements of Income.

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For those property dispositions for which SFAS No. 144 was applicable, the operations and gain or loss on the sale of the property have been included in the caption Discontinued operations in the Company’s Consolidated Statements of Income.

Income from continuing operations for the year ended December 31, 2004, was $279.5, compared to $242.6 million for the year ended December 31, 2003. On a diluted per share basis, income from continuing operations improved $0.17 to $1.18 for the year ended December 31, 2004, as compared to $1.01 for the preceding year. This improved performance was primarily attributable to (i) the incremental operating results from the acquisition of operating properties during 2004 and 2003, including the Mid-Atlantic Realty Trust transaction, (ii) an increase in equity in income of real estate joint ventures resulting from additional capital investments in the RioCan Venture, KROP and other joint venture investments for the acquisition of additional shopping center properties during 2004 and 2003, (iii) an increase in management and other fee income related to the growth in the co-investment programs, (iv) increased income from other real estate investments and (v) significant leasing within the portfolio, which improved operating profitability.

Net income for the year ended December 31, 2004, was $297.1 million, compared to $307.9 million for the year ended December 31, 2003. On a diluted per share basis, net income decreased $0.05 to $1.26 for the year ended December 31, 2004, as compared to $1.31 for the year ended December 31, 2003. This decrease was primarily attributable to lower income from discontinued operations of $48.2 million for the year ended December 31, 2004, compared to the preceding year due to property sales during 2004 and 2003 and gains on early extinguishment of debt during 2003. In addition, the diluted per share results for the year ended December 31, 2003, were decreased by a reduction in net income available to common stockholders of $0.04 resulting from the deduction of original issuance costs associated with the redemption of the Company’s 7¾% Class A, 8½% Class B and 8 3/8% Class C Cumulative Redeemable Preferred Stocks during the second quarter of 2003.

Tenant Concentrations

The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependence on any single property, and a large tenant base. At December 31, 2005, the Company’s five largest tenants were The Home Depot, TJX Companies, Sears Holdings, Kohl’s and Royal Ahold, which represented approximately 3.6%, 3.2%, 2.7%, 2.5% and 2.0%, respectively, of the Company’s annualized base rental revenues, including the proportionate share of base rental revenues from properties in which the Company has less than a 100% economic interest.

Liquidity and Capital Resources

The Company’s cash flow activities are summarized as follows (in millions):

	Year Ended December 31,
	2005	2004	2003

Net cash flow provided by operating activities	$410.8	$365.2	$308.6
Net cash flow used for investing activities	$(716.0)	$(299.6)	$(637.6)
Net cash flow provided by (used for) financing activities	$343.3	$(75.6)	$341.3

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     Operating Activities

The Company anticipates that cash flows from operations will continue to provide adequate capital to fund its operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short term and long term. In addition, the Company anticipates that cash on hand, borrowings under its revolving credit facilities, issuance of equity and public debt, as well as other debt and equity alternatives, will provide the necessary capital required by the Company. Net cash flow provided by operating activities for the year ended December 31, 2005, was primarily attributable to (i) cash flow from the diverse portfolio of rental properties, (ii) the acquisition of operating properties during 2004 and 2005, (iii) new leasing, expansion and re-tenanting of core portfolio properties and (iv) growth in the Company’s joint venture and Preferred Equity programs.

Investing Activities

     Acquisitions and Redevelopments

During the year ended December 31, 2005, the Company expended approximately $376.0 million towards acquisition of and improvements to operating real estate. (See Note 3 of the Notes to the Consolidated Financial Statements included in this annual report on Form 10-K.)

The Company has an ongoing program to reformat and re-tenant its properties to maintain or enhance its competitive position in the marketplace. During the year ended December 31, 2005, the Company expended approximately $55.5 million in connection with these major redevelopments and re-tenanting projects. The Company anticipates its capital commitment toward these and other redevelopment projects during 2006 will be approximately $90.0 million to $110.0 million. The funding of these capital requirements will be provided by cash flow from operating activities and availability under the Company’s revolving lines of credit.

Investments and Advances to Real Estate Joint Ventures

During the year ended December 31, 2005, the Company expended approximately $267.3 million for investments and advances to real estate joint ventures and received approximately $130.6 million from reimbursements of advances to real estate joint ventures. (See Note 7 of the Notes to the Consolidated Financial Statements included in this annual report on Form 10-K.)

Ground-up Development

The Company is engaged in ground-up development projects which consists of (i) merchant building through the Company’s wholly-owned taxable REIT subsidiary, KDI, which develops neighborhood and community shopping centers and the subsequent sale thereof upon completion, (ii) ground-up development projects which will be held as long-term investments by the Company and (iii) various ground-up development projects located in Mexico and Canada for long-term investment. All ground-up development projects generally have substantial pre-leasing prior to the commencement of construction. As of December 31, 2005, the Company had in progress a total of 38 ground-up development projects including 26 merchant building projects, five domestic ground-up development projects, six ground-up development projects located throughout Mexico and one ground-up development project located in Canada.

During the year ended December 31, 2005, the Company expended approximately $452.7 million in connection with the purchase of land and construction costs related to these projects and those sold during 2005. These projects are currently proceeding on schedule and substantially in line with the Company’s budgeted costs. The Company anticipates its capital commitment during 2006 toward these and other development projects will be approximately $300 million to $350 million. The proceeds from the sales of the completed ground-up development projects, proceeds from construction loans and availability under the Company’s revolving lines of credit are expected to be sufficient to fund these anticipated capital requirements. (See Note 3 of the Notes to the Consolidated Financial Statements included in this annual report on Form 10-K.)

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Dispositions and Transfers

During the year ended December 31, 2005, the Company received net proceeds of approximately $348.4 million relating to the sale of various operating properties and ground-up development projects and approximately $128.5 million from the transfer of operating properties to various joint ventures. (See Notes 3 and 7 of the Notes to the Consolidated Financial Statements included in this annual report on Form 10-K.)

Financing Activities

It is management’s intention that the Company continually have access to the capital resources necessary to expand and develop its business. As such, the Company intends to operate with and maintain a conservative capital structure with a level of debt to total market capitalization of 50% or less. As of December 31, 2005, the Company’s level of debt to total market capitalization was 26%. In addition, the Company intends to maintain strong debt service coverage and fixed charge coverage ratios as part of its commitment to maintaining its investment-grade debt ratings. The Company may, from time to time, seek to obtain funds through additional equity offerings, unsecured debt financings and/or mortgage/construction loan financings and other capital alternatives in a manner consistent with its intention to operate with a conservative debt structure.

Since the completion of the Company’s IPO in 1991, the Company has utilized the public debt and equity markets as its principal source of capital for its expansion needs. Since the IPO, the Company has completed additional offerings of its public unsecured debt and equity, raising in the aggregate over $4.2 billion for the purposes of, among other things, repaying indebtedness, acquiring interests in neighborhood and community shopping centers, funding ground-up development projects, expanding and improving properties in the portfolio and other investments.

The Company has an $850.0 million unsecured revolving credit facility, which is scheduled to expire in July 2008. This credit facility has made available funds to both finance the purchase of properties and other investments and meet any short-term working capital requirements. As of December 31, 2005, there was $200.0 million outstanding under this credit facility.

During September 2004, the Company entered into a three-year Canadian denominated ("CAD") $150.0 million unsecured credit facility with a group of banks. This facility bears interest at the CDOR Rate, as defined, plus 0.50%, and is scheduled to expire in September 2007. During March 2005, this facility was increased to CAD $250.0 million and the scheduled maturity date was extended to March 2008. During January 2006, the facility was further amended to reduce the borrowing spread to 0.45% and to modify the covenant package to conform to the Company’s $850.0 million U.S. Credit Facility. Proceeds from this facility will be used for general corporate purposes including the funding of Canadian denominated investments. As of December 31, 2005, there was CAD $110.0 million (approximately USD $94.7 million) outstanding under this credit facility.

During May 2005, the Company entered into a three-year Mexican Peso denominated ("MXP") 500.0 million unsecured revolving credit facility. This facility bears interest at the TIIE Rate, as defined, plus 1.00% and is scheduled to expire in May 2008. Proceeds from this facility will be used to fund peso denominated investments. As of December 31, 2005, there was MXP 500.0 million (approximately USD $46.7 million) outstanding under this credit facility.

The Company has a MTN program pursuant to which it may, from time-to-time, offer for sale its senior unsecured debt for any general corporate purposes, including (i) funding specific liquidity requirements in its business, including property acquisitions, development and redevelopment costs and (ii) managing the Company’s debt maturities. As of December 31, 2005, the Company had $250.0 million available for issuance under the MTN program. (See Note 11 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

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In addition to the public equity and debt markets as capital sources, the Company may, from time-to-time, obtain mortgage financing on selected properties and construction loans to partially fund the capital needs of KDI. As of December 31, 2005, the Company had over 380 unencumbered property interests in its portfolio.

During July 2005, the Company filed a shelf registration statement on Form S-3 for up to $1.0 billion of debt securities, preferred stock, depositary shares, common stock and common stock warrants. As of December 31, 2005, the Company had $750.0 million available for issuance under this shelf registration statement.

In connection with its intention to continue to qualify as a REIT for federal income tax purposes, the Company expects to continue paying regular dividends to its stockholders. These dividends will be paid from operating cash flows, which are expected to increase due to property acquisitions, growth in operating income in the existing portfolio and from other investments. Since cash used to pay dividends reduces amounts available for capital investment, the Company generally intends to maintain a conservative dividend payout ratio, reserving such amounts as it considers necessary for the expansion and renovation of shopping centers in its portfolio, debt reduction, the acquisition of interests in new properties and other investments as suitable opportunities arise and such other factors as the Board of Directors considers appropriate. Cash dividends paid increased to $293.3 million in 2005, compared to $265.3 million in 2004 and $246.3 million in 2003.

Although the Company receives substantially all of its rental payments on a monthly basis, it generally intends to continue paying dividends quarterly. Amounts accumulated in advance of each quarterly distribution will be invested by the Company in short-term money market or other suitable instruments.

Contractual Obligations and Other Commitments

The Company has debt obligations relating to its revolving credit facilities, MTNs, senior notes, mortgages and construction loans with maturities ranging from less than one year to 29 years. As of December 31, 2005, the Company’s total debt had a weighted average term to maturity of approximately 4.9 years. In addition, the Company has non-cancelable operating leases pertaining to its shopping center portfolio. As of December 31, 2005, the Company has 60 shopping center properties that are subject to long-term ground leases where a third party owns and has leased the underlying land to the Company to construct and/or operate a shopping center. In addition, the Company has 22 non-cancelable operating leases pertaining to its retail store lease portfolio. The following table summarizes the Company’s debt maturities and obligations under non-cancelable operating leases as of December 31, 2005 (in millions):

	2006	2007	2008	2009	2010	Thereafter	Total

Long-Term Debt	$286.8	$290.3	$555.3	$201.9	$198.8	$1,158.1	$2,691.2
Operating Leases
Ground Leases	$11.3	$10.6	$10.5	$10.0	$8.3	$140.8	$191.5
Retail Store Leases	$5.2	$4.4	$3.3	$2.4	$2.0	$2.0	$19.3

The Company has $185.0 million of medium term notes, $14.1 million of mortgage debt and $87.7 million of construction loans maturing in 2006. The Company anticipates satisfying these maturities with a combination of operating cash flows, its unsecured revolving credit facilities, new debt issuances and the sale of completed ground-up development projects.

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The Company has issued letters of credit in connection with completion and repayment guarantees for construction loans encumbering certain of the Company’s ground-up development projects, and guaranty of payment related to the Company’s insurance program. These letters of credit aggregate approximately $34.8 million.

Additionally, the RioCan Venture, an entity in which the Company holds a 50% non-controlling interest, has a CAD $7.0 million (approximately USD $6.0 million) letter of credit facility. This facility is jointly guaranteed by RioCan and the Company and had approximately CAD $4.6 million (approximately USD $4.0 million) outstanding as of December 31, 2005, relating to various development projects. In addition to the letter of credit facility, various additional Canadian development projects in which the Company holds interests ranging from 33 1/3% to 50% have letters of credit issued aggregating approximately CAD $3.5 million (approximately USD $3.0 million) at December 31, 2005.

During 2005, a joint venture entity in which the Company has a non-controlling interest obtained a CAD $22.5 million credit facility to finance the construction of a 0.1 million square foot shopping center property located in Kamloops, B.C. This facility bears interest at Royal Bank Prime Rate ("RBP") plus 0.5% per annum and is scheduled to mature in May 2007. The Company and its partner in this entity each have a limited and several guarantee of CAD $7.5 million on this facility. As of December 31, 2005, there was no outstanding balance on this facility.

During 2005, the Company obtained a term loan and construction financing on two ground-up development projects for an aggregate net loan commitment amount of up to $50.5 million of which approximately $22.4 million was outstanding at December 31, 2005. As of December 31, 2005, the Company had 15 construction loans with total commitments of up to $343.5 million of which $228.5 million had been funded to the Company. These loans had maturities ranging from 4 months to 31 months and interest rates ranging from 6.04% to 6.64% at December 31, 2005.

Off-Balance Sheet Arrangements

     Ground-Up Development Joint Ventures

At December 31, 2005, the Company has three ground-up development projects through unconsolidated joint ventures in which the Company has 50% non-controlling interests. The projects are financed with individual non-recourse construction loans with total aggregate loan commitments of up to $219.6 million of which $58.8 million has been funded. These loans have variable interest rates ranging from 4.89% to 8.25% at December 31, 2005 and maturities ranging from 4 months to 18 months.

     Unconsolidated Real Estate Joint Ventures

The Company has investments in various unconsolidated real estate joint ventures with varying structures. These investments include the Company’s 43.3% non-controlling interest in KIR, the Company’s 50% non-controlling interest in the RioCan Venture, the Company’s 20% non-controlling interest in KROP, the Company’s 15% non-controlling interest in Price Legacy and varying non-controlling interests in other real estate joint ventures. These joint ventures operate either shopping center properties or are established for development projects. Such arrangements are generally with third-party institutional investors, local developers and individuals. The properties owned by the joint ventures are primarily financed with individual non-recourse mortgage loans. Non-recourse mortgage debt is generally defined as debt whereby the lenders’ sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the constituent members of the borrower, except for certain specified exceptions listed in the particular loan documents.

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The KIR joint venture was established for the purpose of investing in high quality real estate properties financed primarily with individual non-recourse mortgages. The Company believes that these properties are appropriate for financing with greater leverage than the Company traditionally uses. As of December 31, 2005, KIR had interests in 68 properties comprising 14.2 million square feet of GLA. As of December 31, 2005, KIR had individual non-recourse mortgage loans of approximately $1.1 billion on 65 of these properties. These non-recourse mortgage loans have maturities ranging from less than one year to 14 years and rates ranging from 4.99% to 8.52%. As of December 31, 2005, the Company’s pro-rata share of non-recourse mortgages relating to the KIR joint venture was approximately $485.4 million. (See Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The RioCan Venture was established with RioCan Real Estate Investment Trust to acquire properties and development projects in Canada. As of December 31, 2005, the RioCan Venture consisted of 34 shopping center properties and one development project with approximately 8.1 million square feet of GLA. As of December 31, 2005, the RioCan Venture had individual, non-recourse mortgage loans on 33 of these properties and a construction loan on its development property aggregating approximately CAD $706.3 million (USD $607.8 million). These loans have maturities ranging from less than one year to 28 years and rates ranging from 3.91% to 9.05%. As of December 31, 2005, the Company’s pro-rata share of these non-recourse loans relating to the RioCan Venture was approximately CAD $349.2 million (USD $300.5 million). (See Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The Kimco Retail Opportunity Portfolio ("KROP"), a joint venture with GE Capital Real Estate ("GECRE"), was established to acquire high-growth potential retail properties in the United States. As of December 31, 2005, KROP consisted of 38 shopping center properties with approximately 5.6 million square feet of GLA. As of December 31, 2005, KROP had non-recourse mortgage loans totaling $481.9 million, with fixed rates ranging from 4.25% to 8.64% and variable rates ranging from LIBOR plus 1.3% to LIBOR plus 2.2%. KROP has entered into a series of interest rate cap agreements to mitigate the impact of changes in interest rates on its variable-rate mortgage agreements. Such mortgage debt is collateralized by the individual shopping center property and is payable in monthly installments of principal and interest. At December 31, 2005, the weighted average interest rate for all mortgage debt outstanding was 6.09% per annum. As of December 31, 2005, the Company’s pro-rata share of non-recourse mortgage loans relating to the KROP joint venture was approximately $96.4 million. Additionally, the Company and GECRE may provide interim financing. All such financings bear interest at rates ranging from LIBOR plus 4.0% to LIBOR plus 5.25% and have maturities of less than a year. As of December 31, 2005, KROP had no outstanding short term interim financing due to the Company or GECRE. (See Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

During December 2004, the Company acquired the Price Legacy Corporation through a newly formed joint venture, PL Retail LLC ("PL Retail"), in which the Company has a non-controlling 15% interest. In connection with this transaction, the joint venture acquired 33 operating properties aggregating approximately 7.6 million square feet of GLA located in ten states. During the year ended December 31, 2005, PL Retail disposed of nine operating properties, in separate transactions, for an aggregate sale price of approximately $21.8 million. As of December 31, 2005, PL Retail consisted of 25 operating properties aggregating approximately 6.8 million square feet of GLA. As of December 31, 2005, PL Retail had approximately $777.3 million outstanding in non-recourse mortgage debt, of which approximately $507.2 million had fixed rates ranging from 4.66% to 9.00% and approximately $270.1 had variable rates ranging from 5.74% to 9.59%. The fixed-rate loans have maturities ranging from three to 11 years and the variable-rate loans have maturities ranging from one to three years. Additionally, the Company had provided PL Retail approximately $30.6 million of secured mezzanine financing. This interest only loan bears interest at a fixed rate of 7.5% and matures in December 2006. Proceeds from property sales during 2005 of approximately $21.8 million were used to partially repay the mezzanine financing that was provided by the Company. The Company also provided PL Retail a secured short-term promissory note of approximately $8.2 million. This interest only note bore interest at LIBOR plus 4.5% and was scheduled to mature in June 2005. During 2005, this note was amended to bear interest at LIBOR plus 6% and is now payable on demand. As of December 31, 2005, PL Retail had approximately $8.9 million outstanding on the mezzanine financing and approximately $8.2 million outstanding on the promissory note. As of December 31, 2005, the Company’s pro-rata share of non-recourse mortgages relating to PL Retail was approximately $116.6 million. (See Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

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The Company has various other unconsolidated real estate joint ventures with varying structures. As of December 31, 2005, these unconsolidated joint ventures had individual non-recourse mortgage loans aggregating approximately $1.5 billion. The Company’s pro-rata share of these non-recourse mortgages was approximately $520.6 million. (See Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

     Other Real Estate Investments

During November 2002, the Company, through its taxable REIT subsidiary, together with Prometheus Southeast Retail Trust, completed the merger and privatization of Konover Property Trust, which has been renamed Kimsouth Realty, Inc., ("Kimsouth"). The Company acquired 44.5% of the common stock of Kimsouth, which consisted primarily of 38 retail shopping center properties comprising approximately 4.6 million square feet of GLA. Total acquisition value was approximately $280.9 million including approximately $216.2 million in mortgage debt. The Company’s investment strategy with respect to Kimsouth includes re-tenanting, repositioning and disposition of the properties. As a result of this strategy, Kimsouth has sold 33 properties as of December 31, 2005. As of December 31, 2005, the Kimsouth portfolio was comprised of five properties, including the remaining office component of an operating property sold in 2004, totaling 1.2 million square feet of GLA with non-recourse mortgage debt of approximately $29.4 million encumbering the properties. All mortgages payable are collateralized by certain properties and are due in monthly installments. As of December 31, 2005, interest rates ranged from 6.06% to 9.22% and the weighted-average interest rate for all mortgage debt outstanding was 8.35% per annum. As of December 31, 2005, the Company’s pro-rata share of non-recourse mortgage loans relating to the Kimsouth portfolio was approximately $13.1 million.

During June 2002, the Company acquired a 90% equity participation interest in an existing leveraged lease of 30 properties. The properties are leased under a long-term bond-type net lease whose primary term expires in 2016, with the lessee having certain renewal option rights. The Company’s cash equity investment was approximately $4.0 million. This equity investment is reported as a net investment in leveraged lease in accordance with SFAS No. 13, Accounting for Leases (as amended). The net investment in leveraged lease reflects the original cash investment adjusted by remaining net rentals, estimated unguaranteed residual value, unearned and deferred income, and deferred taxes relating to the investment.

As of December 31, 2005, 14 of these properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $24.2 million. As of December 31, 2005, the remaining 16 properties were encumbered by third-party non-recourse debt of approximately $58.7 million that is scheduled to fully amortize during the primary term of the lease from a portion of the periodic net rents receivable under the net lease. As an equity participant in the leveraged lease, the Company has no recourse obligation for principal or interest payments on the debt, which is collateralized by a first mortgage lien on the properties and collateral assignment of the lease. Accordingly, this debt has been offset against the related net rental receivable under the lease.

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The Company maintains a preferred equity program, which provides capital to developers and owners of shopping centers. The Company accounts for its investments in preferred equity investments under the equity method of accounting. As of December 31, 2005, the Company’s invested capital in its preferred equity investments approximated $225.9 million relating to 133 real estate properties. As of December 31, 2005, these preferred equity investment properties had individual non-recourse mortgage loans aggregating approximately $703.3 million. Due to the Company’s preferred position in these investments, the Company’s pro-rata share of each investment is subject to fluctuation and is dependent upon property cash flows. The Company’s maximum exposure to losses associated with its preferred equity investments is limited to its invested capital.

Effects of Inflation

Many of the Company’s leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive payment of additional rent calculated as a percentage of tenants’ gross sales above pre-determined thresholds, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalation clauses often include increases based upon changes in the consumer price index or similar inflation indices. In addition, many of the Company’s leases are for terms of less than 10 years, which permits the Company to seek to increase rents to market rates upon renewal. Most of the Company’s leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation. The Company periodically evaluates its exposure to short-term interest rates and foreign currency exchange rates and will, from time-to-time, enter into interest rate protection agreements and/or foreign currency hedge agreements which mitigate, but do not eliminate, the effect of changes in interest rates on its floating-rate debt and fluctuations in foreign currency exchange rates.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123, (revised 2004) Share-Based Payment ("SFAS No. 123(R)"), which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123(R) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) is effective for fiscal years beginning after December 15, 2005. The impact of adopting this statement is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued Statement No. 153, Exchange of Non-monetary Assets – an amendment of APB Opinion No. 29 ("SFAS No. 153"). The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion No. 29 to eliminate the exception for non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The impact of adopting this statement did not have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47"). FIN 47 requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term "Conditional Asset Retirement Obligation" refers to a legal obligation (pursuant to existing laws or by contract) to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was effective no later than fiscal years ended after December 15, 2005. The Company adopted FIN 47 as required effective December 31, 2005, and the initial application of FIN 47 did not have a material impact on the Company’s financial position or results of operations.

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In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS No. 154"), which replaces Accounting Principle Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In September 2005, the EITF issued Issue 04-5, Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights, ("EITF 04-5"). At issue is what rights held by the limited partner(s) preclude consolidation in circumstances in which the sole general partner would consolidate the limited partnership in accordance with U.S. generally accepted accounting principles. The assessment of limited partners’ rights and their impact on the presumption of control of the limited partnership by the sole general partner should be made when an investor becomes the sole general partner and should be reassessed if (i) there is a change to the terms or in the exercisability of the rights of the limited partners, (ii) the sole general partner increases or decreases its ownership of limited partnership interests, or (iii) there is an increase or decrease in the number of outstanding limited partnership interests. This issue is effective no later than for fiscal years beginning after December 15, 2005, and as of June 29, 2005, for new or modified arrangements. The impact of adopting EITF 04-5 is not expected to have a material impact on the Company’s financial position or results of operations.

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Item 7A.   Quantitative and Qualitative Disclosures About Market Risk

The Company’s primary market risk exposure is interest rate risk. The following table presents the Company’s aggregate fixed rate and variable rate domestic and foreign debt obligations outstanding as of December 31, 2005, with corresponding weighted-average interest rates sorted by maturity date. The information is presented in U.S. dollar equivalents, which is the Company’s reporting currency. The instruments actual cash flows are denominated in U.S. dollars, Canadian dollars and Mexican pesos, as indicated by geographic region ($ in USD equivalent in millions).

	2006	2007	2008	2009	2010	2011+	Total	Fair Value

Domestic
Secured Debt
Fixed Rate	$9.7	$—	$59.4	$21.9	$19.7	$191.1	$301.8	$317.4
Average Interest Rate	9.08%	—	7.13%	7.88%	8.47%	7.41%	7.52%

Variable Rate	$92.1	$95.3	$54.5	$—	$—	$—	$241.9	$241.9
Average Interest Rate	6.40%	6.20%	6.11%	—	—	—	6.26%

Unsecured Debt
Fixed Rate	$85.0	$195.0	$100.0	$180.0	$50.0	$967.0	$1,577.0	$1,640.0
Average Interest Rate	7.30%	7.14%	3.95%	6.98%	4.62%	5.30%	5.72%

Variable Rate	$100.0	$—	$200.0	$—	$—	$—	$300.0	$300.0
Average Interest Rate	4.45%	—	4.68%	—	—	—	4.60%

	2006	2007	2008	2009	2010	2011+	Total	Fair Value

Canadian
Unsecured Debt
Fixed Rate	$—	$—	$—	$—	$129.1	$—	$129.1	$126.7
Average Interest Rate	—	—	—	—	4.45%	—	4.45%

Variable Rate	$—	$—	$94.7	$—	$—	$—	$94.7	$94.7
Average Interest Rate	—	—	3.78%	—	—	—	3.78%

Mexican
Unsecured Debt
Variable Rate	$—	$—	$46.7	$—	$—	$—	$46.7	$46.7
Average Interest Rate	—	—	9.66%	—	—	—	9.66%

Based on the Company’s variable-rate debt balances, interest expense would have increased by approximately $6.8 million in 2005 if short-term interest rates were 1% higher.

As of December 31, 2005, the Company has Canadian investments totaling CAD $311.8 million (approximately USD $268.3 million) comprised of a real estate joint venture investments and marketable securities. In addition, the Company has Mexican real estate investments of MXN 2.3 billion (approximately USD $215.4 million). The foreign currency exchange risk has been partially mitigated through the use of local currency denominated debt, foreign currency forward contracts (the "Forward Contracts") and a cross currency swap (the "CC Swap") with major financial institutions. The Company is exposed to credit risk in the event of non-performance by the counter-party to the Forward Contracts and the CC Swap. The Company believes it mitigates its credit risk by entering into the Forward Contracts and the CC Swap with major financial institutions.

The Company has not entered, and does not plan to enter, into any derivative financial instruments for trading or speculative purposes. As of December 31, 2005, the Company had no other material exposure to market risk.

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Item 8.   Financial Statements and Supplementary Data

The response to this Item 8 is included as a separate section of this annual report on Form 10-K.

Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.   Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company’s management, with the participation of the Company’s chief executive officer and chief financial officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as of the end of the period covered by this report. Based on such evaluation, the Company’s chief executive officer and chief financial officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act.

Changes in Internal Control over Financial Reporting

There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth fiscal quarter to which this report relates that have materially affected, or are reasonable likely to materially affect, the Company’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control–Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2005.

Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Item 9B.   Other Information

None.

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PART IV

Item 15.   Exhibits, Financial Statements, Schedules and Reports on Form 8-K

(a)	1.	Financial Statements -	Form 10-K
		The following consolidated financial information	Report
		is included as a separate section of this annual	Page
		report on Form 10-K.

		Report of Independent Registered Public Accounting Firm	27

		Consolidated Financial Statements

		Consolidated Balance Sheets as of December 31, 2005 and 2004	29

		Consolidated Statements of Income for the years ended December 31, 2005, 2004 and 2003	30

		Consolidated Statements of Comprehensive Income for the years ended December 31, 2005, 2004 and 2003	31

		Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2005, 2004 and 2003	32

		Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	33

		Notes to Consolidated Financial Statements	34

	2.	Financial Statement Schedules

		Schedule II – Valuation and Qualifying Accounts	73
		Schedule III – Real Estate and Accumulated Depreciation	74

		All other schedules are omitted since the required
		information is not present or is not present in amounts
		sufficient to require submission of the schedule.

	3.	Exhibits

		The exhibits listed on the accompanying Index to
		Exhibits are filed as part of this report. (1)

(1)	See 2005 Annual Report on Form 10-K, incorporated by reference in this Form 8-K.

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of Kimco Realty Corporation:

We have completed integrated audits of Kimco Realty Corporation’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules

In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 15(a) (1) present fairly, in all material respects, the financial position of Kimco Realty Corporation and its Subsidiaries (collectively, the “Company”) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index appearing under Item 15 (a) (2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
New York, New York
March 6, 2006, except with respect to our opinions on the consolidated financial statements and financial statement schedules insofar as they relate to the effects of the discontinued operations as discussed in Notes 1, 6, 22 and 23 as to which the date is July 27, 2006.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 31, 2005	December 31, 2004

Assets:
Real Estate
Rental property
Land	$686,123	$626,914
Building and improvements	3,263,162	3,067,254

	3,949,285	3,694,168
Less, accumulated depreciation and amortization	740,127	634,642

	3,209,158	3,059,526
Real estate under development	611,121	398,054

Real estate, net	3,820,279	3,457,580
Investment and advances in real estate joint ventures	735,648	595,175
Other real estate investments	283,035	188,536
Mortgages and other financing receivables	132,675	140,717
Cash and cash equivalents	76,273	38,220
Marketable securities	206,452	123,771
Accounts and notes receivable	64,329	52,182
Deferred charges and prepaid expenses	84,022	72,653
Other assets	131,923	80,763

	$5,534,636	$4,749,597

Liabilities & Stockholders’ Equity:
Notes payable	$2,147,405	$1,608,925
Mortgages payable	315,336	353,071
Construction loans payable	228,455	156,626
Accounts payable and accrued expenses	119,605	97,952
Dividends payable	78,168	71,489
Other liabilities	135,609	118,243

	3,024,578	2,406,306

Minority interests	122,844	106,891
Commitments and contingencies

Stockholders’ Equity
Preferred stock, $1.00 par value, authorized 3,600,000 shares
Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
Issued and outstanding 700,000 shares	700	700
Aggregate liquidation preference $175,000
Common stock, $.01 par value, authorized 300,000,000 shares
Issued and outstanding 228,059,056 and 224,852,812 shares, respectively	2,281	2,249
Paid-in capital	2,255,332	2,199,419
Retained earnings/(cumulative distributions in excess of net income)	59,855	(3,749)

	2,318,168	2,198,619
Accumulated other comprehensive income	69,046	37,781

	2,387,214	2,236,400

	$5,534,636	$4,749,597

The accompanying notes are an integral part of these consolidated financial statements.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share information)

	Year Ended December 31

	2005	2004	2003

Revenues from rental property	$519,102	$504,444	$463,572

Rental property expenses:
Rent	10,267	10,794	10,603
Real estate taxes	66,580	65,103	58,298
Operating and maintenance	60,180	53,478	50,513

	137,027	129,375	119,414

	382,075	375,069	344,158

Mortgage and other financing income	27,586	15,032	18,869
Management and other fee income	30,474	25,445	15,315
Depreciation and amortization	(105,080)	(98,926)	(82,532)
General and administrative expenses	(56,529)	(44,106)	(38,207)

Interest, dividends and other investment income	28,350	18,702	19,124
Other income/(expense), net	5,399	10,124	(4,125)
Interest expense	(127,564)	(107,177)	(102,391)
Gain on early extinguishment of debt	—	—	2,921

	184,711	194,163	173,132

Provision for income taxes	(324)	(3,919)	(1,516)

Income from other real estate investments	57,428	30,127	22,828
Equity in income of real estate joint ventures, net	77,454	56,385	42,276
Minority interests in income, net	(12,368)	(9,660)	(7,781)
Gain on sale of development properties
net of tax of $10,824, $4,401, and $6,998, respectively	22,812	12,434	10,497

Income from continuing operations	329,713	279,530	239,436

Discontinued operations:
Income from discontinued operating properties	7,340	6,848	14,865
Gain on early extinguishment of debt	—	—	6,760
Loss on operating properties held for sale/sold	(5,098)	(5,064)	(4,016)
Minority interest in income from discontinued operating properties	(78)	—	—
Gain on disposition of operating properties	28,918	15,823	47,657

Income from discontinued operations	31,082	17,607	65,266

Gain on transfer of operating properties	2,301	—	—
Loss on transfer of operating property	(150)	—	—
Gain on sale of operating properties	682	—	3,177

	2,833	—	3,177

Net income	363,628	297,137	307,879

Original issuance costs associated with the redemption
of preferred stock	—	—	(7,788)
Preferred stock dividends	(11,638)	(11,638)	(14,669)

Net income available to common shareholders	$351,990	$285,499	$285,422

Per common share:
Income from continuing operations:
-Basic	$1.42	$1.20	$1.03

-Diluted	$1.39	$1.18	$1.01

Net income :
-Basic	$1.55	$1.28	$1.33

-Diluted	$1.52	$1.26	$1.31

Weighted average common shares outstanding:
-Basic	226,641	222,859	214,184

-Diluted	230,868	227,143	217,540

The accompanying notes are an integral part of these consolidated financial statements.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

		Year Ended December 31,
	2005	2004	2003

Net income	$363,628	$297,137	$307,879

Other comprehensive income:
Change in unrealized gain on marketable securities	26,689	28,594	3,798
Change in unrealized gain on interest rate swaps	—	—	620
Change in unrealized (loss)/gain on warrants	—	(8,252)	4,319
Change in unrealized gain/(loss) on foreign currency hedge agreements	2,536	(15,102)	(15,465)
Change in foreign currency translation adjustment	2,040	15,675	16,193

Other comprehensive income	31,265	20,915	9,465

Comprehensive income	$394,893	$318,052	$317,344

The accompanying notes are an integral part of these consolidated financial statements.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2005, 2004, and 2003
(in thousands, except per share information)

	Preferred Stock		Common Stock		Paid-in Capital	Retained Earnings/ Cumulative Distributions in Excess of Net Income	Accumulated Other Comprehensive Income	Total Stockholders’ Equity

	Issued	Amount	Issued	Amount

Balance, January 1, 2003	900	$900	209,204	$2,092	$1,983,774	$(85,367)	$7,401	$1,908,800

Net income						307,879		307,879
Dividends ($1.10 per common share; $1.0979, $1.3399,
$1.3610, and $1.016 per Class A, Class B, Class C
and Class F Depositary Share, respectively)						(252,624)		(252,624)
Issuance of common stock			9,888	98	192,654			192,752
Exercise of common stock options			2,156	22	25,766			25,788
Redemption of Class A, B and C preferred stock	(900)	(900)			(224,100)			(225,000)
Issuance of Class F Preferred Stock	700	700			168,086			168,786
Other comprehensive income							9,465	9,465

Balance, December 31, 2003	700	700	221,248	2,212	2,146,180	(30,112)	16,866	2,135,846

Net income						297,137		297,137
Dividends ($1.16 per common share; $1.6625
Class F Depositary Share, respectively)						(270,774)		(270,774)
Issuance of common stock			226	2	5,419			5,421
Exercise of common stock options			3,380	34	46,023			46,057
Amortization of stock option expense					1,798			1,798
Other comprehensive income							20,915	20,915

Balance, December 31, 2004	700	700	224,854	2,248	2,199,420	(3,749)	37,781	2,236,400

Net income						363,628		363,628
Dividends ($1.27 per common share; $1.6625
Class F Depositary Share, respectively)						(300,024)		(300,024)
Issuance of common stock			242	3	6,837			6,840
Exercise of common stock options			2,963	30	44,467			44,497
Amortization of stock option expense					4,608			4,608
Other comprehensive income							31,265	31,265

Balance, December 31, 2005	700	$700	228,059	$2,281	$2,255,332	$59,855	$69,046	$2,387,214

The accompanying notes are an integral part of these consolidated financial statements.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,

	2005	2004	2003

Cash flow from operating activities:
Net income	$363,628	$297,137	$307,879
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	108,042	102,872	89,068
Loss on operating properties held for sale/sold/transferred	5,248	8,029	4,016
Gain on sale of development properties	(33,636)	(16,835)	(17,495)
Gain on sale/transfer of operating properties	(31,901)	(15,823)	(50,834)
Gain on early extinguishment of debt	—	—	(9,681)
Minority interests in income, net	12,446	9,660	7,781
Equity in income of real estate joint ventures, net	(77,454)	(56,385)	(42,276)
Income from other real estate investments	(40,562)	(23,571)	(19,976)
Distributions of unconsolidated investments	116,765	94,994	67,712
Change in accounts and notes receivable	(12,156)	(1,742)	(596)
Change in accounts payable and accrued expenses	10,606	2,850	(2,545)
Change in other operating assets and liabilities	(10,229)	(36,010)	(24,421)

Net cash flow provided by operating activities	410,797	365,176	308,632

Cash flow from investing activities:
Acquisition of and improvements to operating real estate	(431,514)	(351,369)	(917,403)
Acquisition of and improvements to real estate under development	(452,722)	(204,631)	(187,877)
Investment in marketable securities	(93,299)	(70,864)	(23,680)
Proceeds from sale of marketable securities	46,692	22,278	62,744
Proceeds from transferred operating/development properties	128,537	342,496	—
Investments and advances to real estate joint ventures	(267,287)	(203,569)	(152,997)
Reimbursements of advances to real estate joint ventures	130,590	80,689	93,729
Other real estate investments	(123,005)	(113,663)	(52,818)
Reimbursements of advances to other real estate investments	26,969	34,045	13,264
Investment in mortgage loans receivable	(82,305)	(136,637)	(64,652)
Collection of mortgage loans receivable	90,709	103,819	41,529
Other investments	(3,152)	(1,551)	—
Settlement of net investment hedges	(34,580)	—	—
Proceeds from sale of mortgage loan receivable	—	—	36,723
Proceeds from sale of operating properties	89,072	43,077	423,237
Proceeds from sale of development properties	259,280	156,283	90,565

Net cash flow (used for) investing activities	(716,015)	(299,597)	(637,636)

Cash flow from financing activities:
Principal payments on debt, excluding
normal amortization of rental property debt	(66,794)	(54,322)	(18,326)
Principal payments on rental property debt	(8,296)	(7,848)	(5,813)
Principal payments on construction loan financings	(98,002)	(66,950)	(40,644)
Proceeds from mortgage/construction loan financings	265,418	348,386	110,816
Borrowings under revolving credit facilities	210,188	336,675	195,000
Repayment of borrowings under revolving credit facilities	(156,486)	(100,000)	(190,000)
Proceeds from issuance of unsecured senior notes/term loan	672,429	200,000	650,000
Repayment of unsecured notes/term loan	(200,250)	(514,000)	(271,000)
Financing origination costs	(9,538)	—	—
Redemption of minority interests	(21,024)	(3,781)	(4,729)
Dividends paid	(293,345)	(265,254)	(246,301)
Proceeds from issuance of stock	48,971	51,447	387,327
Redemption of preferred stock	—	—	(225,000)

Net cash flow provided by (used for) financing activities	343,271	(75,647)	341,330

Change in cash and cash equivalents	38,053	(10,068)	12,326

Cash and cash equivalents, beginning of year	38,220	48,288	35,962

Cash and cash equivalents, end of year	$76,273	$38,220	$48,288

Interest paid during the year (net of capitalized interest
of $12,587, $8,732 and $8,887, respectively)	$121,087	$108,117	$97,215

Income taxes paid during the year	$13,763	$10,694	$15,901

The accompanying notes are an integral part of these consolidated financial statements.

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Amounts relating to the number of buildings, square footage, tenant and occupancy data and estimated project costs are unaudited.

1.   Summary of Significant Accounting Policies:

Business

Kimco Realty Corporation (the "Company" or "Kimco"), its subsidiaries, affiliates and related real estate joint ventures are engaged principally in the operation of neighborhood and community shopping centers which are anchored generally by discount department stores, supermarkets or drugstores. The Company also provides property management services for shopping centers owned by affiliated entities, various real estate joint ventures and unaffiliated third parties.

Additionally, in connection with the Tax Relief Extension Act of 1999 (the "RMA"), which became effective January 1, 2001, the Company is now permitted to participate in activities which it was precluded from previously in order to maintain its qualification as a Real Estate Investment Trust ("REIT"), so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Internal Revenue Code, as amended (the "Code"), subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries, is engaged in various retail real estate related opportunities including (i) merchant building, through its Kimco Developers, Inc. ("KDI") subsidiary, which is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion, (ii) retail real estate advisory and disposition services which primarily focuses on leasing and disposition strategies of retail real estate controlled by both healthy and distressed and/or bankrupt retailers and (iii) acting as an agent or principal in connection with tax deferred exchange transactions.

The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependence on any single property, and a large tenant base. At December 31, 2005, the Company’s single largest neighborhood and community shopping center accounted for only 1.2% of the Company’s annualized base rental revenues and only 0.8% of the Company’s total shopping center gross leasable area ("GLA"). At December 31, 2005, the Company’s five largest tenants were The Home Depot, TJX Companies, Sears Holdings, Kohl’s and Royal Ahold, which represented approximately 3.6%, 3.2%, 2.7%, 2.5% and 2.0%, respectively, of the Company’s annualized base rental revenues, including the proportionate share of base rental revenues from properties in which the Company has less than a 100% economic interest.

The principal business of the Company and its consolidated subsidiaries is the ownership, development, management and operation of retail shopping centers, including complementary services that capitalize on the Company’s established retail real estate expertise. The Company does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single reportable segment for disclosure purposes in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation and Estimates

The accompanying Consolidated Financial Statements include the accounts of the Company, its subsidiaries, all of which are wholly-owned, and all entities in which the Company has a controlling interest, including where the Company has been determined to be a primary beneficiary of a variable interest entity in accordance with the provisions and guidance of Interpretation No. 46(R), Consolidation of Variable Interest Entities ("FIN 46(R)") or meets certain criteria of a sole general partner or managing member as identified in accordance with Emerging Issues Task Force ("EITF") Issue 04-5, Investor’s Accounting for an Investment in a Limited Partnership when the Investor is the Sole General Partner and the Limited Partners have Certain Rights ("EITF 04-5"). All intercompany balances and transactions have been eliminated in consolidation.

Accounting principles generally accepted in the United States of America ("GAAP") require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate, depreciable lives, revenue recognition and the collectability of trade accounts receivable. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Minority Interests

Minority interests represents the portion of equity that the Company does not own in those entities it consolidates as a result of having a controlling interest or determined that the Company was the primary beneficiary of variable interest entity in accordance with the provisions and guidance of FIN 46(R).

Minority interests also include approximately 4.8 million convertible units (the "Convertible Units") issued by the Company valued at $80.0 million related to an interest acquired in a shopping center property located in Daly City, CA, in 2002. The Convertible Units are convertible at a ratio of 1:1 into the Company’s common stock and are entitled to a distribution equal to the dividend rate of the Company’s common stock multiplied by 1.1057.

Real Estate

Real estate assets are stated at cost, less accumulated depreciation and amortization. If there is an event or a change in circumstances that indicates that the basis of a property (including any related amortizable intangible assets or liabilities) may not be recoverable, then management will assess any impairment in value by making a comparison of (i) the current and projected operating cash flows (undiscounted and without interest charges) of the property over its remaining useful life and (ii) the net carrying amount of the property. If the current and projected operating cash flows (undiscounted and without interest charges) are less than the carrying value of the property, the carrying value would be adjusted to an amount to reflect the estimated fair value of the property.

When a real estate asset is identified by management as held for sale, the Company ceases depreciation of the asset and estimates the sales price, net of selling costs. If, in management’s opinion, the net sales price of the asset is less than the net book value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

Upon acquisition of real estate operating properties, the Company estimates the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships) and assumed debt in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. Based on these estimates, the Company allocates the purchase price to the applicable assets and liabilities.

The Company utilizes methods similar to those used by independent appraisers in estimating the fair value of acquired assets and liabilities. The fair value of the tangible assets of an acquired property considers the value of the property "as-if-vacant". The fair value reflects the depreciated replacement cost of the permanent assets, with no trade fixtures included.

In allocating the purchase price to identified intangible assets and liabilities of an acquired property, the value of above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the leases and management’s estimate of the market lease rates and other lease provisions (i.e., expense recapture, base rental changes, etc.) measured over a period equal to the estimated remaining term of the lease. The capitalized above-market or below-market intangible is amortized to rental income over the estimated remaining term of the respective leases.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

In determining the value of in-place leases, management considers current market conditions and costs to execute similar leases in arriving at an estimate of the carrying costs during the expected lease-up period from vacant to existing occupancy. In estimating carrying costs, management includes real estate taxes, insurance, other operating expenses and estimates of lost rental revenue during the expected lease-up periods and costs to execute similar leases including leasing commissions, legal and other related costs based on current market demand. In estimating the value of tenant relationships, management considers the nature and extent of the existing tenant relationship, the expectation of lease renewals, growth prospects, and tenant credit quality, among other factors. The value assigned to in-place leases and tenant relationships is amortized over the estimated remaining term of the leases. If a lease were to be terminated prior to its scheduled expiration, all unamortized costs relating to that lease would be written off.

Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

Buildings	15 to 50 years
Fixtures, building and leasehold improvements	Terms of leases or useful
(including certain identified intangible assets)	lives, whichever is shorter

Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives being accounted for over the revised remaining useful life.

Real Estate Under Development

Real estate under development represents both the ground-up development of neighborhood and community shopping center projects which are subsequently sold upon completion and projects which the Company may hold as long-term investments. These properties are carried at cost and no depreciation is recorded on these assets. The cost of land and buildings under development includes specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of development. The Company ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. If, in management’s opinion, the net sales price of assets held for resale or the current and projected undiscounted cash flows of these assets to be held as long-term investments is less than the net carrying value, the carrying value would be adjusted to an amount to reflect the estimated fair value of the property.

Investments in Unconsolidated Joint Ventures

The Company accounts for its investments in unconsolidated joint ventures under the equity method of accounting as the Company exercises significant influence, but does not control, these entities. These investments are recorded initially at cost and subsequently adjusted for cash contributions and distributions. Earnings for each investment are recognized in accordance with each respective investment agreement and where applicable, based upon an allocation of the investment’s net assets at book value as if the investment was hypothetically liquidated at the end of each reporting period.

The Company’s joint ventures and other real estate investments primarily consist of co-investments with institutional and other joint venture partners in neighborhood and community shopping center properties, consistent with its core business. These joint ventures typically obtain non-recourse third party financing on their property investments, thus contractually limiting the Company’s losses to the amount of its equity investment; and due to the lender’s exposure to losses, a lender typically will require a minimum level of equity in order to mitigate its risk. The Company’s exposure to losses associated with its unconsolidated joint ventures is primarily limited to its carrying value in these investments.

On a periodic basis, management assesses whether there are any indicators that the value of the Company’s investments in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Other Real Estate Investments

Other real estate investments primarily consist of Preferred equity investments for which the Company provides capital to developers and owners of real estate. The Company typically accounts for its Preferred equity investments on the equity method of accounting, whereby earnings for each investment are recognized in accordance with each respective investment agreement and based upon an allocation of the investment’s net assets at book value as if the investment was hypothetically liquidated at the end of each reporting period.

Mortgage and Other Financing Receivables

Mortgages and other financing receivables consist of loans purchased and loans originated by the Company. Loan receivables are recorded at stated principal amounts net of any discount or premium or deferred loan origination costs or fees. The related discounts or premiums on mortgages and other loans purchased are amortized or accreted over the life of the related loan receivable. The Company defers certain loan origination and commitment fees, net of certain origination costs, and amortizes them as an adjustment of the loan’s yield over the term of the related loan. The Company evaluates the collectibility of both interest and principal of each of its loans to determine whether it is impaired. A loan is considered to be impaired, when based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of loss is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the loan’s effective interest rate or to the value of the underlying collateral if the loan is collateralized. Interest income on performing loans is accrued as earned. Interest income on impaired loans is recognized on a cash basis.

Cash and Cash Equivalents

Cash and cash equivalents (demand deposits in banks, commercial paper and certificates of deposit with original maturities of three months or less) includes tenants’ security deposits, escrowed funds and other restricted deposits approximating $6.7 million and $0.5 million at December 31, 2005 and 2004, respectively.

Cash and cash equivalent balances may, at a limited number of banks and financial institutions, exceed insurable amounts. The Company believes it mitigates its risks by investing in or through major financial institutions. Recoverability of investments is dependent upon the performance of the issuers.

Marketable Securities

The Company classifies its existing marketable equity securities as available-for-sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses reported in stockholders’ equity as a component of Accumulated other comprehensive income ("OCI"). Gains or losses on securities sold are based on the specific identification method.

All debt securities are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity.

Deferred Leasing and Financing Costs

Costs incurred in obtaining tenant leases and long-term financing, included in deferred charges and prepaid expenses in the accompanying Consolidated Balance Sheets, are amortized over the terms of the related leases or debt agreements, as applicable.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Revenue Recognition and Accounts Receivable

Base rental revenues from rental property are recognized on a straight-line basis over the terms of the related leases. Certain of these leases also provide for percentage rents based upon the level of sales achieved by the lessee. These percentage rents are recognized once the required sales level is achieved. Rental income may also include payments received in connection with lease termination agreements. In addition, leases typically provide for reimbursement to the Company of common area maintenance costs, real estate taxes and other operating expenses. Operating expense reimbursements are recognized as earned.

Management and other fee income consist of property management fees, leasing fees, property acquisition and disposition fees, development fees and asset management fees. These fees arise from contractual agreements with third parties or with entities in which the Company has a partial non-controlling interest. Fee income is recognized as earned under the respective agreements. Acquisition and disposition fees are recognized when the respective transactions are completed. Fee income related to partially owned entities is recognized to the extent attributable to the unaffiliated interest.

Gains and losses from the sale of depreciated operating property and ground-up development projects are generally recognized using the full accrual method in accordance with Statement of Financial Accounting Standards No. 66, Accounting for Sales of Real Estate (“SFAS No. 66”), provided that various criteria relating to the terms of sale and subsequent involvement by the Company with the properties are met.

Gains and losses on transfers of operating properties result from the sale of partial interest in properties to unconsolidated joint ventures and are recognized using the partial sale provisions of SFAS No. 66.

The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company’s reported net income is directly affected by management’s estimate of the collectability of accounts receivable.

Income Taxes

The Company has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under Section 856 through 860 of the Code.

In connection with the RMA, which became effective January 1, 2001, the Company is now permitted to participate in certain activities which it was previously precluded from in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code. As such, the Company is subject to federal and state income taxes on the income from these activities.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Foreign Currency Translation and Transactions

Assets and liabilities of the Company’s foreign operations are translated using year-end exchange rates, and revenues and expenses are translated using exchange rates as determined throughout the year. Gains or losses resulting from translation are included in OCI, as a separate component of the Company’s stockholders’ equity. Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. The effect of the transaction’s gain or loss is included in the caption Other income/(expense), net in the Consolidated Statements of Income.

Derivative/Financial Instruments

The Company measures its derivative instruments at fair value and records them in the Consolidated Balance Sheet as an asset or liability, depending on the Company’s rights or obligations under the applicable derivative contract. In addition, the fair value adjustments will be recorded in either stockholders’ equity or earnings in the current period based on the designation of the derivative. The effective portions of changes in fair value of cash flow hedges are reported in OCI and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in the fair value of foreign currency hedges that are designated and effective as net investment hedges are included in the cumulative translation component of OCI to the extent they are economically effective and are subsequently reclassified to earnings when the hedged investments are sold or otherwise disposed of. The changes in fair value of derivative instruments which are not designated as hedging instruments and the ineffective portions of hedges are recorded in earnings for the current period.

The Company utilizes derivative financial instruments to reduce exposure to fluctuations in interest rates, foreign currency exchange rates and market fluctuation on equity securities. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company has not entered, and does not plan to enter, into financial instruments for trading or speculative purposes. Additionally, the Company has a policy of only entering into derivative contracts with major financial institutions. The principal financial instruments used by the Company are interest rate swaps, foreign currency exchange forward contracts, cross-currency swaps and warrant contracts. These derivative instruments were designated and qualified as cash flow, fair value or foreign currency hedges (see Note 15).

Earnings Per Share

On July 21, 2005, the Company’s Board of Directors declared a two-for-one split (the "Stock Split") of the Company’s common stock which was effected in the form of a stock dividend paid on August 23, 2005 to stockholders of record on August 8, 2005. All share and per share data included in the accompanying Consolidated Financial Statements and Notes thereto have been adjusted to reflect this Stock Split.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

The following table sets forth the reconciliation of earnings and the weighted average number of shares used in the calculation of basic and diluted earnings per share (amounts presented in thousands, except per share data):

	2005	2004	2003

Computation of Basic Earnings Per Share:

Income from continuing operations	$329,713	$279,530	$239,436

Gain on transfer/sale of operating properties, net	2,833	—	3,177

Original issuance costs associated with the redemption of preferred stock	—	—	(7,788)

Preferred stock dividends	(11,638)	(11,638)	(14,669)

Income from continuing operations applicable to common shares	320,908	267,892	220,156

Income from discontinued operations	31,082	17,607	65,266

Net income applicable to common shares	$351,990	$285,499	$285,422

Weighted average common shares outstanding	226,641	222,859	214,184

Basic Earnings Per Share:
Income from continuing operations	$1.42	$1.20	$1.03
Income from discontinued operations	0.13	0.08	0.30

Net income	$1.55	$1.28	$1.33

Computation of Diluted Earnings Per Share:

Income from continuing operations applicable to common shares (a)	$320,908	$267,892	$220,156

Income from discontinued operations	31,082	17,607	65,266

Net income for diluted earnings per share	$351,990	$285,499	$285,422

Weighted average common shares outstanding – Basic	226,641	222,859	214,184

Effect of dilutive securities (a):
Stock options/deferred stock awards	4,227	4,284	3,356

Shares for diluted earnings per share	230,868	227,143	217,540

Diluted Earnings Per Share:
Income from continuing operations	$1.39	$1.18	$1.01
Income from discontinued operations	0.13	0.08	0.30

Net income	$1.52	$1.26	$1.31

(a) The effect of the assumed conversion of convertible units had an anti-dilutive effect upon the calculation of Income from continuing operations per share. Accordingly, the impact of such conversion has not been included in the determination of diluted earnings per share calculations.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

The Company maintains a stock option plan (the "Plan"), for which prior to January 1, 2003, the Company accounted for under the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25). Effective January 1, 2003, the Company adopted the prospective method provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure an Amendment of FASB Statement No. 123 ("SFAS No. 148"), which will apply the recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") to all employee awards granted, modified or settled after January 1, 2003. Awards under the Company’s Plan generally vest ratably over a three or five-year term and expire ten years from the date of grant. Therefore, the cost related to stock-based employee compensation included in the determination of net income is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding stock awards in each period (amounts presented in thousands, except per share data):

	2005	2004	2003

Net income, as reported	$363,628	$297,137	$307,879
Add: Stock based employee compensation expense included in reported net income	4,608	1,650	148
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	(5,206)	(3,316)	(3,095)

Pro Forma Net Income – Basic	$363,030	$295,471	$304,932

Earnings Per Share
Basic – as reported	$1.55	$1.28	$1.33

Basic – pro forma	$1.55	$1.27	$1.32

Net income for diluted earnings per share	$351,990	$285,499	$285,422
Add: Stock based employee compensation expense included in reported net income	4,608	1,650	148

Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	(5,206)	(3,316)	(3,095)

Pro Forma Net Income – Diluted	$351,392	$283,833	$282,475

Earnings Per Share
Diluted – as reported	$1.52	$1.26	$1.31

Diluted – pro forma	$1.52	$1.25	$1.30

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

These pro forma adjustments to net income and net income per diluted common share assume fair values of each option grant estimated using the Black-Scholes option pricing formula. The more significant assumptions underlying the determination of such fair values for options granted during 2005, 2004 and 2003 include: (i) weighted average risk-free interest rates of 4.03%, 3.30% and 2.84%, respectively; (ii) weighted average expected option lives of 4.80 years, 3.72 years and 3.8 years, respectively; (iii) weighted average expected volatility of 18.01%, 16.69% and 15.26%, respectively, and (iv) weighted average expected dividend yield of 5.30%, 5.59% and 6.25%, respectively. The per share weighted average fair value at the dates of grant for options awarded during 2005, 2004 and 2003 was $3.21, $2.14 and $1.18, respectively.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123, (revised 2004) Share-Based Payment ("SFAS No. 123(R)"), which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123(R) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) is effective for fiscal years beginning after December 15, 2005. The impact of adopting this statement is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued Statement No. 153, Exchange of Non-monetary Assets – an amendment of APB Opinion No. 29 ("SFAS No. 153"). The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion No. 29 to eliminate the exception for non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The impact of adopting this statement did not have a material impact on the Company’s financial position or results of operations.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47"). FIN 47 requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term "Conditional Asset Retirement Obligation" refers to a legal obligation (pursuant to existing laws or by contract) to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was effective no later than fiscal years ended after December 15, 2005. The Company adopted FIN 47 as required effective December 31, 2005 and the initial application of FIN 47 did not have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaces Accounting Principle Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In September 2005, the EITF issued Issue 04-5, Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights, (“EITF 04-5”). At issue is what rights held by the limited partner(s) preclude consolidation in circumstances in which the sole general partner would consolidate the limited partnership in accordance with U.S. generally accepted accounting principles. The assessment of limited partners’ rights and their impact on the presumption of control of the limited partnership by the sole general partner should be made when an investor becomes the sole general partner and should be reassessed if (i) there is a change to the terms or in the exercisability of the rights of the limited partners, (ii) the sole general partner increases or decreases its ownership of limited partnership interests, or (iii) there is an increase or decrease in the number of outstanding limited partnership interests. This issue is effective no later than for fiscal years beginning after December 15, 2005 and as of June 29, 2005 for new or modified arrangements. The impact of adopting EITF 04-5 is not expected to have a material impact on the Company’s financial position or results of operations.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Reclassifications

Certain reclassifications of prior years’ amounts have been made to conform with the current year presentation.

2.   Real Estate:

The Company’s components of Rental property consist of the following (in thousands):

	December 31,

	2005	2004

Land	$686,123	$626,914
Buildings and improvements
Buildings	2,696,194	2,650,107
Building improvements	180,005	106,061
Tenant improvements	334,765	263,322
Fixtures and leasehold improvements	17,088	15,697
Other rental property, net (1)	35,110	32,067

	3,949,285	3,694,168
Accumulated depreciation and amortization	(740,127)	(634,642)

Total	$3,209,158	$3,059,526

(1)	At December 31, 2005 and 2004, Other rental property, net consisted of intangible assets including $23,539 and $14,232, respectively, of in-place leases, $7,366 and $10,188, respectively, of tenant relationships and $4,205 and $7,647, respectively, of above-market leases. In addition, at December 31, 2005 and 2004, the Company had intangible liabilities relating to below-market leases from property acquisitions of approximately $50.1 million and $50.0 million, respectively. These amounts are included in the caption Other liabilities in the Company’s Consolidated Balance Sheets.

3.   Property Acquisitions, Developments and Other Investments:

Operating Properties

Acquisition of Existing Shopping Centers -

During the years 2005, 2004 and 2003, the Company acquired operating properties, in separate transactions, at aggregate costs of approximately $278.0 million, $440.5 million and $293.9 million, respectively.

Ground-Up Development -

During 2005, the Company acquired, in separate transactions, various parcels of land located in Mesa, AZ, and Nampa, ID for an aggregate purchase price of approximately $28.7 million. These properties will be developed into retail centers with an aggregate of approximately 2.2 million square feet of GLA with a total estimated aggregate project cost of approximately $190.7 million.

During May and June 2005, the Company acquired, in separate transactions, two parcels of land located in Saltillo and Pachuca, Mexico, for an aggregate purchase price of approximately $14.6 million. The properties will be developed into retail centers with an aggregate total project cost of approximately $34.1 million.

During June 2005, the Company acquired land in Tustin, CA, through a newly formed joint venture in which the Company has a 50% non-controlling interest, for a purchase price of approximately $23.0 million. The property will be developed into a 1.0 million square foot retail center with a total estimated project cost of approximately $149.3 million. The purchase of the land was funded through a new construction loan which bears interest at LIBOR plus 1.70% and is scheduled to mature in October 2007. As of December 31, 2005, this construction loan had an outstanding balance of approximately $40.4 million.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Additionally, during 2005, the Company acquired, in separate transactions, six parcels of land located in various cities throughout Mexico, through newly formed joint ventures in which the Company has non-controlling interests, for an aggregate purchase price of approximately $42.1 million. The properties were at various stages of construction at acquisition and will be developed into retail centers with a projected total aggregate cost of approximately $133.1 million.

During July 2004, the Company acquired land in Huehuetoca, Mexico, through a joint venture in which the Company has a 95% controlling interest, for a purchase price of approximately $6.9 million. The property will be developed as a grocery-anchored retail center with a projected total cost of approximately $15.3 million.

During August 2004, the Company acquired land located in San Luis Potosi, Mexico, through a joint venture in which the Company currently has a 64.4% controlling interest for a purchase price of approximately $5.8 million. The property was developed into a retail center by the grocery tenant anchoring the project. During December 2004, the Company acquired the completed building improvements from the tenant for a purchase price of approximately 77.2 million pesos ("MXN") (approximately USD $6.9 million).

During December 2004, the Company acquired land located in Reynosa, Mexico for a purchase price of approximately $13.8 million. The property will be developed as a grocery anchored retail center with a projected total cost of approximately $22.0 million.

Merchant Building -

Effective January 1, 2001, the Company elected taxable REIT subsidiary status for its wholly-owned development subsidiary, KDI. KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion.

During the years 2005, 2004 and 2003, KDI expended approximately $363.1 million, $205.2 million and $208.9 million, respectively, in connection with the purchase of land and construction costs related to its ground-up development projects.

These merchant building acquisition and development costs have been funded principally through proceeds from sales of completed projects and construction financings.

Other -

During 2005, the Company acquired ten self-storage facilities through an existing joint venture in which the Company held an approximate 93.5% economic interest, for a purchase price of approximately $39.9 million including the assumption of approximately $7.5 million of non-recourse fixed-rate mortgage debt encumbering three of the properties. Upon completing this purchase, this entity owned 17 self-storage facilities located in various states. The joint venture had cross-collateralized 14 of these properties with approximately $44.0 million of non-recourse floating-rate mortgage debt which was scheduled to mature in November 2007 and had an interest rate of LIBOR plus 2.75%. Based upon the provisions of FIN 46(R), the Company had determined that this entity was a VIE. The Company had further determined that the Company was the primary beneficiary of this VIE and had therefore consolidated this entity for financial reporting purposes. During November and December 2005, this entity disposed of, in separate transactions, four self-storage properties for an aggregate sales price of approximately $18.6 million resulting in an aggregate gain of approximately $5.8 million. Proceeds from these sales were used to pay down approximately $9.8 million of mortgage debt and provided distributions to the partners. As a result of these transactions, the Company’s economic interest had significantly decreased and the entity became subject to the reconsideration provisions of FIN 46(R). Based upon this reconsideration event and the provision of FIN 46(R), the Company has determined that this entity is no longer a VIE and has therefore deconsolidated this entity and will now account for this investment under the equity method of accounting. As of December 31, 2005, this entity owned 13 self-storage properties. Three of the properties are encumbered by approximately $7.4 million of fixed-rate individual non-recourse mortgage debt which bears interest at 5.5% per annum and is scheduled to mature in June 2013. The remaining ten properties are cross-collateralized with approximately $33.3 million of variable rate debt which bears interest at LIBOR plus 2.75% (7.09% at December 31, 2005) and is scheduled to mature in November 2007. The Company’s maximum exposure to loss associated with this entity is primarily limited to the Company’s carrying value of this investment, which was approximately $14.2 million at December 31, 2005.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During June 2004, the Company acquired an operating property through the acquisition of the remaining 50% partnership interest in a joint venture in which the Company held a 50% interest. The property, acquired for approximately $12.5 million, is located in Tempe, AZ and is comprised of 0.2 million square feet of GLA.

During December 2004, the Company acquired a shopping center property through the acquisition of the remaining 50% partnership interest in a joint venture in which the Company held a 50% interest. The property, acquired for approximately $4.5 million, is located in Tampa, FL and is comprised of 0.1 million square feet of GLA.

Additionally during December 2004, the Company acquired interests in two parking facilities and a medical office building located in Allegheny, PA that are subject to a ground lease, for a purchase price of approximately $29.8 million.

These operating property acquisitions, development costs and other investments have been funded principally through the application of proceeds from the Company’s public unsecured debt issuances, proceeds from mortgage and construction financings and availability under the Company’s revolving lines of credit.

FNC Realty Corporation -

From 2000 through 2002 the Company acquired approximately $28.9 million face amount of Frank’s Nursery and Crafts, Inc. ("Frank’s"), 10.25% bonds for an aggregate purchase price of approximately $11.3 million. During February 2001, Frank’s filed for protection under Chapter 11 of the United States Bankruptcy Code. During May 2002, Frank’s plan of reorganization was confirmed by the Bankruptcy court and Frank’s emerged from bankruptcy. Pursuant to Frank’s reorganization plan, the Company received approximately 4.3 million shares of Frank’s common stock valued at $2.34 per share in settlement of its Frank’s bond investment. As a result of this conversion, the Company held an approximate 27% interest in Frank’s and began accounting for its investment on the equity method. In addition, the Company began providing loans to Frank’s under a revolving credit facility, which was collateralized by certain real estate interests of Frank’s. As an inducement to make these loans, Frank’s issued the Company approximately 4.4 million warrants with an exercise price of $1.15 per share.

During September 2004, Frank’s again filed for protection under Chapter 11 of the United States Bankruptcy Code. The Company committed to provide Frank’s, in addition to its revolving credit facility, with $27.0 million of debtor-in-possession financing for a term of one year at an interest rate of Prime plus 1.00%. From the petition date until July 26, 2005, Frank’s operated its business as a debtor-in-possession and during this period had completely liquidated its inventory and ceased operating as a retailer.

Frank’s plan of reorganization included a Company sponsored re-capitalization plan in which the Company, along with several other significant shareholders, agreed to re-capitalize Frank’s with approximately $104.0 million in cash in exchange for debt and equity securities and convert Frank’s from a publicly held retail company to a privately held real estate company.

On July 27, 2005, Frank’s emerged from Chapter 11 bankruptcy pursuant to a bankruptcy court approved plan of reorganization as FNC Realty Corporation ("FNC"). Pursuant to the reorganization plan, shareholders of Frank’s were offered cash of $0.75 per share or the right to exchange Frank’s common stock for FNC common stock on a 1:1 basis. FNC’s capitalization included the issuance of approximately $27.0 million of common stock and $77.0 million of fixed-rate 7% convertible senior notes. The notes mature in July 2008, and may be converted at anytime by the holder for common shares of FNC at $0.75 per share. Proceeds from the issuance of common stock and convertible senior notes were used to repay all claims pursuant to the plan of reorganization, including amounts owed to the Company under its revolving credit facility and debtor-in-possession financing agreement.

Pursuant to the plan of reorganization, the Company received common shares of FNC representing an approximate 27% ownership interest in exchange for its interests in Frank’s. In addition, the Company acquired an additional 24.5% interest in the common shares of FNC for cash of approximately $17 million, thereby increasing the Company’s ownership interest to approximately 51%. This acquisition of additional shares includes the exercise of warrants previously issued by Frank’s to the Company. The Company also acquired approximately $42 million of fixed-rate 7% convertible senior notes issued by FNC.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

As a result of the increase in ownership interest from 27% to 51%, the Company became the controlling shareholder and therefore, commenced consolidation of FNC effective July 27, 2005. The acquisition of the additional 24.5% ownership interest has been accounted for as a step acquisition with the purchase price being allocated to the identified assets and liabilities of FNC.

As of July 27, 2005, FNC had approximately $154 million of net operating loss carry-forwards ("NOLs"), which may be utilized to offset future taxable income of FNC. As Frank’s had recurring losses and was in bankruptcy, the realization of the NOLs was uncertain. Accordingly, a full valuation allowance was previously recorded against the deferred tax asset relating to these NOLs. Of the total amount of available NOLs, the Company has estimated approximately $124 million is unrestricted and $30 million is restricted (limited to utilization of $1.1 million per year).

The Company has evaluated the level of valuation allowance required and determined, based upon the expected investment strategy for FNC, that approximately $27 million of the allowance should be reduced and recorded as an adjustment to the purchase price allocation.

As of July 27, 2005, FNC held interests in 55 properties with approximately $16.1 million of non-recourse mortgage debt encumbering 16 of the properties. These loans bear interest at fixed rates ranging from 4.00% to 7.75% and maturity dates ranging from June 2012 through June 2022. During December 2005, FNC pre-paid, without penalty, an aggregate $4.8 million of mortgage debt encumbering five of its properties. The mortgage debt bore interest at a 7.3% fixed rate per annum and was scheduled to mature in August 2012. As of December 31, 2005, FNC had approximately $11.4 million of non-recourse mortgage debt encumbering 11 properties. These remaining loans bear interest at fixed rates ranging from 4.00% to 7.75% and maturity dates ranging from June 2012 through June 2022.

The Company’s investment strategy with respect to FNC includes re-tenanting, re-developing and disposition of the properties. From July 27, 2005 through December 31, 2005, FNC disposed of nine properties, in separate transactions, for an aggregate sales price of approximately $9.4 million.

4. Dispositions of Real Estate:

Operating Real Estate -

During 2005, the Company (i) disposed of, in separate transactions, 20 operating properties for an aggregate sales price of approximately $93.3 million, (ii) transferred three operating properties to KROP for an aggregate price of approximately $49.0 million, (iii) transferred 52 operating properties to various joint ventures in which the Company has non-controlling interests ranging from 15% to 50% for an aggregate price of approximately $183.1 million. For the year ended December 31, 2005, these transactions resulted in gains of approximately $31.9 million and a loss on sale/transfer from four of the properties of approximately $5.2 million.

During June 2005, the Company disposed of a vacant land parcel located in New Ridge, MD for approximately $5.6 million resulting in a $4.6 million gain on sale. This gain is included in Other income, net on the Company’s Condensed Consolidated Statements of Income.

During 2004, the Company (i) disposed of, in separate transactions, 16 operating properties and one ground lease for an aggregate sales price of approximately $81.1 million, including the assignment of approximately $8.0 million of non-recourse mortgage debt encumbering one of the properties; cash proceeds of approximately $16.9 million from the sale of two of these properties were used in a 1031 exchange to acquire shopping center properties located in Roanoke, VA, and Tempe, AZ, (ii) transferred 17 operating properties to KROP, as defined below, for an aggregate price of approximately $197.9 million and (iii) transferred 21 operating properties, comprising approximately 3.2 million square feet of GLA, to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30% for an aggregate price of approximately $491.2 million. A significant portion of the properties transferred were acquired in the Mid-Atlantic Merger.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Merchant Building -

During 2005, KDI sold, in separate transactions, six of its recently completed projects, and 41 out-parcels for approximately $264.1 million. These sales resulted in pre-tax gains of approximately $33.6 million.

During 2004, KDI sold, in separate transactions, five of its recently completed projects, three completed phases of projects and 29 out-parcels for approximately $170.2 million. These sales resulted in pre-tax gains of approximately $16.8 million.

During 2003, KDI sold, in separate transactions, four of its recently completed projects and 26 out-parcels for approximately $134.6 million, which resulted in pre-tax gains of approximately $17.5 million.

5.	Adjustment of Property Carry Values:

As part of the Company’s periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company’s long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in December 2004 that its investment in an operating property comprised of approximately 0.1 million square feet of GLA, with a book value of approximately $3.8 million, net of accumulated depreciation of approximately $2.6 million, may not be fully recoverable. Based upon management’s assessment of current market conditions and lack of demand for the property, the Company reduced its anticipated holding period for this investment. As a result, the Company determined that its investment in this asset was not fully recoverable and recorded an adjustment of property carrying value of approximately $3.0 million to reflect the property’s estimated fair value. The Company’s determination of estimated fair value was based upon third-party purchase offers less estimated closing costs. This property was subsequently sold during 2005 and this adjustment was included along with the related property operations in the line Income from discontinued operating properties in the Company’s Consolidated Statements of Income.

6.	Discontinued Operations and Assets Held for Sale:

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144") the Company reports as discontinued operations assets held-for-sale (as defined by SFAS No. 144)as of the end of the current period and assets sold subsequent to the adoption of SFAS No. 144. All results of these discontinued operations are included in a separate component of income on the Consolidated Statements of Income under the caption Discontinued operations. This change has resulted in certain reclassifications of 2005, 2004 and 2003 financial statement amounts.

The components of Income from discontinued operations for each of the three years in the period ended December 31, 2005 are shown below. These include the results of operations for properties sold during the six months ended June 30, 2006, through the date of each respective sale for properties sold during 2005, 2004 and 2003 and a full year of operations for those assets classified as held-for-sale as of June 30, 2006 and December 31, 2005 (in thousands):

	2005	2004	2003

Discontinued Operations:
Revenues from rental property	$14,213	$20,127	$33,037
Rental property expenses	(4,612)	(6,199)	(11,364)

Income from property operations	9,601	13,928	21,673

Depreciation of rental property	(2,962)	(3,945)	(6,535)
Interest expense	(719)	(841)	(106)
Other income/(expense)	1,420	(2,294)	(167)

Income from discontinued operating properties	7,340	6,848	14,865

Gain on early extinguishment of debt	—	—	6,760
Loss on operating properties held for sale/sold	(5,098)	(5,064)	(4,016)

Minority interest in income from discontinued operating properties	(78)	—	—

Gain on disposition of operating properties	28,918	15,823	47,657

Income from discontinued operations	$31,082	$17,607	$65,266

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During March 2005, the Company reclassified as held-for-sale three shopping center properties comprising approximately 0.4 million square feet of GLA. The book value of each of these properties, aggregating approximately $17.1 million, net of accumulated depreciation of approximately $8.4 million, did not exceed each of their estimated fair values. As a result, no adjustment of property carrying value was recorded. The Company’s determination of the fair value for each of these properties, aggregating approximately $22.1 million, was based upon executed contracts of sale with third parties less estimated selling costs. The Company completed the sale of these properties during the quarter ended June 30, 2005.

During June 2005, the Company reclassified as held-for-sale a shopping center property comprising approximately 0.2 million square feet of GLA. The book value of this property of approximately $25.1 million, net of accumulated depreciation of approximately $1.0 million, did not exceed its estimated fair value. As a result, no adjustment of property carrying value had been recorded. The Company’s determination of the fair value of this property of approximately $39.3 million, was based upon an executed contract of sale with a third party less estimated selling costs.

During the six months ended June 30, 2006, the Company disposed of 13 operating properties for an aggregate sales price of approximately $121.9 million, which resulted in a net gain of approximately $29.2 million, net of income taxes of $2.2 million relating to the sale of one property, and transferred five operating properties to joint ventures in which the Company has 20% non-controlling interests for an aggregate price of approximately $95.4 million, which resulted in a gain of approximately $1.4 million.

During the three months ended March 31, 2006, the Company classified as held-for-sale six shopping centers comprising approximately 0.1 million square feet of GLA. The book value of each of these properties, aggregating approximately $24.3 million, did not exceed each of their estimated fair values. As a result, no adjustment of property carrying value has been recorded. The Company’s determination of the fair value for each of these properties, aggregating approximately $29.5 million, is based upon executed contracts of sale with third parties less estimated selling costs. The Company completed the sale of all of these properties during the three months ended June 30, 2006.

During the three months ended June 30, 2006, the Company classified as held-for-sale two shopping center properties comprising approximately 0.3 million square feet of GLA. The book value of each of these properties, aggregating approximately $2.5 million, did not exceed each of their estimated fair values. As a result, no adjustment of property carrying value has been recorded. The Company’s determination of the fair value for each of these properties, aggregating approximately $8.1 million, is based upon executed contracts of sale with third parties less estimated selling costs.

The current and prior comparative years operations of properties classified as held-for-sale as of June 30, 2006 are included in the caption Income from discontinued operations on the Company’s Consolidated Statements of Income.

During December 2004, the Company reclassified as held-for-sale a shopping center property located in Melbourne, FL, comprising approximately 0.1 million square feet of GLA. The operations associated with this property for the current and comparative years, have been included in the caption Income from discontinued operations on the Company’s Consolidated Statements of Income.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During March 2004, the Company reclassified as held-for-sale two shopping center properties comprising approximately 0.3 million square feet of GLA. The book value of these properties, aggregating approximately $8.7 million, net of accumulated depreciation of approximately $4.2 million, exceeded their estimated fair value. The Company’s determination of the fair value of these properties, aggregating approximately $4.5 million, was based upon contracts of sale with third parties less estimated selling costs. As a result, the Company had recorded a loss resulting from an adjustment of property carrying values of $4.2 million. During March 2004, the Company completed the sale of one of these properties, comprising approximately 0.1 million square feet of GLA, for a sales price of approximately $1.1 million. During June 2004, the Company completed the sale of the other property, comprising approximately 0.2 million square feet of GLA, for a sales price of approximately $3.9 million. The loss associated with these transactions along with the related property operations for the current and comparative years, has been included in the caption Income from discontinued operations on the Company’s Consolidated Statements of Income.

During December 2003, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as held-for-sale. The book value of these properties, aggregating approximately $19.4 million, net of accumulated depreciation of approximately $2.1 million, exceeded their estimated fair value. The Company’s determination of the fair value of these properties, aggregating approximately $15.4 million, was based upon contracts of sale with third parties less estimated selling costs. As a result, the Company recorded a loss resulting from an adjustment of property carrying values of approximately $4.0 million. This adjustment is included, along with the related property operations for the current and comparative years, in the caption Income from discontinued operations on the Company’s Consolidated Statements of Income.

During 2003, the Company reached agreement with certain lenders in connection with three individual non-recourse mortgages encumbering three former Kmart sites. The Company paid approximately $14.2 million in full satisfaction of these loans, which aggregated approximately $24.0 million. As a result of these transactions, the Company recognized a gain on early extinguishment of debt of approximately $9.7 million during 2003, of which $6.8 million is included in Income from discontinued operations.

7.	Investment and Advances in Real Estate Joint Ventures:

Kimco Income REIT ("KIR") -

During 1998, the Company formed KIR, an entity that was established for the purpose of investing in high quality real estate properties financed primarily with individual non-recourse mortgages. These properties include, but are not limited to, fully developed properties with strong, stable cash flows from credit-worthy retailers with long-term leases. The Company originally held a 99.99% limited partnership interest in KIR. Subsequent to KIR’s formation, the Company sold a significant portion of its original interest to an institutional investor and admitted three other limited partners. KIR had received total capital commitments of $569.0 million, of which the Company subscribed for $247.0 million and the four limited partners subscribed for $322.0 million. During 2004, the KIR partners elected to cancel the remaining unfunded capital commitments of $99.0 million, including $42.9 million from the Company. As of December 31, 2005, the Company had a 43.3% non-controlling limited partnership interest in KIR.

In addition, KIR entered into a master management agreement with the Company, whereby the Company will perform services for fees related to management, leasing, operations, supervision and maintenance of the joint venture properties. For the years ended December 31, 2005, 2004 and 2003, the Company (i) earned management fees of approximately $3.1 million, $2.9 million and $2.9 million, respectively, (ii) received reimbursement of administrative fees of approximately $0.5 million, $0.4 million and $0.4 million, respectively, and (iii) earned leasing commissions of approximately $0.3 million, $0.3 million and $0.5 million, respectively.

During March 2005, KIR disposed of an operating property and an out-parcel, in separate transactions, for an aggregate sale price of approximately $43.1 million. These sales resulted in an aggregate gain of approximately $17.8 million of which the pro-rata gain to the Company was approximately $7.7 million. In connection with the sale of the operating property, KIR incurred a $2.0 million loan defeasance charge, of which the Company’s pro-rata share was approximately $0.9 million.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During October 2005, KIR sold an operating property for a sales price of approximately $8.1 million. This sale resulted in a gain of approximately $2.4 million of which the pro-rata gain to the Company was approximately $1.0 million.

During March 2005, KIR purchased a shopping center property located in Delran, NJ, for approximately $4.6 million.

In April 2005, KIR entered into a three-year $30.0 million unsecured revolving credit facility which bears interest at LIBOR plus 1.40%. As of December 31, 2005, there were no amounts outstanding under this credit facility.

During April 2004, KIR disposed of an operating property located in Las Vegas, NV, for a sales price of approximately $21.5 million, which approximated its net book value.

As of December 31, 2005, the KIR portfolio was comprised of 68 shopping center properties aggregating approximately 14.2 million square feet of GLA located in 20 states.

RioCan Investments -

During October 2001, the Company formed a joint venture (the "RioCan Venture") with RioCan Real Estate Investment Trust ("RioCan") in which the Company has a 50% non-controlling interest, to acquire retail properties and development projects in Canada. The acquisition and development projects are to be sourced and managed by RioCan and are subject to review and approval by a joint oversight committee consisting of RioCan management and the Company’s management personnel. Capital contributions will only be required as suitable opportunities arise and are agreed to by the Company and RioCan.

During April 2004, the RioCan Venture acquired an operating property located in Mississauga, Ontario, comprising approximately 0.2 million square feet of GLA, for a purchase price of approximately CAD $44.2 million (approximately USD $32.3 million). During August 2004, the RioCan Venture obtained approximately CAD $28.7 million (approximately USD $21.6 million) of mortgage debt on this property. The loan bears interest at a fixed rate of 6.37% with payments of principal and interest due monthly. The loan is scheduled to mature in August of 2014.

As of December 31, 2005, the RioCan Venture was comprised of 34 operating properties and one development property consisting of approximately 8.1 million square feet of GLA.

Kimco / G.E. Joint Venture ("KROP")

During 2001, the Company formed a joint venture (the "Kimco Retail Opportunity Portfolio" or "KROP") with GE Capital Real Estate ("GECRE"), in which the Company has a 20% non-controlling interest and manages the portfolio. The purpose of this joint venture is to acquire established high-growth potential retail properties in the United States. Total capital commitments to KROP from GECRE and the Company are for $200.0 million and $50.0 million, respectively, and such commitments are funded proportionately as suitable opportunities arise and are agreed to by GECRE and the Company.

During 2005, GECRE and the Company contributed approximately $21.2 million and $5.3 million, respectively, toward their capital commitments. As of December 31, 2005, KROP had unfunded capital commitments of $28.5 million, including $5.7 million by the Company. Additionally, GECRE and the Company provided short-term interim financing for all acquisitions made by KROP without a mortgage in place at the time of acquisition. All such financing bears interest at rates ranging from LIBOR plus 4.0% to LIBOR plus 5.25% and have maturities of less than one year. As of December 31, 2005 and 2004, there were no outstanding short-term interim financing due to GECRE or the Company.

During 2005, KROP acquired four operating properties and one out-parcel, in separate transactions, for an aggregate purchase price of approximately $74.6 million, including the assumption of approximately $26.2 million of individual non-recourse mortgage debt encumbering two of the properties and preferred units of approximately $4.2 million associated with another property.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During 2005, KROP disposed of three unencumbered operating properties and two out-parcels, in separate transactions, for an aggregate sales price of approximately $60.3 million. These sales resulted in an aggregate gain of approximately $18.3 million of which the Company’s pro-rata share was approximately $3.7 million.

During 2005, KROP obtained ten-year individual non-recourse, non-crossed collateralized fixed-rate mortgages aggregating approximately $21.9 million on two of its previously unencumbered properties with rates ranging from 5.2% to 5.3%.

During 2005, KROP obtained two non-recourse, non-crossed collateralized variable rate mortgages for a total of $25.7 million on two properties with rates of LIBOR plus 1.30% and 1.65% with terms of two and three years, respectively.

During 2004, KROP acquired 19 operating properties for an aggregate purchase price of approximately $242.6 million, including the assumption of approximately $63.5 million of individual non-recourse mortgage debt encumbering eight of the properties.

During 2004, KROP disposed of five operating properties and three out-parcels for an aggregate sales price of approximately $65.8 million, including the assignment of approximately $7.2 million of non-recourse mortgage debt encumbering one of the properties. These sales resulted in an aggregate gain of approximately $20.2 million.

During 2004, KROP obtained one non-recourse, cross-collateralized, fixed-rate mortgage aggregating $30.7 million on four properties with a rate of 4.74% for five years. KROP also obtained individual non-recourse, non-cross-collateralized fixed-rate mortgages aggregating approximately $22.0 million on two of its previously unencumbered properties with rates ranging from 5.0% to 5.1% with terms of five years.

During 2004, KROP obtained one non-recourse, cross-collateralized, variable-rate mortgage aggregating $54.4 million on six properties with a rate of LIBOR plus 2.25% with a term of two years. KROP also obtained one non-recourse, non-cross collateralized variable rate mortgage for $23.2 million on one of its previously unencumbered properties with a rate of LIBOR plus 1.8% with a three-year term. In order to mitigate the risks of interest rate fluctuations associated with these variable-rate obligations, KROP entered into interest rate cap agreements for the notional values of these mortgages.

As of December 31, 2005, the KROP portfolio was comprised of 38 shopping center properties aggregating approximately 5.6 million square feet of GLA located in 14 states.

Other Real Estate Joint Ventures –

The Company and its subsidiaries have investments in and advances to various other real estate joint ventures. These joint ventures are engaged primarily in the operation and development of shopping centers which are either owned or held under long-term operating leases.

During December 2004, the Company acquired the Price Legacy Corporation through a newly formed joint venture, PL Retail LLC ("PL Retail"), in which the Company has a 15% non-controlling interest and manages the portfolio. In connection with this transaction, PL Retail acquired 33 operating properties aggregating approximately 7.6 million square feet of GLA located in ten states. To partially fund the acquisition, the Company provided PL Retail approximately $30.6 million of secured mezzanine financing. This interest-only loan bears interest at a fixed rate of 7.5% and matures in December 2006. The Company also provided PL Retail a secured short-term promissory note of approximately $8.2 million. This interest only note bore interest at LIBOR plus 4.50% and was scheduled to mature in June 2005. During 2005, this note was amended to bear interest at LIBOR plus 6.0% and is now payable on demand. During the year ended December 31, 2005, PL Retail disposed of nine operating properties, in separate transactions, for an aggregate sales price of approximately $81.4 million, which represented the approximate carrying values of the properties. Proceeds of approximately $22.0 million were used to partially repay the mezzanine financing that was provided by the Company. As of December 31, 2005, PL Retail had approximately $8.9 million outstanding on the mezzanine financing and approximately $8.2 million outstanding on the promissory note. As of December 31, 2005, PL Retail consisted of 25 operating properties aggregating approximately 6.8 million square feet of GLA and had approximately $777.3 million outstanding in non-recourse mortgage debt, of which approximately $507.2 million had fixed rates ranging from 4.66% to 9.00% and approximately $270.1 had variable rates ranging from 5.74% to 9.59%. The fixed-rate loans have maturities ranging from 3-to-11 years and the variable-rate loans have maturities ranging from one-to-three years.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During March 2005, a joint venture in which the Company has a 50% non-controlling interest, disposed of two vacant land parcels located in Glendale, AZ, in separate transactions, for an aggregate sales price of approximately $9.9 million. These sales resulted in an aggregate gain of approximately $4.8 million, of which the Company’s share was approximately $2.4 million.

Additionally, during March 2005, the Company transferred 50% of the Company’s 95% interest in a developed property located in Huehuetoca, Mexico, to a joint venture partner for approximately $5.3 million, which approximated its carrying value. As a result of this transaction, the Company now holds a 47.5% non-controlling interest and has deconsolidated the investment. The Company now accounts for its investment under the equity method of accounting.

During April 2005, the Company acquired an operating property located in Hillsborough, NJ, comprising approximately 0.1 million square feet of GLA, through a newly formed joint venture in which the Company has a 50% non-controlling interest. The property was acquired for approximately $4.0 million including the assumption of approximately $1.9 million of non-recourse mortgage debt encumbering the property. Subsequent to the purchase the joint venture obtained a $3.2 million one-year term loan which bears interest at LIBOR plus 0.55% (4.94% at December 31, 2005). This loan is jointly and severally guaranteed by the joint venture partners, including the Company. Proceeds from this loan were used to repay the $1.9 million mortgage encumbering the property.

During May 2005, the Company acquired a hotel property located in Cancun, Mexico, through a newly formed joint venture in which the Company has an 80% non-controlling interest. The property was purchased for approximately $19.7 million. Simultaneous with the closing, the property was encumbered with $12.4 million of non-recourse mortgage debt which bears interest at a fixed rate of 7.63% per annum and matures during May 2010. During 2005, the property incurred significant hurricane damage which has temporarily suspended operations. The Company believes that its property insurance and business interruption insurance will adequately cover losses associated with this event.

During May 2005, the Company acquired a $10.2 million mortgage receivable through a newly formed joint venture in which the Company has a 50% non-controlling interest. The mortgage encumbered a property located in Derby, CT, comprising approximately 0.1 million square feet of GLA. During October 2005, the joint venture foreclosed on the property and obtained fee title.

During June 2005, the Company acquired an additional 25% interest in a joint venture in which the Company had previously held a 7.77% interest for approximately $26.0 million. This joint venture owns an operating property, comprised of approximately 0.5 million square feet of GLA, located in Fremont, CA. During December 2005, the Company sold a portion of its interest in this joint venture to a new partner who purchased 70% of this partnership. The Company now has a 30% non-controlling interest in this joint venture and accounts for its investment under the equity method of accounting.

During July 2005, the Company acquired an interest in an office property located in Houston, TX, comprising approximately 0.6 million square feet of GLA through a newly formed joint venture in which the Company has an 85% non-controlling interest. The Company’s investment in the joint venture was approximately $12.2 million. The joint venture purchased the property for approximately $91.1 million subject to $76.5 million of non-recourse mortgage debt which bears interest at a fixed-rate of 5.15% per annum and matures during August 2015. The Company accounts for this investment under the equity method of accounting.

Additionally, during July 2005, the Company transferred a developed property located in Reynosa, Mexico, to a newly formed joint venture in which the Company has a 50% non-controlling interest, for a price of approximately $6.9 million. The Company now accounts for this investment under the equity method of accounting.

During October 2005, the Company acquired interests in 57 industrial properties located in Mexico, through a newly formed joint venture in which the Company has a 50% non-controlling interest, for a purchase price of approximately $277.5 million, including the assumption of approximately $167.0 million of non-recourse mortgage debt encumbering 52 properties. The properties comprise approximately 5.6 million square feet of GLA.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Additionally, during 2005, the Company acquired, in separate transactions, 12 operating properties comprising approximately 1.7 million square feet of GLA, through newly formed joint ventures in which the company has non-controlling interests ranging from 5% to 50%. The aggregate purchase price for these properties was approximately $265.6 million, including the assumption of approximately $29.1 million of non-recourse mortgage debt encumbering three of the properties. The Company accounts for its investment in these joint ventures under the equity method of accounting.

During September 2005, the Company transferred 45 operating properties, comprising approximately 0.3 million square feet of GLA, located in Virginia and Maryland to a newly formed unconsolidated joint venture in which the Company has a 15% non-controlling interest. The transfer price was approximately $85.3 million including the assignment of approximately $65.0 million of cross-collateralized non-recourse mortgage debt encumbering all of the properties.

Additionally, during 2005, the Company transferred, in separate transactions, five operating properties comprising approximately 0.7 million square feet of GLA, to newly formed joint ventures in which the Company has 20% non-controlling interests, for an aggregate price of approximately $85.6 million, including the assignment of approximately $40.2 million of mortgage debt encumbering three of the properties.

During January 2004, the Company acquired a property located in Marlborough, MA, through a joint venture in which the Company has a 40% non-controlling interest. The property was acquired for a purchase price of approximately $26.5 million, including the assumption of approximately $21.2 million of non-recourse mortgage debt encumbering the property.

During September 2004, the Company acquired a property located in Pompano, FL, comprising approximately 0.1 million square feet of GLA, through a newly formed joint venture in which the Company has a 20% non-controlling interest, for approximately $20.4 million.

During October 2004, the Company transferred 50% of the Company’s 90% interest in an operating property located in Juarez, Mexico to a joint venture partner for approximately USD $5.4 million, which approximated its carrying value. As a result of this transaction, the Company now holds a 45% non-controlling interest in this property and now accounts for its investment under the equity method of accounting.

Additionally during October 2004, the Company acquired an operating property located in Valdosta, GA, comprising approximately 0.2 million square feet of GLA, through a newly formed joint venture in which the Company has a 50% non-controlling interest. The property was acquired for a purchase price of approximately $10.7 million, including the assumption of approximately $8.0 million of non-recourse mortgage debt encumbering the property.

Also during December 2004, the Company acquired an operating property located in Bellevue, WA, comprising approximately 0.5 million square feet of GLA, through a joint venture in which the Company has a 50% non-controlling interest, for approximately $102.0 million.

During 2004, the Company transferred 12 operating properties, comprising approximately 1.5 million square feet of GLA, to a newly formed joint venture in which the Company has a 15% non-controlling interest, for a price of approximately $269.8 million, including an aggregate $161.2 million of individual non-recourse mortgage debt encumbering the properties. Simultaneously with the transfer, the Company entered into a management agreement whereby the Company will perform services for fees related to management, leasing, operations, supervision and maintenance of the joint venture properties. In addition, the Company will earn fees related to the acquisition and disposition of properties by the venture. During 2004, the Company earned management fees and acquisition fees of approximately $1.1 million and $1.3 million, respectively.

Additionally during 2004, the Company transferred, in separate transactions, eight operating properties comprising approximately 1.5 million square feet of GLA, to newly formed joint ventures in which the Company has non-controlling interests ranging from 10% to 30%, for an aggregate price of approximately $216.0 million, including the assignment of approximately $95.5 million of non-recourse mortgage debt and $24.1 million of downReit units.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Summarized financial information for these real estate joint ventures is as follows (in millions):

	December 31,

	2005	2004

Assets:
Real estate, net	$6,470.4	$5,451.0
Other assets	308.5	200.5

	$6,778.9	$5,651.5

Liabilities and Partners’ Capital:
Mortgages payable	$4,443.6	$3,781.0
Notes payable	58.7	40.0
Construction loans	69.6	29.1
Other liabilities	144.0	115.5
Minority interest	81.9	36.5
Partners’ capital	1,981.1	1,649.4

	$6,778.9	$5,651.5

	Year Ended December 31,

	2005	2004	2003

Revenues from rental property	$759.0	$545.8	$423.3

Operating expenses	(214.0)	(155.6)	(119.2)
Interest	(247.1)	(171.0)	(137.9)
Depreciation and amortization	(153.7)	(97.1)	(66.4)
Other, net	(8.4)	(5.8)	(9.3)

	(623.2)	(429.5)	(332.8)

Income from continuing operations	135.8	116.3	90.5

Discontinued Operations:
Income/(loss) from discontinued operations	(1.7)	1.8	3.7
Gain on dispositions of properties	52.5	20.2	0.0

Net income	$186.6	$138.3	$94.2

Other liabilities in the accompanying Consolidated Balance Sheets include accounts with certain real estate joint ventures totaling approximately $13.2 million and $13.7 million at December 31, 2005 and 2004, respectively. The Company and its subsidiaries have varying equity interests in these real estate joint ventures, which may differ from their proportionate share of net income or loss recognized in accordance with generally accepted accounting principles.

The Company’s maximum exposure to losses associated with its unconsolidated joint ventures is primarily limited to its carrying value in these investments. As of December 31, 2005 and 2004, the Company’s carrying value in these investments approximated $735.6 million and $595.2 million, respectively.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

8.	Other Real Estate Investments:

Preferred Equity Capital -

The Company maintains a Preferred Equity program, which provides capital to developers and owners of real estate properties. During 2005 the Company provided, in separate transactions, an aggregate of approximately $84.3 million in investment capital to developers and owners of 79 real estate properties. During 2004, the Company provided, in separate transactions, an aggregate of approximately $101.0 million in investment capital to developers and owners of 54 real estate properties. As of December 31, 2005, the Company’s net investment under the Preferred Equity program was approximately $225.9 million relating to 131 properties. For the years ended December 31, 2005, 2004 and 2003, the Company earned approximately $32.8 million, including $12.6 million from promoted interests earned from six capital transactions, $11.4 million, including $3.9 million from promoted interests earned from four capital transactions, and $4.6 million, including $1.7 million from promoted interests earned from two capital transactions, respectively, from these investments.

Summarized financial information relating to the Company’s preferred equity investments is as follows (in millions):

	December 31,

	2005	2004

Assets:
Real estate, net	$945.0	$715.5
Other assets	65.5	29.3

	$1,010.5	$744.8

Liabilities and Partners’ Capital:
Notes and mortgages payable	$703.3	$548.3
Other liabilities	19.7	15.4
Partners’ capital	287.5	181.1

	$1,010.5	$744.8

	Year Ended December 31,

	2005	2004	2003

Revenues from Rental Property	$118.5	$61.6	$38.8

Operating expenses	(42.0)	(19.4)	(12.2)
Interest	(38.9)	(21.2)	(16.1)
Depreciation and amortization	(19.3)	(9.6)	(5.3)
Other, net	(1.2)	(0.3)	—

	(101.4)	(50.5)	(33.6)

	17.1	11.1	5.2

Gain on disposition of properties	49.8	4.4	0.8

Net income	$66.9	$15.5	$6.0

The Company’s maximum exposure to losses associated with its Preferred Equity investments is primarily limited to its invested capital. As of December 31, 2005 and 2004, the Company’s invested capital in its Preferred Equity investments approximated $225.9 million and $157.0 million, respectively.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Investment in Retail Store Leases -

The Company has interests in various retail store leases relating to the anchor store premises in neighborhood and community shopping centers. These premises have been sublet to retailers who lease the stores pursuant to net lease agreements. Income from the investment in these retail store leases during the years ended December 31, 2005, 2004 and 2003, was approximately $9.1 million, $3.9 million and $0.3 million, respectively. These amounts represent sublease revenues during the years ended December 31, 2005, 2004 and 2003, of approximately $17.8 million, $13.3 million and $12.3 million, respectively, less related expenses of $7.4 million, $8.0 million and $10.6 million, respectively, and an amount which, in management’s estimate, reasonably provides for the recovery of the investment over a period representing the expected remaining term of the retail store leases. The Company’s future minimum revenues under the terms of all non-cancelable tenant subleases and future minimum obligations through the remaining terms of its retail store leases, assuming no new or renegotiated leases are executed for such premises, for future years are as follows (in millions): 2006, $7.7 and $5.2; 2007, $7.1 and $4.4; 2008, $5.7 and $3.3; 2009, $4.4 and $2.4; 2010, $3.6 and $2.0; and thereafter, $3.4 and $2.1, respectively.

Kimsouth -

During November 2002, the Company, through its taxable REIT subsidiary, together with Prometheus Southeast Retail Trust, completed the merger and privatization of Konover Property Trust, which has been renamed Kimsouth Realty, Inc., ("Kimsouth"). The Company acquired 44.5% of the common stock of Kimsouth, which consisted primarily of 38 retail shopping center properties comprising approximately 4.6 million square feet of GLA. Total acquisition value was approximately $280.9 million, including approximately $216.2 million in assumed mortgage debt. The Company’s non-controlling investment in Kimsouth differs from its share of historical net book value of assets and liabilities of Kimsouth. The Company’s investment strategy with respect to Kimsouth includes re-tenanting, repositioning and disposition of the properties.

During 2005, Kimsouth disposed of seven shopping center properties, in separate transactions, for an aggregate sales price of approximately $78.9 million, including the assignment of approximately $23.7 million of mortgage debt encumbering two of the properties. During 2005, the Company recognized pre-tax profits from the Kimsouth investment of approximately $4.9 million, which is included in the caption Income from Other Real Estate Investments on the Company’s consolidated Statements of Income.

During 2004, Kimsouth disposed of 11 shopping center properties, in separate transactions, for an aggregate sales price of approximately $110.2 million, including the assignment of approximately $2.7 million of mortgage debt encumbering one of the properties. During 2004, the Company recognized pre-tax profits from the Kimsouth investment of approximately $10.6 million, which is included in the caption Income from Other Real Estate Investments on the Company’s Consolidated Statements of Income.

During 2003, Kimsouth disposed of 14 shopping center properties, in separate transactions, for an aggregate sales price of approximately $84.0 million, including the assignment of approximately $18.4 million of mortgage debt encumbering six of the properties. During 2003, the Company recognized pre-tax profits from the Kimsouth investment of approximately $12.1 million.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Selected financial information for Kimsouth is as follows (in millions):

	December 31,
	2005	2004

Assets:
Real estate held for sale	$56.7	$111.5
Other assets	6.5	7.6

	$63.2	$119.1

Liabilities and Stockholders’ Equity:
Mortgages payable	$29.4	$77.5
Other liabilities	0.7	1.5
Stockholders’ equity	33.1	40.1

	$63.2	$119.1

	Year Ended December 31,
	2005	2004	2003

Discontinued Operations
Revenues from rental property	$9.0	$21.8	$34.4

Operating expenses	(6.9)	(7.5)	(10.5)
Interest	(3.1)	(7.9)	(13.7)
Depreciation and amortization	(0.3)	(4.5)	(9.5)
Other, net	(0.5)	(0.4)	(0.1)

	(1.8)	1.5	0.6
Gain on disposition of properties	12.6	8.7	12.8
Adjustment of property carrying values	(2.4)	(14.3)	—

Net income/(loss) from discontinued operations	$8.4	$(4.1)	$13.4

As of December 31, 2005, the Kimsouth portfolio was comprised of five properties, including the remaining office component of an operating property sold in 2004, aggregating approximately 1.2 million square feet of GLA located in four states.

Leveraged Lease -

During June 2002, the Company acquired a 90% equity participation interest in an existing leveraged lease of 30 properties. The properties are leased under a long-term bond-type net lease whose primary term expires in 2016, with the lessee having certain renewal option rights. The Company’s cash equity investment was approximately $4.0 million. This equity investment is reported as a net investment in leveraged lease in accordance with SFAS No. 13, Accounting for Leases (as amended).

During 2002 and 2003, eight of these properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $18.7 million.

During 2004, three properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $5.5 million.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During 2005, an additional three properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $2.9 million. As of December 31, 2005, the remaining 16 properties were encumbered by third-party non-recourse debt of approximately $52.8 million that is scheduled to fully amortize during the primary term of the lease from a portion of the periodic net rents receivable under the net lease.

As an equity participant in the leveraged lease, the Company has no recourse obligation for principal or interest payments on the debt, which is collateralized by a first mortgage lien on the properties and collateral assignment of the lease. Accordingly, this obligation has been offset against the related net rental receivable under the lease.

At December 31, 2005 and 2004, the Company’s net investment in the leveraged lease consisted of the following (in millions):

	2005	2004

Remaining net rentals	$68.9	$72.5
Estimated unguaranteed residual value	43.8	48.8
Non-recourse mortgage debt	(52.8)	(58.4)
Unearned and deferred income	(55.9)	(59.1)

Net investment in leveraged lease	$4.0	$3.8

Ward Venture -

During March 2001, through a taxable REIT subsidiary, the Company formed a real estate joint venture (the "Ward Venture"), in which the Company has a 50% interest, for purposes of acquiring asset designation rights for substantially all of the real estate property interests of the bankrupt estate of Montgomery Ward LLC and its affiliates. These asset designation rights have provided the Ward Venture the ability to direct the ultimate disposition of the 315 fee and leasehold interests held by the bankrupt estate. The asset designation rights expired in August 2002 for the leasehold positions and expired in December 2004 for the fee-owned locations. During the marketing period, the Ward Venture was responsible for all carrying costs associated with the properties until the property was designated to a user. During 2004, the one remaining property was sold pursuant to an installment sales agreement. Per the agreement, the purchase price for this property will be paid by November 15, 2006.

During 2004, the Ward Venture completed transactions on four properties and the Company recognized pre-tax profits of approximately $2.5 million.

During 2003, the Ward Venture completed transactions on seven properties and the Company recognized pre-tax profits of approximately $3.5 million.

9.	Mortgages and Other Financing Receivables:

During May 2002, the Company provided a secured $15 million three-year term loan and a secured $7.5 million revolving credit facility to Frank’s at an interest rate of 10.25% per annum collateralized by 40 real estate interests. Interest is payable quarterly in arrears. During 2003, the revolving credit facility was amended to increase the total borrowing capacity to $17.5 million. During January 2004, the revolving loan was further amended to provide up to $33.75 million of borrowings from the Company. During September 2004, Frank’s filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company committed to provide an additional $27.0 million of Debtor-in-Possession financing with a term of one year at an interest rate of Prime plus 1.00% per annum. During July 2005, Frank’s emerged from bankruptcy as FNC and repaid all outstanding amount owed to the Company under the revolving credit facility and Debtor-in-Possession agreement (See Note 3 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K).

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During April 2005, the Company provided a construction loan commitment of up to 53.5 million Mexican Pesos ("MXP") (approximately USD $5.0 million) to a developer for the construction of a new retail center in Acapulco, Mexico. The loan bears interest at a fixed rate of 11.75% and provides for an additional 20% participation of property cash flow, as defined. This facility is initially interest only and then converts to an amortizing loan at the earlier of 120 days after construction completion or upon opening of the anchor tenant. This facility is collateralized by the related property and matures in May 2015. As of December 31, 2005, there was approximately MXP 53.5 million (USD $5.0 million) outstanding on this loan.

Additionally, during April 2005, a newly formed joint venture, in which the Company has a 50% non-controlling interest, provided a retailer with a three-year $28.0 million revolving line of credit at a floating interest rate of Prime plus 5.5% per annum. The facility also provides for a 3.0% unused line fee and a 2.50% origination fee. The facility is collateralized by certain real estate interests of the borrower. As of December 31, 2005, the outstanding balance on this facility was $10.2 million of which the Company’s share was $5.2 million.

During May 2005, a newly formed joint venture, in which the Company has a 44.38% non-controlling interest, provided Debtor-in-Possession financing to a healthcare facility that recently filed for bankruptcy and is closing its operations. The term of this loan is two years and bears interest at prime plus 2.5%. The loan is collateralized by a hospital building, a six-story commercial building, a 12-story 133-unit apartment complex and various other building structures. The Company’s share of the outstanding balance of this loan at December 31, 2005, is $2.9 million.

Additionally, during May 2005, the Company acquired four mortgage loans collateralized by individual properties with an aggregate face value of approximately $16.6 million for approximately $14.3 million. These performing loans, which provide for monthly payments of principal and interest, bear interest at a fixed-rate of 7.57% and mature on June 1, 2019. As of December 31, 2005, there was an aggregate of approximately $14.1 million outstanding on these loans.

During September 2005, a newly formed joint venture, in which the Company has an 80% interest, acquired a $43.6 million mortgage receivable for a purchase price of approximately $34.2 million. The loan bears interest at a rate of three-month LIBOR plus 2.75% per annum and matures on January 12, 2010. The loan is collateralized by a 626 room hotel located in Lake Buena Vista, FL. The Company has determined that this entity is a VIE and has further determined that the Company is the primary beneficiary of this VIE and has therefore consolidated it for financial reporting purposes. As of December 31, 2005, the outstanding loan balance, net of discount, was approximately $35.0 million.

During October 2005, the Company provided a construction loan commitment of up to $38.1 million to a developer for acquisition and re-development of a retail center located in Richland Township, PA. The loan is interest only at a rate of LIBOR plus 220 basis points and matures in October of 2007. As of December 31, 2005, the outstanding balance on this loan was approximately $3.2 million.

During March 2002, the Company provided a $50.0 million ten-year loan to Shopko Stores, Inc., at an interest rate of 11.0% per annum collateralized by 15 properties. The Company receives principal and interest payments on a monthly basis. During January 2003, the Company sold a $37.0 million participation interest in this loan to an unaffiliated third party. The interest rate on the $37.0 million participation interest is a variable rate based on LIBOR plus 3.50%. The Company continued to act as the servicer for the full amount of the loan. During December 2005, Shopko elected to prepay the outstanding loan balance of approximately $46.7 million in full satisfaction of this loan. Shopko, also paid a prepayment penalty to the Company of $14.0 million.

During December 2005, the Company provided a construction loan commitment of up to MXP 39.9 million (approximately USD $3.7 million) to a developer for the construction of a new retail center in Magno Deco, Mexico. The loan bears interest at a fixed rate of 11.75% and provides for an additional 20% participation of property cash flow, as defined. This loan is collateralized by the related property and matures in May 2015. As of December 31, 2005, there was approximately MXP 38.7 million (USD $3.6 million) outstanding on this loan.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During July 2004, the Company provided an $11.0 million five-year term loan to a retailer at a floating interest rate of Prime plus 3.0% per annum or, at the borrower’s election, LIBOR plus 5.5% per annum. The facility was interest only, payable monthly in arrears and was collateralized by certain real estate interests of the borrower. During December 2005, the borrower elected to prepay the outstanding loan balance of $11.0 million in full satisfaction of this loan.

During March 2002, the Company provided a $15.0 million three-year term loan to Gottchalks, Inc., at an interest rate of 12.0% per annum collateralized by three properties. The Company received principal and interest payments on a monthly basis. During March 2004, Gottchalks, Inc., elected to prepay the remaining outstanding loan balance of approximately $13.2 million in full satisfaction of this loan.

During 2003, the Company provided a five-year $3.5 million term loan to Grass America, Inc. ("Grass America") at an interest rate of 12.25% per annum collateralized by certain real estate interests of Grass America. The Company received principal and interest payments on a monthly basis. During May 2004, Grass America elected to prepay the remaining outstanding loan balance of approximately $3.5 million in full satisfaction of this loan.

During April 2004, the Company provided a $2.7 million term loan at a fixed rate of 11.0% and a $4.1 million revolving line of credit at a fixed rate of 12.0% to a retailer. Both facilities are interest only, payable monthly and mature May 1, 2007. As of December 31, 2005, the aggregate outstanding loan balance of these facilities was approximately $4.0 million.

During May 2004, the Company provided a construction loan commitment of up to MXN 51.5 million (approximately USD $4.7 million) to a developer for the construction of a retail center in Cancun, Mexico. The loan bears interest at a fixed rate of 11.25% and provides for an additional 20% participation of property cash flows, as defined. This facility is initially interest only and then converts to an amortizing loan at the earlier of 120 days after construction completion or upon opening of the grocery anchor tenant. This facility is collateralized by the related property and matures in May 2014. As of December 31, 2005, there was approximately MXN 46.9 million (USD $4.4 million) outstanding on this loan.

During September 2004, the Company acquired a $3.5 million mortgage receivable for $2.7 million. The interest rate on this mortgage loan is Prime plus 1.0% per annum with principal and interest paid monthly. This loan matures in February 2006 and is collateralized by a shopping center comprising 0.3 million square feet of GLA in Wilkes-Barre, PA. During May 2005, the borrower elected to prepay the outstanding loan balance in full satisfaction of this loan.

During December 2004, the Company provided a $5.2 million interest-only five-year term loan to a grocery chain. The interest rate on this loan is Prime plus 6.50% per annum payable monthly in arrears and is collateralized by certain real estate interests of the borrower. As of December 31, 2005, the outstanding loan balance was approximately $4.1 million.

Additionally during December 2004, the Company acquired a $3.3 million 6.9% mortgage receivable for $2.2 million. This mortgage loan pays principal and interest quarterly and matures in February 2019 and is collateralized by a medical office facility in Somerset, PA. As of December 31, 2005, the outstanding loan was approximately $2.2 million.

During December 2003, the Company provided a four-year $8.25 million term loan to Spartan Stores, Inc. ("Spartan") at a fixed rate of 16% per annum. This loan was collateralized by the real estate interests of Spartan, with the Company receiving principal and interest payments monthly. During December 2004, Spartan elected to prepay the remaining outstanding loan balance of approximately $7.6 million in full satisfaction of this loan.

During December 2003, the Company, through a taxable REIT subsidiary, acquired a $24.0 million participation interest in 12% senior secured notes of the FRI-MRD Corporation ("FRI-MRD") for $13.3 million. These notes, which are currently non-performing, are collateralized by certain equity interests and a note receivable of a FRI-MRD subsidiary.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

10.	Marketable Securities:

The amortized cost and estimated fair values of securities available-for-sale and held-to-maturity at December 31, 2005 and 2004, are as follows (in thousands):

	December 31, 2005

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
Equity securities	$85,613	$63,466	$(56)	$149,023

Held-to-maturity:
Other debt securities	57,429	3,615	(1,953)	59,091

Total marketable securities	$143,042	$67,081	$(2,009)	$208,114

	December 31, 2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
Equity securities	$61,042	$36,808	$(87)	$97,763

Held-to-maturity:
Other debt securities	26,008	2,166	(30)	28,144

Total marketable securities	$87,050	$38,974	$(117)	$125,907

As of December 31, 2005, the contractual maturities of Other debt securities classified as held-to-maturity are as follows: within one year, $1.7 million; after one year through five years, $10.3 million; after five years through 10 years, $26.7 million and after 10 years, $19.3 million. Actual maturities may differ from contractual maturities as issuers may have the right to prepay debt obligations with or without prepayment penalties.

11.	Notes Payable:

The Company has implemented a medium-term notes ("MTN") program pursuant to which it may, from time to time, offer for sale its senior unsecured debt for any general corporate purposes, including (i) funding specific liquidity requirements in its business, including property acquisitions, development and redevelopment costs, and (ii) managing the Company’s debt maturities.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

As of December 31, 2005, a total principal amount of approximately $1.2 billion in senior fixed-rate MTNs was outstanding. These fixed-rate notes had maturities ranging from seven months to ten years as of December 31, 2005, and bear interest at rates ranging from 3.95% to 7.90%. Interest on these fixed-rate senior unsecured notes is payable semi-annually in arrears. Proceeds from these issuances were primarily used for the acquisition of neighborhood and community shopping centers, the expansion and improvement of properties in the Company’s portfolio and the repayment of certain debt obligations of the Company.

During February 2005, the Company issued $100.0 million of fixed-rate unsecured senior notes under its MTN program. This fixed-rate MTN matures in February 2015 and bears interest at 4.904% per annum. The proceeds from this MTN issuance were primarily used for the repayment of all $20.0 million of the Company’s fixed-rate notes that matured in April 2005, which bore interest at 7.91%, all $10.25 million of the Company’s fixed-rate notes that matured in May 2005, which bore interest at 7.30%, and partial repayment of the Company’s $100.0 million fixed-rate notes which matured in June 2005, and bore interest at 6.73%.

During June 2005, the Company issued $200.0 million of fixed-rate unsecured senior notes under its MTN program. This fixed-rate MTN matures in June 2014 and bears interest at 4.82% per annum. The proceeds from this issuance were primarily used to repay a portion of the outstanding balance under the Company’s U.S. revolving credit facility and for general corporate purposes.

During November 2005, the Company issued an aggregate $250.0 million of fixed-rate unsecured senior notes under its MTN program. The Company issued a $150.0 million MTN which matures in November 2015 and bears interest at 5.584% per annum and a $100.0 million MTN which matures in February 2011 and bears interest at 5.304% per annum. Proceeds from these MTN issuances were used for general corporate purposes and to repay a portion of the outstanding balance under the Company’s U.S. revolving credit facility. A portion of the outstanding balance related to the repayment of the Company’s $50.0 million 7.68% fixed-rate notes, which matured on November 1, 2005 and repayment of the Company’s $20.0 million 6.83% fixed-rate notes, which matured on November 14, 2005.

During April 2005, Kimco North Trust III, a wholly-owned entity of the Company, completed the issuance of $150.0 million Canadian denominated senior unsecured notes. The notes bear interest at 4.45% and mature on April 21, 2010. The Company has provided a full and unconditional guarantee of the notes. The proceeds were used by Kimco North Trust III to pay down outstanding indebtedness under existing credit facilities, to fund long-term investments in Canadian real estate and for general corporate purposes. The senior unsecured notes are governed by an indenture by and among Kimco North Trust III, the Company, as guarantor, and BNY Trust Company of Canada, as trustee dated April 21, 2005.

During July 2004, the Company issued $100.0 million of floating-rate unsecured senior notes under its MTN program. This floating-rate MTN matures August 1, 2006, and bears interest at LIBOR plus 20 basis points per annum (4.45% at December 31, 2005), payable quarterly in arrears commencing November 1, 2004. The proceeds from this MTN issuance were primarily used for the repayment of the Company’s $85.0 million floating-rate unsecured notes due August 2, 2004, which bore interest at LIBOR plus 50 basis points per annum. The remaining proceeds were used for general corporate purposes.

During August 2004, the Company issued $100.0 million of fixed-rate unsecured senior notes under its MTN program. This fixed-rate MTN matures in August 2011 and bears interest at 4.82% per annum payable semi-annually in arrears. The proceeds from this MTN issuance were used to repay the Company’s $50.0 million, 7.62% fixed-rate unsecured senior notes that matured in October 2004 and the Company’s $50.0 million, 7.125% senior notes which matured in June 2004.

As of December 31, 2005, the Company had a total principal amount of $549.1 million in fixed-rate unsecured senior notes. These fixed-rate notes had maturities ranging 11 months to seven years as of December 31, 2005, and bear interest at rates ranging from 4.45% to 7.50%. Interest on these fixed-rate senior unsecured notes is payable semi-annually in arrears.

The scheduled maturities of all unsecured senior notes payable as of December 31, 2005, were approximately as follows (in millions): 2006, $185.0; 2007, $195.0; 2008, $100.0; 2009, $180.0; 2010, $179.1 and thereafter, $967.0.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During July 2005, the Company established a new $850.0 million unsecured revolving credit facility (the "Credit Facility"), which is scheduled to expire in July 2008. This Credit Facility replaces the Company’s $500.0 million unsecured credit facility, which was scheduled to expire in June 2006. Under the Credit Facility funds may be borrowed for general corporate purposes, including the funding of (i) property acquisitions, (ii) development and redevelopment costs and (iii) any short-term working capital requirements. Interest on borrowings under the Credit Facility accrue at a spread (currently 0.45%) to LIBOR and fluctuates in accordance with changes in the Company’s senior debt ratings. As part of this Credit Facility, the Company has a competitive bid option whereby the Company may auction up to $425.0 million of its requested borrowings to the bank group. This competitive bid option provides the Company the opportunity to obtain pricing below the currently stated spread to LIBOR of 0.45%. A facility fee of 0.125% per annum is payable quarterly in arrears. In addition, the Company has a $200.0 million sub-limit which provides it the opportunity to borrow in alternative currencies such as Pounds Sterling, Japanese Yen or Euros. Pursuant to the terms of the Credit Facility, the Company, among other things, is (i) subject to maintaining certain maximum leverage ratios on both unsecured senior corporate debt and minimum unencumbered asset and equity levels and (ii) restricted from paying dividends in amounts that exceed 95% of funds from operations, as defined. As of December 31, 2005, there was $200.0 million outstanding (4.68% at December 31, 2005) under the Credit Facility.

During September 2004, the Company entered into a three-year Canadian-denominated ("CAD") $150.0 million unsecured revolving credit facility with a group of banks. This facility bears interest at the CDOR Rate, as defined, plus 0.50% and is scheduled to expire in September 2007. During March 2005, this facility was increased to CAD $250.0 million and the scheduled maturity date was extended to March 2008. During January 2006, the facility was further amended to reduce the borrowing spread to 0.45% and to modify the covenant package to conform to the Company’s $850.0 million U.S. credit facility. Proceeds from this facility will be used for general corporate purposes including the funding of Canadian-denominated investments. As of December 31, 2005, there was CAD $110.0 million (approximately USD $94.7 million, 3.78% at December 31, 2005) outstanding under this facility.

During May 2005, the Company entered into a three-year Mexican Peso-Denominated ("MXP") 500.0 million unsecured revolving credit facility. This facility bears interest at the TIIE Rate, as defined, plus 1.00% and is scheduled to expire in May 2008. Proceeds from this facility will be used to fund peso-denominated investments. As of December 31, 2005, there was MXP 500.0 million (approximately USD $46.7 million 9.66% at December 31, 2005) outstanding under this facility.

In accordance with the terms of the Indenture, as amended, pursuant to which the Company’s senior unsecured notes have been issued, the Company is (a) subject to maintaining certain maximum leverage ratios on both unsecured senior corporate and secured debt, minimum debt service coverage ratios and minimum equity levels and (b) restricted from paying dividends in amounts that exceed by more than $26.0 million the funds from operations, as defined, generated through the end of the calendar quarter most recently completed prior to the declaration of such dividend; however, this dividend limitation does not apply to any distributions necessary to maintain the Company’s qualification as a REIT providing the Company is in compliance with its total leverage limitations.

12.	Mortgages Payable:

During 2005, the Company (i) obtained an aggregate of approximately $95.6 million of individual non-recourse mortgage debt on 53 operating properties, (ii) assumed approximately $79.7 million of individual non-recourse mortgage debt relating to the acquisition of 11 operating properties, including approximately $6.3 million of fair value debt adjustments, (iii) consolidated approximately $33.2 million of non-recourse mortgage debt relating to the purchase of additional ownership interest in various entities, (iv) assigned approximately $119.8 million of individual non-recourse mortgage debt relating to the transfer of 49 operating properties to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30%, (v) paid off approximately $66.9 million of individual non-recourse mortgage debt that encumbered 11 operating properties, (vi) deconsolidated approximately $41.4 million of non-recourse mortgage debt relating to the reduction of the Company’s economic interest in a joint venture and (vii) assigned approximately $7.8 million of non-recourse mortgage debt relating to the sale of an operating property.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During 2004, the Company (i) obtained an aggregate of approximately $217.6 million of individual non-recourse mortgage debt on 15 operating properties, (ii) assumed approximately $158.0 million of individual non-recourse mortgage debt relating to the acquisition of 12 operating properties, including approximately $6.0 million of fair value debt adjustments, (iii) assigned approximately $323.7 million of individual non-recourse mortgage debt relating to the transfer of 24 operating properties to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30%, (iv) paid off approximately $47.9 million of individual non-recourse mortgage debt that encumbered four operating properties and (v) assigned approximately $9.3 million of non-recourse mortgage debt relating to the sale of one operating property.

During 2003, the Company reached agreement with certain lenders in connection with three individual non-recourse mortgages encumbering three former Kmart sites. The Company paid approximately $14.2 million in full satisfaction of these loans, which aggregated approximately $24.0 million. As a result of these transactions, the Company recognized a gain on early extinguishment of debt of approximately $9.7 million during 2003, of which $6.8 million is included in Income from discontinued operations.

Mortgages payable, collateralized by certain shopping center properties and related tenants’ leases, are generally due in monthly installments of principal and/or interest which mature at various dates through 2035. Interest rates range from approximately 4.00% to 10.50% (weighted-average interest rate of 7.48% as of December 31, 2005). The scheduled principal payments of all mortgages payable, excluding unamortized fair value debt adjustments of approximately $15.5 million, as of December 31, 2005, were approximately as follows (in millions): 2006, $21.7; 2007, $17.3; 2008, $60.0; 2009, $20.5; 2010, $23.2 and thereafter, $157.1.

One of the Company’s properties was encumbered by approximately $6.4 million in floating-rate, tax-exempt mortgage bond financing. The rate on these bonds was reset annually, at which time bondholders had the right to require the Company to repurchase the bonds. The Company had engaged a remarketing agent for the purpose of offering for resale the bonds in the event they were tendered to the Company. All bonds tendered for redemption in the past were remarketed and the Company had arrangements, including letters of credit, with banks, to both collateralize the principal amount and accrued interest on such bonds and to fund any repurchase obligations. During 2004, the Company fully paid the outstanding balance of this tax-exempt mortgage bond financing.

13.	Construction Loans Payable:

During 2005, the Company obtained a term loan and construction financing on two ground-up development projects for an aggregate original loan commitment amount of up to $50.5 million, of which approximately $22.4 million was outstanding at December 31, 2005. As of December 31, 2005, the Company had a total of 15 construction loans with total commitments of up to $343.5 million, of which $228.5 million had been funded. These loans had maturities ranging from four to 31 months and variable interest rates ranging from 6.04% to 6.64% at December 31, 2005. These construction loans are collateralized by the respective projects and associated tenants’ leases. The scheduled maturities of all construction loans payable as of December 31, 2005, were approximately as follows (in millions): 2006, $87.7; 2007, $86.3 and 2008, $54.5.

14.	Fair Value Disclosure of Financial Instruments:

All financial instruments of the Company are reflected in the accompanying Consolidated Balance Sheets at amounts which, in management’s estimation based upon an interpretation of available market information and valuation methodologies, reasonably approximate their fair values except those listed below, for which fair values are reflected. The valuation method used to estimate fair value for fixed-rate debt and minority interests relating to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries of the Company is based on discounted cash flow analyses. The fair values for marketable securities are based on published or securities dealers’ estimated market values. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition. The following are financial instruments for which the Company’s estimate of fair value differs from the carrying amounts (in thousands):

	December 31,

	2005		2004

	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value

Marketable Securities	$206,452	$208,114	$123,771	$125,907

Notes Payable	$2,147,405	$2,172,031	$1,608,925	$1,663,474

Mortgages Payable	$315,336	$330,897	$353,071	$375,566

Mandatorily Redeemable Minority Interests (termination dates ranging from 2019 – 2027)	$1,782	$4,934	$2,057	$3,842

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

15.	Financial Instruments – Derivatives and Hedging:

The Company is exposed to the effect of changes in interest rates, foreign currency exchange rate fluctuations and market value fluctuations of equity securities. The Company limits these risks by following established risk management policies and procedures including the use of derivatives.

The principal financial instruments generally used by the Company are interest rate swaps, foreign currency exchange forward contracts, cross currency swaps and warrant contracts. The Company, from time to time, hedges the future cash flows of its floating-rate debt instruments to reduce exposure to interest rate risk principally through interest rate swaps with major financial institutions. The Company had no interest rate swaps outstanding during 2004 and 2005.

As of December 31, 2005 and 2004, respectively, the Company had foreign currency forward contracts designated as net investment hedges of its Canadian investments in real estate of approximately CAD $5.2 million and CAD $184.6 million. During 2005, the Company settled approximately CAD $179.4 million of CAD forward contracts. The Company did not sell or substantially liquidate any of the hedged investments. As of December 31, 2004, the Company had a foreign currency forward contract designated as a fair value hedge of its Canadian investments in real estate aggregating approximately CAD $5.0 million. In April 2005, the Company settled the CAD $5.0 million foreign currency contract. In addition, the Company had a cross currency swap with an aggregate notional amount of approximately $82.4 million pesos ("MXN") (approximately USD $7.8 million) designated as a hedge of its Mexican real estate investments at December 31, 2005 and 2004, respectively.

The Company has designated these foreign currency agreements as net investment hedges of the foreign currency exposure of its net investment in Canadian and Mexican real estate operations. The Company believes these agreements are highly effective in reducing the exposure to fluctuations in exchange rates. As such, gains and losses on these net investment hedges were reported in the same manner as a translation adjustment. During 2005 and 2004, respectively, $0.7 million and $15.1 million of unrealized losses and $3.2 million and $0.0 million of unrealized gains were included in the cumulative translation adjustment relating to the Company’s net investment hedges of its Canadian and Mexican investments.

During 2001, the Company acquired warrants to purchase 2.5 million shares of common stock of a Canadian REIT. The Company designated the warrants as a cash flow hedge of the variability in expected future cash outflows upon purchasing the common stock. The change in fair value of the warrants representing unrealized gains was recorded in OCI. The net unrealized gains, since inception recorded in OCI as of December 31, 2004, were approximately $12.5 million. The Company exercised its warrants in October of 2004. During 2005, the Company sold 0.2 million shares of common stock of the Canadian REIT resulting in a reclassification of $0.7 million of OCI balance to earnings as other income.

The following tables summarize the notional values and fair values of the Company’s derivative financial instruments as of December 31, 2005 and 2004:

	As of December 31, 2005
Hedge Type	Notional Value	Rate	Maturity	Fair Value (in millions)

Foreign currency forwards – net investment	CAD $5.2 million	1.4013	7/06	($0.8)

MXN cross currency swap – net investment	MXN $82.4 million	7.227	10/07	($0.2)

	As of December 31, 2004
Hedge Type	Notional Value	Rate	Maturity	Fair Value (in millions)

Foreign currency forwards – net investment	CAD $184.6 million	1.4013 – 1.6194	1/05 – 7/06	($37.5)

MXN cross currency swap – net investment	MXN $82.4 million	7.227	10/07	$0.3

Foreign currency forward – fair value	CAD $5.0 million	1.5918	4/05	($1.0)

As of December 31, 2005 and 2004, these derivative instruments were reported at their fair value as other liabilities of $1.0 million and $38.5 million, respectively, and other assets of $0.3 million as of December 31, 2004. The Company does not expect to reclassify to earnings any of the current balance during the next 12 months.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

16.	Preferred Stock, Common Stock and Convertible Unit Transactions:

At January 1, 2003, the Company had outstanding 3,000,000 Depositary Shares (the "Class A Depositary Shares"), each such Class A Depositary Share representing a one-tenth fractional interest of a share of the Company’s 7¾% Class A Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class A Preferred Stock"), 2,000,000 Depositary Shares (the "Class B Depositary Shares"), each such Class B Depositary Share representing a one-tenth fractional interest of a share of the Company’s 8½% Class B Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class B Preferred Stock") and 4,000,000 Depositary Shares (the "Class C Depositary Shares"), each such Class C Depositary Share representing a one-tenth fractional interest of a share of the Company’s 8 3/8% Class C Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class C Preferred Stock").

During June 2003, the Company redeemed all 2,000,000 outstanding Depositary Shares of the Company’s Class B Preferred Stock, all 3,000,000 outstanding Depositary Shares of the Company’s Class A Preferred Stock and all 4,000,000 outstanding Depositary Shares of the Company’s Class C Preferred Stock, each at a redemption price of $25.00 per Depositary Share, totaling $225.0 million, plus accrued dividends. In accordance with Emerging Issues Task Force ("EITF") D-42, the Company deducted from the calculation of net income available to common shareholders original issuance costs of approximately $7.8 million associated with the redemption of the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock.

During June 2003, the Company issued 7,000,000 Depositary Shares (the "Class F Depositary Shares"), each such Class F Depositary Share representing a one-tenth fractional interest of a share of the Company’s 6.65% Class F Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class F Preferred Stock"). Dividends on the Class F Depositary Shares are cumulative and payable quarterly in arrears at the rate of 6.65% per annum based on the $25.00 per share initial offering price, or $1.6625 per annum. The Class F Depositary Shares are redeemable, in whole or part, for cash on or after June 5, 2008, at the option of the Company, at a redemption price of $25.00 per Depositary Share, plus any accrued and unpaid dividends thereon. The Class F Depositary Shares are not convertible or exchangeable for any other property or securities of the Company. Net proceeds from the sale of the Class F Depositary Shares, totaling approximately $169.0 million (after related transaction costs of $6.0 million) were used to redeem all of the Company’s Class B Preferred Stock and Class C Preferred Stock and to fund a portion of the redemption of the Company’s Class A Preferred Stock.

Voting Rights – As to any matter on which the Class F Preferred Stock, ("Preferred Stock") may vote, including any action by written consent, each share of Preferred Stock shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof. With respect to each share of Preferred Stock, the holder thereof may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per share of Preferred Stock). As a result, each Class F Depositary Share is entitled to one vote.

Liquidation Rights – In the event of any liquidation, dissolution or winding up of the affairs of the Company, the Preferred Stock holders are entitled to be paid, out of the assets of the Company legally available for distribution to its stockholders, a liquidation preference of $250.00 per share ($25.00 per Class F Depositary Share), plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of the Company’s common stock or any other capital stock that ranks junior to the Preferred Stock as to liquidation rights.

During June 2003, the Company completed a primary public stock offering of 2,070,000 shares of the Company’s common stock. The net proceeds from this sale of common stock, totaling approximately $76.0 million (after related transaction costs of $0.7 million) were used for general corporate purposes, including the acquisition of interests in real estate properties.

During September 2003, the Company completed a primary public stock offering of 2,760,000 shares of the Company’s common stock. The net proceeds from this sale of common stock, totaling approximately $112.7 million (after related transaction costs of $1.0 million) were used for general corporate purposes, including the acquisition of interests in real estate properties.

During October 2002, the Company acquired an interest in a shopping center property located in Daly City, CA, valued at $80.0 million, through the issuance of approximately 4.8 million Convertible Units which are convertible at a ratio of 1:1 into the Company’s common stock. The unit holder has the right to convert the Convertible Units at any time after one year. In addition, the Company has the right to mandatorily require a conversion after ten years. If at the time of conversion the common stock price for the 20 previous trading days is less than $16.785 per share, the unit holder would be entitled to additional shares; however, the maximum number of additional shares is limited to 503,932 based upon a floor common stock price of $15.180. The Company has the option to settle the conversion in cash. Dividends on the Convertible Units are paid quarterly at the rate of the Company’s common stock dividend multiplied by 1.1057. The value of the Convertible Units is included in Minority interests in partnerships on the accompanying Consolidated Balance Sheets.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

17.	Supplemental Schedule of Non-Cash Investing/Financing Activities:

The following schedule summarizes the non-cash investing and financing activities of the Company for the years ended December 31, 2005, 2004 and 2003, (in thousands):

	2005	2004	2003

Acquisition of real estate interests by assumption of mortgage debt	$73,400	$151,987	$180,893

Acquisition of real estate interest by issuance of downREIT units	$—	$28,349	$—

Disposition of real estate interests by assignment of downREIT units	$4,236	$24,114	$—

Acquisition of real estate interests through proceeds held in escrow	$—	$69,681	$—

Disposition/transfer of real estate interests by assignment of mortgage debt	$166,108	$320,120	$23,068

Proceeds held in escrow through sale of real estate interests	$19,217	$9,688	$41,194

Notes received upon disposition of real estate interests	$—	$6,277	$14,490

Notes received upon exercise of stock options	$—	$—	$100

Declaration of dividends paid in succeeding period	$78,169	$71,497	$65,969

18.	Transactions with Related Parties:

The Company, along with its joint venture partner, provided KROP short-term interim financing for all acquisitions by KROP for which a mortgage was not in place at the time of closing. All such financing had maturities of less than one year and bore interest at rates ranging from LIBOR plus 4.0% to LIBOR plus 5.25% for the years ended December 31, 2005 and 2004, respectively. KROP had no outstanding short-term interim financing due to GECRE and the Company as of December 31, 2005 and 2004, respectively. The Company earned approximately $24,000 and $0.2 million during 2005 and 2004, respectively, related to such interim financing.

The Company provides management services for shopping centers owned principally by affiliated entities and various real estate joint ventures in which certain stockholders of the Company have economic interests. Such services are performed pursuant to management agreements which provide for fees based upon a percentage of gross revenues from the properties and other direct costs incurred in connection with management of the centers.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

In December 2004, in conjunction with the Price Legacy transaction, the Company, which holds a 15% non-controlling interest, provided the acquiring joint venture approximately $30.6 million of secured mezzanine financing. This interest-only loan bears interest at a fixed rate of 7.5% per annum payable monthly in arrears and matures in December 2006. The Company also provided PL Retail a secured short-term promissory note for approximately $8.2 million. This interest only note bore interest at LIBOR plus 4.5% and was scheduled to mature in June 2005. During 2005, this note was amended to bear interest at LIBOR plus 6.0% and is now payable on demand. As of December 31, 2005, PL Retail had approximately $8.9 million outstanding on the mezzanine financing and approximately $8.2 million outstanding on the promissory note.

Reference is made to Notes 7 and 8 for additional information regarding transactions with related parties.

19.	Commitments and Contingencies:

The Company and its subsidiaries are primarily engaged in the operation of shopping centers which are either owned or held under long-term leases which expire at various dates through 2087. The Company and its subsidiaries, in turn, lease premises in these centers to tenants pursuant to lease agreements which provide for terms ranging generally from 5 to 25 years and for annual minimum rentals plus incremental rents based on operating expense levels and tenants’ sales volumes. Annual minimum rentals plus incremental rents based on operating expense levels comprised approximately 99% of total revenues from rental property for each of the three years ended December 31, 2004, 2003 and 2002.

The future minimum revenues from rental property under the terms of all non-cancellable tenant leases, assuming no new or renegotiated leases are executed for such premises, for future years are approximately as follows (in millions): 2006, $388.5; 2007, $359.7; 2008, $319.0; 2009, $282.8; 2010, $243.2 and thereafter, $1,437.8.

Minimum rental payments under the terms of all non-cancelable operating leases pertaining to the Company’s shopping center portfolio for future years are approximately as follows (in millions): 2006, $11.3; 2007, $10.6; 2008, $10.5; 2009, $10.0; 2010, $8.3 and thereafter, $140.8.

The Company has issued letters of credit in connection with completion and repayment guarantees for construction loans encumbering certain of the Company’s ground-up development projects and guaranty of payment related to the Company’s insurance program. These letters of credit aggregate approximately $34.8 million.

Additionally, the RioCan Venture, an entity in which the Company holds a 50% non-controlling interest, has a CAD $7.0 million (approximately USD $6.0 million) letter of credit facility. This facility is jointly guaranteed by RioCan and the Company and had approximately CAD $4.6 million (approximately USD $4.0 million) outstanding as of December 31, 2005, relating to various development projects. In addition to the letter of credit facility, various additional Canadian development projects in which the Company holds interests ranging from 33 1/3% to 50% have letters of credit issued aggregating approximately CAD $3.5 million (approximately USD $3.0 million) at December 31, 2005.

During 2005, a joint venture entity in which the Company has a non-controlling interest obtained a CAD $22.5 million credit facility to finance the construction of a 0.1 million square foot shopping center located in Kamloops, B.C. This facility bears interest at RBP plus 0.5% per annum and is schedule to mature in May 2007. The Company and its partner in this entity each have a limited and several guarantee of CAD $7.5 million related to this facility. As of December 31, 2005, there was no outstanding balance on this facility.

During 2003, the limited partners in KIR, an entity in which the Company holds a 43.3% non-controlling interest, contributed $30.0 million toward their respective capital commitments, including $13.0 million by the Company. As of December 31, 2003, KIR had unfunded capital commitments of $99.0 million, including $42.9 million from the Company. During 2004, the KIR partners elected to cancel the remaining unfunded capital commitments.

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

20.	Incentive Plans:

The Company maintains a stock option plan (the "Plan") pursuant to which a maximum of 37,000,000 shares of the Company’s common stock may be issued for qualified and non-qualified options. Options granted under the Plan generally vest ratably over a three or five-year term, expire ten years from the date of grant and are exercisable at the market price on the date of grant, unless otherwise determined by the Board at its sole discretion. In addition, the Plan provides for the granting of certain options to each of the Company’s non-employee directors (the "Independent Directors") and permits such Independent Directors to elect to receive deferred stock awards in lieu of directors’ fees.

Information with respect to stock options under the Plan for the years ended December 31, 2005, 2004 and 2003, is as follows:

	Shares	Weighted-Average Exercise Price Per Share

Options outstanding, January 1, 2003	14,204,146	$13.69
Exercised	(2,156,406)	$11.96
Granted	3,242,876	$21.67
Forfeited	(179,006)	$15.58

Options outstanding, December 31, 2003	15,111,610	$15.62
Exercised	(3,379,748)	$13.63
Granted	3,887,500	$27.72
Forfeited	(379,790)	$19.25

Options outstanding, December 31, 2004	15,239,572	$19.06
Exercised	(2,963,910)	$14.23
Granted	2,515,200	$31.15
Forfeited	(239,566)	$23.59

Options outstanding, December 31, 2005	14,551,296	$22.06

Options exercisable -
December 31, 2003	7,239,548	$13.24

December 31, 2004	8,135,762	$14.95

December 31, 2005	8,167,681	$17.63

The exercise prices for options outstanding as of December 31, 2005, range from $9.13 to $32.86 per share. The weighted-average remaining contractual life for options outstanding as of December 31, 2005, was approximately 7.5 years. Options to purchase 3,817,066, 6,332,266 and 10,219,766 shares of the Company’s common stock were available for issuance under the Plan at December 31, 2005, 2004 and 2003, respectively.

The Company maintains a 401(k) retirement plan covering substantially all officers and employees, which permits participants to defer up to the maximum allowable amount determined by the Internal Revenue Service of their eligible compensation. This deferred compensation, together with Company matching contributions, which generally equal employee deferrals up to a maximum of 5% of their eligible compensation (capped at $170,000), is fully vested and funded as of December 31, 2005. The Company contributions to the plan were approximately $1.1 million, $1.0 million and $0.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

21.	Income Taxes:

The Company elected to qualify as a REIT in accordance with the Code commencing with its taxable year which began January 1, 1992. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted REIT taxable income to its stockholders. It is management’s intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under the Code. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company is subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

Reconciliation between GAAP Net Income and Federal Taxable Income:

The following table reconciles GAAP net income to taxable income for the years ended December 31, 2005, 2004 and 2003, (in thousands):

	2005 (Estimated)	2004 (Actual)	2003 (Actual)

GAAP net income	$363,628	$297,137	$307,879
Less: GAAP net income of taxable REIT subsidiaries	(21,666)	(19,396)	(12,814)

GAAP net income from REIT operations (a)	341,962	277,741	295,065
Net book depreciation in excess of (less than) tax depreciation	6,072	4,716	(36,663)
Deferred and prepaid rents	(3,800)	(7,200)	(6,000)
Exercise of non-qualified stock options	(33,752)	(28,022)	(11,370)
Book/tax differences from investments in real estate joint ventures	(3,350)	(6,350)	(2,472)
Book/tax difference on sale of real property	(33,863)	(18,799)	(32,319)
Valuation adjustment of foreign currency contracts	2,537	(21,697)	(15,466)
Book adjustment of property carrying values	—	7,116	4,016
Other book/tax differences, net	16,980	8,419	(6,747)

Adjusted taxable income subject to 90% dividend requirements	$292,786	$215,924	$188,044

Certain amounts in the prior periods have been reclassified to conform to the current year presentation.

(a) – All adjustments to "GAAP net income from REIT operations" are net of amounts attributable to minority interest and taxable REIT subsidiaries.

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Reconciliation between Cash Dividends Paid and Dividends Paid Deductions (in thousands):

For the year ended December 31, 2005, cash dividends paid were equal to the dividends paid deduction and amounted to $293,345. Cash dividends paid exceeded the dividends paid deduction for the years ended December 31, 2004 and 2003 and amounted to $265,254 and $246,301, respectively.

Characterization of Distributions:

The following characterizes distributions paid for the years ended December 31, 2005, 2004 and 2003, (in thousands):

	2005		2004		2003

Preferred Dividends
Ordinary income	$10,009	86%	$11,638	100%	$13,169	84%
Capital gain	1,629	14%	—	—	2,451	16%

	$11,638	100%	$11,638	100%	$15,620	100%

Common Dividends
Ordinary income	$242,268	86%	$210,501	83%	$171,071	74%
Capital gain	39,439	14%	—	—	31,840	14%
Return of capital	—	—	43,115	17%	27,770	12%

	$281,707	100%	$253,616	100%	$230,681	100%

Total dividends distributed	$293,345		$265,254		$246,301

Taxable REIT Subsidiaries ("TRS"):

The Company is subject to federal, state and local income taxes on the income from its TRS activities, which include Kimco Realty Services ("KRS"), a wholly owned subsidiary of the Company and the consolidated entities of FNC and Blue Ridge Real Estate Company/Big Boulder Corporation.

Income taxes have been provided for on the asset and liability method as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of the TRS assets and liabilities.

The Company’s taxable income for book purposes and provision for income taxes relating to the Company’s TRS and taxable entities which have been consolidated for accounting reporting purposes, for the years ended December 31, 2005, 2004 and 2003, are summarized as follows (in thousands):

	2005	2004	2003

Income before income taxes	$32,920	$27,716	$21,328

Less provision for income taxes:
Federal	9,446	6,939	7,104
State and local	1,808	1,381	1,410

Total tax provision	11,254	8,320	8,514

GAAP net income from taxable REIT subsidiaries	$21,666	$19,396	$12,814

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

The Company’s deferred tax assets and liabilities at December 31, 2005 and 2004, were as follows (in millions):

	2005	2004

Deferred Tax assets:
Operating losses – FNC	$59.4	$—
Other	16.3	11.8
Valuation allowance	(33.8)	—

Total deferred tax assets	41.9	11.8
Deferred tax liabilities	(12.8)	(7.3)

Net deferred tax assets	$29.1	$4.5

Deferred tax assets and deferred tax liabilities are included in the caption Other assets and Other liabilities on the accompanying Consolidated Balance Sheets at December 31, 2005 and 2004. Operating losses and the valuation allowance are due to the Company’s consolidation of FNC for accounting and reporting purposes and relate to pre-bankruptcy emergence operating losses incurred by Frank’s. At December 31, 2005, FNC had approximately $152.2 million of net operating loss carry forwards that expire from 2022 through 2025, with a tax value of approximately $59.4 million. A valuation allowance of $33.8 million has been established for a portion of these deferred tax assets. Other deferred tax assets and deferred tax liabilities relate primarily to differences in the timing of the recognition of income/(loss) between the GAAP and tax basis of accounting for (i) real estate joint ventures, (ii) other real estate investments and (iii) other deductible temporary differences. The Company believes that, based on its operating strategy and consistent history of profitability, it is more likely than not that the net deferred tax assets of $29.1 million will be realized on future tax returns, primarily from the generation of future taxable income.

The income tax provision differs from the amount computed by applying the statutory federal income tax rate to taxable income before income taxes as follows (in thousands):
	2005	2004	2003

Federal provision at statutory tax rate (35%)	$11,522	$9,700	$7,465
State and local taxes, net of federal benefit	2,140	1,801	1,049
Other	(2,408)	(3,181)	—

	$11,254	$8,320	$8,514

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

22. Supplemental Financial Information:

The following represents the results of operations, expressed in thousands except per share amounts, for each quarter during the years 2005 and 2004:

	2005 (Unaudited)

	Mar. 31	June 30	Sept. 30	Dec. 31

Revenues from rental property(1)	$128,450	$125,825	$128,787	$136,040
Net income	$86,780	$83,837	$85,343	$107,668

Net income per common share:
Basic	$.37	$.36	$.36	$.46
Diluted	$.37	$.35	$.36	$.44

	2004 (Unaudited)

	Mar. 31	June 30	Sept. 30	Dec. 31

Revenues from rental property(1)	$136,894	$126,859	$119,204	$121,487
Net income	$71,389	$71,430	$78,511	$75,807

Net income per common share:
Basic	$.31	$.31	$.34	$.32
Diluted	$.30	$.31	$.33	$.32

(1) All periods have been adjusted to reflect the impact of operating properties sold during the six months ended June 30, 2006 and the years ended and December 31, 2005 and 2004 and properties classified as held for sale as of June 30, 2006 and December 31, 2005, which are reflected in the caption Discontinued operations on the accompanying Consolidated Statements of Income.

Accounts and notes receivable in the accompanying Consolidated Balance Sheets net of estimated unrecoverable amounts, were approximately $8.5 million and $8.7 million at December 31, 2005 and 2004, respectively.

23. Pro Forma Financial Information (Unaudited):

As discussed in Notes 3, 4 and 5, the Company and certain of its subsidiaries acquired and disposed of interests in certain operating properties during 2005. The pro forma financial information set forth below is based upon the Company’s historical Consolidated Statements of Income for the years ended December 31, 2005 and 2004, adjusted to give effect to these transactions at the beginning of each year.

The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred on at the beginning of each year, nor does it purport to represent the results of operations for future periods. (Amounts presented in millions, except per share figures.)

	Year ended December 31,
	2005	2004

Revenues from rental property	$532.1	$518.7
Net income	$331.2	$282.4

Net income per common share:
Basic	$1.41	$1.21

Diluted	$1.38	$1.19

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KIMCO REALTY CORPORATION AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS
FOR YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(in thousands)

	Balance at beginning of period	Charged to expenses	Adjustments to valuation accounts	Deductions	Balance at end of period

Year Ended December 31, 2005
Allowance for uncollectable accounts	$8,650	$1,296	$—	($1,446)	$8,500

Allowance for deferred tax asset	$—	$—	$33,783	$—	$33,783

Year Ended December 31, 2004
Allowance for uncollectable accounts	$9,650	$1,335	$—	($2,335)	$8,650

Year Ended December 31, 2003
Allowance for uncollectable accounts	$5,750	$5,800	$—	($1,900)	$9,650

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KIMCO REALTY CORPORATION AND SUBSIDIARIES
REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2005

	Initial Cost
Properties	Land	Building and Improve- ment	Subse- quent to Acqui- sition	Land	Buildings and Improve- ments	Total	Accu- mulated Depre- ciation	Total Cost, Net of Accumu- lated Depre- ciation	Encum- brances	Date of Constru- ction(C) Acqui- sition(A)

FAIRFIELD SHOPPING CENTER	529,247	2,137,493	226,005	529,247	2,363,498	2,892,745	317,182	2,575,563	—	2000	(A)
HOOVER	279,106	7,735,873	—	279,106	7,735,873	8,014,979	1,190,298	6,824,681	—	1999	(A)
KDI-MAIN STREET AT ANTHEM	7,305,430	—	(2,754,224)	3,471,753	1,079,453	4,551,206	—	4,551,206	3,349,534	2004	(C)
KDI-CHANDLER AUTO MALLS	9,318,595	—	(1,444,496)	7,313,506	560,593	7,874,099	—	7,874,099	—	2004	(C)
KIMCO MESA 679, INC. AZ	2,915,000	11,686,291	1,132,782	2,915,000	12,819,073	15,734,073	2,547,604	13,186,469	—	1998	(A)
MESA RIVERVIEW	750,000	—	12,381,686	750,000	11,631,686	12,381,686	—	12,381,686	—	2005	(C)
MESA RIVERVIEW (AUTO OFFICE)	14,250,000	—	16,214,834	14,250,000	1,964,834	16,214,834	—	16,214,834	—	2005	(C)
METRO SQUARE	4,101,017	16,410,632	596,955	4,101,017	17,007,587	21,108,604	3,654,773	17,453,831	—	1998	(A)
PEORIA CROSSING	7,212,588	—	2,198,742	161,583	4,116,913	4,278,495	—	4,278,495	245,283	2000	(C)
HAYDEN PLAZA NORTH	2,015,726	4,126,509	5,415,780	2,015,726	9,542,289	11,558,015	1,393,010	10,165,005	—	1998	(A)
PHOENIX, COSTCO	5,324,501	21,269,943	223,770	5,324,501	21,493,713	26,818,214	4,117,379	22,700,835	—	1998	(A)
PHOENIX	2,450,341	9,802,046	572,141	2,450,341	10,374,187	12,824,528	2,158,629	10,665,899	—	1997	(A)
KDI-ASANTE RETAIL CENTER	8,702,635	—	6,921,893	15,178,232	446,296	15,624,528	—	15,624,528	9,181,461	2004	(C)
ALHAMBRA, COSTCO	4,995,639	19,982,557	23,838	4,995,639	20,006,395	25,002,034	3,888,509	21,113,525	—	1998	(A)
MADISON PLAZA	5,874,396	23,476,190	121,916	5,874,396	23,598,106	29,472,502	4,569,538	24,902,964	—	1998	(A)
CHULA VISTA, COSTCO	6,460,743	25,863,153	11,926,604	6,460,743	37,789,757	44,250,500	5,246,046	39,004,454	—	1998	(A)
CORONA HILLS, COSTCO	13,360,965	53,373,453	784,920	13,360,965	54,158,373	67,519,338	10,533,810	56,985,528	—	1998	(A)
LABAND VILLAGE SC	5,600,000	11,709,367	—	5,600,000	13,502,164	19,102,164	157,992	18,944,172	9,621,184	2005	(A)
LA MIRADA THEATRE CENTER	8,816,741	35,259,965	(8,644,556)	6,888,679	28,543,471	35,432,150	5,365,198	30,066,952	—	1998	(A)
PLAZA DI NORTHRIDGE	12,900,000	40,574,842	—	12,900,000	47,079,766	59,979,766	568,573	59,411,193	31,193,806	2005	(A)
POWAY CITY CENTRE	5,854,585	13,792,470	—	5,854,585	15,041,196	20,895,781	458,879	20,436,902	—	2005	(A)
THE CENTRE	3,403,724	13,625,899	185,660	3,403,724	13,811,559	17,215,283	2,148,933	15,066,351	—	1999	(A)
SANTA ANA, HOME DEPOT	4,592,364	18,345,257	—	4,592,364	18,345,257	22,937,621	3,548,040	19,389,581	—	1998	(A)
SANTEE TOWN CENTER	2,252,812	9,012,256	942,135	2,252,812	9,954,391	12,207,203	1,748,939	10,458,263	—	1998	(A)
FULTON MARKET PLACE	2,966,018	6,920,710	—	2,966,018	7,553,461	10,519,479	11,347	10,508,132	7,386,469	2005	(A)
MARIGOLD SC	15,300,000	25,563,978	—	15,300,000	29,305,140	44,605,140	453,265	44,151,875	19,692,278	2005	(A)
WESTLAKE SHOPPING CENTER	16,174,307	64,818,562	24,988,160	16,174,307	89,806,723	105,981,029	5,316,914	100,664,115	—	2002	(A)
VILLAGE ON THE PARK	2,194,463	8,885,987	809,270	2,194,463	9,695,257	11,889,720	1,910,414	9,979,307	—	1998	(A)
AURORA QUINCY	1,148,317	4,608,249	212,313	1,148,317	4,820,562	5,968,879	957,506	5,011,373	2,248,369	1998	(A)
AURORA EAST BANK	1,500,568	6,180,103	160,719	1,500,568	6,340,822	7,841,390	1,275,050	6,566,340	—	1998	(A)
SPRING CREEK COLORADO	1,423,260	5,718,813	26,244	1,423,260	5,745,057	7,168,317	1,176,457	5,991,860	—	1998	(A)
DENVER WEST 38TH STREET	161,167	646,983	—	161,167	646,983	808,150	131,311	676,840	—	1998	(A)
ENGLEWOOD PHAR MOR	805,837	3,232,650	88,947	805,837	3,321,597	4,127,434	660,302	3,467,132	—	1998	(A)
FORT COLLINS	1,253,497	7,625,278	—	1,253,497	7,625,278	8,878,775	1,140,533	7,738,241	2,770,936	2000	(A)
HERITAGE WEST	1,526,576	6,124,074	115,237	1,526,576	6,239,311	7,765,887	1,256,879	6,509,007	—	1998	(A)
BRANFORD PLAZA	390,900	974,671	—	390,900	974,671	1,365,571	26,364	1,339,206	613,723	2005	(A)
WEST FARM SHOPPING CENTER	5,805,969	23,348,024	259,589	5,805,969	23,607,613	29,413,582	4,480,030	24,933,552	—	1998	(A)
FARMINGTON PLAZA	433,713	1,211,800	—	433,713	1,211,800	1,645,513	36,053	1,609,460	613,723	2005	(A)
N.HAVEN, HOME DEPOT	7,704,968	30,797,640	225,056	7,704,968	31,022,696	38,727,664	5,988,691	32,738,973	—	1998	(A)
SOUTHINGTON PLAZA	376,256	1,055,168	—	376,256	1,055,168	1,431,424	28,099	1,403,325	613,723	2005	(A)
WATERBURY	2,253,078	9,017,012	274,246	2,253,078	9,291,258	11,544,336	2,856,390	8,687,946	—	1993	(A)
DOVER	122,741	66,738	4,795,122	3,024,375	1,960,227	4,984,601	937	4,983,665	—	2003	(A)
ELSMERE	—	3,185,642	—	—	3,185,642	3,185,642	3,185,641	—	—	1979	(C)
ALTAMONTE SPRINGS	770,893	3,083,574	167,155	770,893	3,250,729	4,021,622	801,631	3,219,992	—	1995	(A)
BOCA RATON	573,875	2,295,501	1,222,140	573,875	3,517,641	4,091,516	1,256,338	2,835,178	—	1992	(A)
BRADENTON	125,000	299,253	333,571	125,000	632,824	757,824	409,427	348,397	—	1968	(C)
BAYSHORE GARDENS, BRADENTON FL	2,901,000	11,738,955	460,115	2,901,000	12,199,070	15,100,070	2,379,651	12,720,419	—	1998	(A)
BRADENTON PLAZA	527,026	765,252	—	527,026	765,252	1,292,278	25,726	1,266,552	—	2005	(A)
CORAL SPRINGS	710,000	2,842,907	3,235,992	710,000	6,078,899	6,788,899	1,488,555	5,300,344	—	1994	(A)
CORAL SPRINGS	1,649,000	6,626,301	180,572	1,649,000	6,806,873	8,455,873	1,395,175	7,060,699	—	1997	(A)
CURLEW CROSSING S.C.	5,315,955	12,529,467	—	5,315,955	13,663,537	18,979,492	409,771	18,569,721	—	2005	(A)
EAST ORLANDO	491,676	1,440,000	2,930,067	1,007,882	3,853,861	4,861,743	2,149,406	2,712,337	—	1971	(C)
FERN PARK	225,000	902,000	2,903,564	225,000	3,805,564	4,030,564	2,004,444	2,026,120	—	1968	(C)
REGENCY PLAZA	2,410,000	9,671,160	169,799	2,410,000	9,840,959	12,250,959	1,553,596	10,697,364	—	1999	(A)
FLINT PLAZA	11,585,549	1,355,467	—	11,585,549	1,355,467	12,941,016	—	12,941,016	—	2005	(C)
SHOPPES AT AMELIA CONCOURSE	7,600,000	—	4,356,546	1,975,613	9,980,933	11,956,546	—	11,956,546	—	2003	(C)
AVENUES WALKS	26,984,546	—	—	26,984,546	1,793,208	28,777,753	—	28,777,753	—	2005	(C)
KISSIMMEE	1,328,536	5,296,652	1,794,614	1,328,536	7,091,266	8,419,802	1,734,170	6,685,632	—	1996	(A)
LAUDERDALE LAKES	342,420	2,416,645	3,028,432	342,420	5,445,077	5,787,497	3,650,947	2,136,550	—	1968	(C)

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	Initial Cost
Properties	Land	Building and Improve- ment	Subse- quent to Acqui- sition	Land	Buildings and Improve- ments	Total	Accu- mulated Depre- ciation	Total Cost, Net of Accumu- lated Depre- ciation	Encum- brances	Date of Constru- ction(C) Acqui- sition(A)

MERCHANTS WALK	2,580,816	10,366,090	525,487	2,580,816	10,891,577	13,472,393	1,203,629	12,268,765	—	2001	(A)
LARGO	293,686	792,119	1,154,515	293,686	1,946,634	2,240,320	1,753,673	486,647	—	1968	(C)
LEESBURG	—	171,636	183,308	—	354,944	354,944	266,000	88,944	—	1969	(C)
LARGO EAST BAY	2,832,296	11,329,185	1,275,567	2,832,296	12,604,752	15,437,048	4,898,075	10,538,973	—	1992	(A)
LAUDERHILL	1,002,733	2,602,415	10,756,563	1,774,443	12,587,268	14,361,711	6,651,972	7,709,738	—	1974	(C)
MELBOURNE	—	1,754,000	2,997,250	—	4,751,250	4,751,250	2,233,658	2,517,592	—	1968	(C)
GROVE GATE	365,893	1,049,172	1,165,106	365,893	2,214,278	2,580,171	1,714,992	865,179	—	1968	(C)
NORTH MIAMI	732,914	4,080,460	10,713,057	732,914	14,793,517	15,526,431	5,867,625	9,658,806	—	1985	(A)
MILLER ROAD	1,138,082	4,552,327	1,673,910	1,138,082	6,226,237	7,364,319	4,998,126	2,366,192	—	1986	(A)
MARGATE	2,948,530	11,754,120	2,900,969	2,948,530	14,655,089	17,603,619	4,239,627	13,363,992	—	1993	(A)
MT. DORA	1,011,000	4,062,890	139,971	1,011,000	4,202,861	5,213,861	872,808	4,341,053	—	1997	(A)
PLANTATION CROSSING	7,524,800	—	—	7,524,800	1,376,058	8,900,858	—	8,900,858	—	2005	(C)
ORLANDO	923,956	3,646,904	1,891,604	1,172,119	5,290,345	6,462,464	1,545,290	4,917,174	—	1995	(A)
RENAISSANCE CENTER	9,104,379	36,540,873	4,371,195	9,104,379	40,912,068	50,016,447	9,235,874	40,780,573	—	1998	(A)
SAND LAKE	3,092,706	12,370,824	1,519,511	3,092,706	13,890,335	16,983,041	3,992,472	12,990,569	—	1994	(A)
ORLANDO	560,800	2,268,112	3,065,682	580,030	5,314,564	5,894,594	1,027,040	4,867,555	—	1996	(A)
OCALA	1,980,000	7,927,484	3,466,863	1,980,000	11,394,347	13,374,347	2,211,407	11,162,940	—	1997	(A)
POMPANO BEACH	97,169	874,442	1,404,350	97,169	2,278,792	2,375,961	1,347,695	1,028,266	—	1968	(C)
PALATKA	130,844	556,658	1,071,044	130,844	1,627,702	1,758,546	774,511	984,035	—	1970	(C)
ST. PETERSBURG	—	917,360	847,730	—	1,765,090	1,765,090	758,930	1,006,160	—	1968	(C)
TUTTLE BEE SARASOTA	254,961	828,465	1,747,305	254,961	2,575,770	2,830,731	1,804,753	1,025,978	—	1970	(C)
SOUTH EAST SARASOTA	1,283,400	5,133,544	3,428,658	1,440,264	8,405,338	9,845,602	3,121,402	6,724,200	—	1989	(A)
SANFORD	1,832,732	9,523,261	5,665,768	1,832,732	15,189,029	17,021,761	6,019,179	11,002,582	—	1989	(A)
STUART	2,109,677	8,415,323	471,059	2,109,677	8,886,382	10,996,059	2,588,936	8,407,123	—	1994	(A)
SOUTH MIAMI	1,280,440	5,133,825	2,705,210	1,280,440	7,839,035	9,119,475	1,888,487	7,230,988	—	1995	(A)
TAMPA	2,820,000	11,283,189	1,925,241	2,820,000	13,208,430	16,028,430	2,781,828	13,246,602	—	1997	(A)
TAMPA	2,400,445	5,601,039	—	2,400,445	5,601,039	8,001,484	190,243	7,811,241	—	2004	(A)
VILLAGE COMMONS S.C.	2,192,331	8,774,158	528,183	2,192,331	9,302,341	11,494,672	1,634,209	9,860,463	—	1998	(A)
MISSION BELL SHOPPING CENTER	5,056,426	11,843,119	136,859	5,067,033	13,048,075	18,115,108	2,116,651	15,998,457	—	2004	(A)
WEST PALM BEACH	550,896	2,298,964	833,672	550,896	3,132,636	3,683,532	721,293	2,962,239	—	1995	(A)
THE SHOPS AT WEST MELBOURNE	2,200,000	8,829,541	3,406,701	2,200,000	12,236,242	14,436,242	2,064,021	12,372,221	—	1998	(A)
AUGUSTA	1,482,564	5,928,122	1,978,769	1,482,564	7,906,891	9,389,455	1,672,363	7,717,092	—	1995	(A)
MACON	262,700	1,487,860	1,662,488	349,326	3,063,722	3,413,048	1,736,847	1,676,201	—	1969	(C)
SAVANNAH	2,052,270	8,232,978	1,210,449	2,052,270	9,443,427	11,495,697	2,809,074	8,686,622	—	1993	(A)
SAVANNAH	652,255	2,616,522	393,302	652,255	3,009,824	3,662,079	756,967	2,905,112	—	1995	(A)
CLIVE	500,525	2,002,101	—	500,525	2,002,101	2,502,626	509,082	1,993,544	—	1996	(A)
SOUTHDALE SHOPPING CENTER	1,720,330	6,916,294	938,211	1,720,330	7,854,504	9,574,834	1,322,522	8,252,313	4,034,954	1999	(A)
DES MOINES	500,525	2,559,019	37,079	500,525	2,596,098	3,096,623	640,300	2,456,323	—	1996	(A)
DUBUQUE	—	2,152,476	10,848	—	2,163,324	2,163,324	450,420	1,712,904	—	1997	(A)
WATERLOO	500,525	2,002,101	2,869,100	500,525	4,871,201	5,371,726	688,398	4,683,327	—	1996	(A)
TREASURE VALLEY MARKETPLACE	—	—	—	2,718,039	—	2,718,039	—	2,718,039	—	2005	(C)
NAMPA (HORSHAM) FUTURE DEV.	6,501,240	—	—	6,501,240	147,510	6,648,750	—	6,648,750	—	2005	(C)
ALTON, BELTLINE HWY	329,532	1,987,981	59,934	329,532	2,047,915	2,377,447	757,301	1,620,146	—	1998	(A)
AURORA, N. LAKE	2,059,908	9,531,721	—	2,059,908	9,531,721	11,591,629	1,811,494	9,780,135	—	1998	(A)
KRC ARLINGTON HEIGHT	1,983,517	9,178,272	(5,174,697)	1,983,517	4,003,575	5,987,092	1,427,643	4,559,449	—	1998	(A)
BLOOMINGTON	805,521	2,222,353	5,163,864	805,521	7,386,217	8,191,738	4,107,676	4,084,062	—	1972	(C)
BELLEVILLE, WESTFIELD PLAZA	—	5,372,253	—	—	5,372,253	5,372,253	1,021,521	4,350,732	—	1998	(A)
BRADLEY	500,422	2,001,687	—	500,422	2,001,687	2,502,109	589,274	1,912,835	—	1996	(A)
CALUMET CITY	1,479,217	8,815,760	12,429,068	1,479,217	21,244,828	22,724,045	1,784,739	20,939,306	—	1997	(A)
COUNTRYSIDE	—	4,770,671	1,137,295	1,101,670	4,806,296	5,907,966	971,560	4,936,406	—	1997	(A)
CARBONDALE	—	500,000	—	—	500,000	500,000	89,744	410,256	—	1997	(A)
CHICAGO	—	2,687,046	633,471	—	3,320,517	3,320,517	595,842	2,724,676	—	1997	(A)
CHAMPAIGN, NEIL ST.	230,519	1,285,460	82,606	230,519	1,368,066	1,598,585	234,390	1,364,195	—	1998	(A)
ELSTON	1,010,375	5,692,211	—	1,010,375	5,692,211	6,702,586	1,082,244	5,620,342	—	1997	(A)
S. CICERO	—	1,541,560	149,203	—	1,690,763	1,690,763	356,174	1,334,590	—	1997	(A)
CRYSTAL LAKE, NW HWY	179,964	1,025,811	317,841	180,269	1,343,347	1,523,616	225,474	1,298,142	—	1998	(A)
CRYSTAL LAKE PLAZA	353,768	—	—	353,768	1,184,688	1,538,456	21,572	1,516,884	956,712	2005	(A)
BUTTERFIELD SQUARE	1,601,960	6,637,926	299,681	1,603,277	6,936,290	8,539,567	1,185,158	7,354,409	—	1998	(A)
DOWNERS PARK PLAZA	2,510,455	10,164,494	558,484	2,510,455	10,722,978	13,233,433	1,902,129	11,331,305	—	1999	(A)
DOWNER GROVE	811,778	4,322,956	1,705,158	811,778	6,028,114	6,839,892	1,134,099	5,705,793	—	1997	(A)
ELGIN	842,555	2,108,674	2,103,076	842,555	4,211,750	5,054,305	2,824,750	2,229,554	—	1972	(C)
EVERGREEN PARK PLAZA	197,843	—	—	197,843	823,776	1,021,620	19,628	1,001,991	—	2005	(A)
FOREST PARK	—	2,335,884	—	—	2,335,884	2,335,884	494,150	1,841,734	—	1997	(A)

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	Initial Cost
Properties	Land	Building and Improve- ment	Subse- quent to Acqui- sition	Land	Buildings and Improve- ments	Total	Accu- mulated Depre- ciation	Total Cost, Net of Accumu- lated Depre- ciation	Encum- brances	Date of Constru- ction(C) Acqui- sition(A)

FAIRVIEW HTS, BELLVILLE RD.	—	11,866,880	1,831,567	—	13,698,447	13,698,447	2,390,863	11,307,583	—	1998	(A)
GENEVA	500,422	12,917,712	35,949	500,422	12,953,661	13,454,083	2,586,932	10,867,152	9,314,409	1996	(A)
HILLSIDE PLAZA	178,253	824,482	—	178,253	824,482	1,002,735	6,081	996,654	—	2005	(A)
LAKE ZURICH PLAZA	233,698	1,265,023	—	233,698	1,265,023	1,498,721	22,646	1,476,076	962,638	2005	(A)
LIBERTYVILLE PLAZA	219,439	1,097,393	—	219,439	1,097,393	1,316,831	18,140	1,298,691	967,828	2005	(A)
MATTERSON	950,515	6,292,319	10,504,928	950,515	16,797,247	17,747,762	2,016,522	15,731,240	—	1997	(A)
MT. PROSPECT	1,017,345	6,572,176	3,551,071	1,017,345	10,123,247	11,140,592	1,672,696	9,467,896	—	1997	(A)
MUNDELEIN, S. LAKE	1,127,720	5,826,129	42,333	1,129,634	5,866,548	6,996,182	1,109,056	5,887,126	—	1998	(A)
NORRIDGE	—	2,918,315	—	—	2,918,315	2,918,315	611,673	2,306,642	—	1997	(A)
NAPERVILLE	669,483	4,464,998	70,678	669,483	4,535,676	5,205,159	889,862	4,315,297	—	1997	(A)
NAPERVILLE PLAZA	239,486	—	—	239,486	1,152,454	1,391,939	19,362	1,372,577	—	2005	(A)
OTTAWA	137,775	784,269	361,788	137,775	1,146,057	1,283,832	961,426	322,406	—	1970	(C)
ORLAND PARK, S. HARLEM	476,972	2,764,775	1,114,785	476,972	3,879,560	4,356,532	620,644	3,735,889	—	1998	(A)
OAK LAWN	1,530,111	8,776,631	130,821	1,530,111	8,907,452	10,437,563	1,812,385	8,625,179	14,319,368	1997	(A)
OAKBROOK TERRACE	1,527,188	8,679,108	2,957,327	1,527,188	11,636,435	13,163,623	1,951,616	11,212,007	—	1997	(A)
PEORIA	—	5,081,290	1,457,225	—	6,538,515	6,538,515	1,249,014	5,289,501	—	1997	(A)
FREESTATE BOWL	343,723	1,129,198	(311,854)	252,723	998,099	1,250,822	186,764	1,064,058	—	2003	(A)
ROUND LAKE BEACH PLAZA	790,129	1,634,148	—	790,129	1,634,148	2,424,277	64,060	2,360,217	—	2005	(A)
SKOKIE	—	2,276,360	9,488,383	2,628,440	9,136,303	11,764,743	1,110,615	10,654,128	7,940,034	1997	(A)
KRC STREAMWOOD	181,962	1,057,740	181,885	181,962	1,239,625	1,421,587	214,413	1,207,173	—	1998	(A)
ST. CHARLES PLAZA	240,395	930,262	—	240,395	930,262	1,170,658	16,377	1,154,281	—	2005	(A)
WOODGROVE FESTIVAL	5,049,149	20,822,993	1,773,452	5,049,149	22,596,445	27,645,594	4,259,534	23,386,061	—	1998	(A)
WAUKEGAN	203,427	1,161,847	37,012	203,772	1,198,514	1,402,286	209,011	1,193,276	—	1998	(A)
WAUKEGAN PLAZA	349,409	883,975	—	349,409	883,975	1,233,384	12,609	1,220,775	—	2005	(A)
PLAZA EAST	1,236,149	4,944,597	2,820,843	1,140,849	7,860,740	9,001,589	1,740,787	7,260,802	—	1995	(A)
PLAZA WEST	808,435	3,210,187	624,109	808,435	3,834,296	4,642,731	894,251	3,748,480	—	1995	(A)
FELBRAM	72,971	302,579	454,590	72,971	757,169	830,140	543,518	286,623	—	1970	(C)
FORT WAYNE PLAZA	60,554	229,943	—	60,554	229,943	290,497	11,932	278,565	—	2005	(A)
GREENWOOD	423,371	1,883,421	1,738,082	423,371	3,621,503	4,044,874	2,213,435	1,831,438	—	1970	(C)
GRIFFITH	—	2,495,820	981,912	1,001,100	2,476,632	3,477,732	530,178	2,947,554	—	1997	(A)
INDIANAPOLIS	447,600	3,607,193	2,704,055	447,600	6,311,248	6,758,848	4,171,804	2,587,044	—	1986	(A)
LAFAYETTE	230,402	1,305,943	158,525	230,402	1,464,468	1,694,870	1,340,974	353,896	—	1971	(C)
LAFAYETTE	812,810	3,252,269	3,433,080	2,379,198	5,118,962	7,498,159	937,481	6,560,678	—	1997	(A)
KIMCO LAFAYETTE MARKET PLACE	4,184,000	16,752,165	235,913	4,184,000	16,988,078	21,172,078	3,394,305	17,777,773	—	1998	(A)
KRC MISHAWAKA 895	378,088	1,999,079	642	378,730	1,999,079	2,377,809	379,292	1,998,517	—	1998	(A)
MERRILLVILLE PLAZA	197,415	765,630	—	197,415	765,630	963,045	13,444	949,602	—	2005	(A)
SOUTH BEND, S. HIGH ST.	183,463	1,070,401	196,858	183,463	1,267,259	1,450,722	216,048	1,234,674	—	1998	(A)
OVERLAND PARK	1,183,911	6,335,308	142,374	1,185,906	6,475,687	7,661,593	1,183,759	6,477,834	—	1998	(A)
BELLEVUE	405,217	1,743,573	138,965	405,217	1,882,538	2,287,755	1,783,177	504,578	—	1976	(A)
FLORENCE PLAZA	176,796	678,383	—	176,796	678,383	855,179	15,260	839,919	—	2005	(A)
LEXINGTON	1,675,031	6,848,209	5,128,392	1,551,079	12,100,553	13,651,632	3,640,180	10,011,452	—	1993	(A)
PADUCAH MALL, KY	—	1,047,281	(123,196)	—	924,085	924,085	262,741	661,344	—	1998	(A)
HAMMOND AIR PLAZA	3,813,873	15,260,609	1,236,448	3,813,873	16,497,058	20,310,930	3,543,247	16,767,683	—	1997	(A)
KIMCO HOUMA 274, LLC	1,980,000	7,945,784	121,888	1,980,000	8,067,672	10,047,672	1,276,595	8,771,077	—	1999	(A)
LAFAYETTE	2,115,000	8,508,218	8,958,584	3,678,274	15,903,528	19,581,802	2,979,466	16,602,336	—	1997	(A)
GREAT BARRINGTON	642,170	2,547,830	7,012,764	751,124	9,451,640	10,202,764	2,050,646	8,152,118	—	1994	(A)
SHREWSBURY SHOPPING CENTER	1,284,168	5,284,853	4,496,351	1,284,168	9,781,203	11,065,371	1,173,245	9,892,126	—	2000	(A)
CLUB CENTRE AT PIKESVILLE	1,630,003	5,354,041	(67,088)	1,626,003	5,716,588	7,342,591	671,268	6,671,323	5,143,557	2003	(A)
HARFORD BUSINESS PARK	307,278	1,010,280	387,687	425,278	1,360,205	1,785,483	374,347	1,411,136	—	2003	(A)
HARFORD INDUSTRIAL PARK	2,755,863	—	(2,580,737)	175,126	—	175,126	—	175,126	—	2003	(A)
HICKORY RIDGE	8,175,025	19,162,695	—	8,175,025	20,787,670	28,962,695	12,548	28,950,147	—	2005	(A)
WILDE LAKE	1,468,038	5,869,862	83,525	1,468,038	5,953,387	7,421,424	571,167	6,850,258	—	2002	(A)
LYNX LANE	1,019,035	4,091,894	85,071	1,019,035	4,176,965	5,196,000	410,892	4,785,109	—	2002	(A)
CLINTON BANK BUILDING	141,964	466,369	(200,070)	82,964	362,370	445,335	101,736	343,599	—	2003	(A)
CLINTON BOWL	39,779	130,716	(6,141)	38,779	135,963	174,742	46,442	128,300	—	2003	(A)
VILLAGES AT URBANA	3,190,074	6,067	3,704,742	4,828,774	2,072,110	6,900,883	—	6,900,883	—	2003	(A)
GAITHERSBURG	244,890	6,787,534	264,386	244,890	7,051,920	7,296,810	1,077,511	6,219,299	—	1999	(A)
HAGERSTOWN	541,389	2,165,555	1,050,933	541,389	3,216,488	3,757,877	2,195,737	1,562,140	—	1973	(C)
SHAWAN PLAZA	4,500,000	21,859,285	(2,824,831)	4,466,000	20,754,709	25,220,709	2,233,922	22,986,787	13,349,585	2003	(A)
LAUREL	349,562	1,398,250	997,085	349,562	2,395,335	2,744,897	829,917	1,914,980	—	1995	(A)
LAUREL	274,580	1,100,968	283,421	274,580	1,384,389	1,658,969	1,118,889	540,080	—	1972	(C)
LARGO/LANDOVER	982,266	27,223,105	164,979	982,266	27,388,084	28,370,351	4,189,378	24,180,973	—	1999	(A)
SOUTHWEST MIXED USE PROPERTY	403,034	1,325,126	173,667	361,034	1,646,035	2,007,069	618,776	1,388,293	—	2003	(A)

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	Initial Cost
Properties	Land	Building and Improve- ment	Subse- quent to Acqui- sition	Land	Buildings and Improve- ments	Total	Accu- mulated Depre- ciation	Total Cost, Net of Accumu- lated Depre- ciation	Encum- brances	Date of Constru- ction(C) Acqui- sition(A)

NORTH EAST STATION	—	—	869,385	869,385	—	869,385	—	869,385	—	2003	(A)
OWINGS MILLS PLAZA	303,911	1,370,221	—	303,911	1,370,221	1,674,132	26,542	1,647,591	—	2005	(A)
PERRY HALL	3,733,309	12,245,774	(1,461,335)	3,339,309	11,221,439	14,560,748	1,432,861	13,127,886	5,539,084	2003	(A)
TIMONIUM SHOPPING CENTER	6,000,000	24,282,998	7,180,151	7,707,000	32,092,689	39,799,689	5,194,431	34,605,258	10,049,289	2003	(A)
WALDORF BOWL	225,099	739,362	25,548	235,099	813,688	1,048,787	105,129	943,659	—	2003	(A)
WALDORF FIRESTONE	73,127	240,625	(54,099)	57,127	221,621	278,748	30,012	248,736	—	2003	(A)
BANGOR, ME	403,833	1,622,331	93,752	403,833	1,716,083	2,119,916	174,937	1,944,979	—	2001	(A)
CLAWSON	1,624,771	6,578,142	2,740,539	1,624,771	9,318,681	10,943,452	2,587,522	8,355,930	—	1993	(A)
WHITE LAKE	2,300,050	9,249,607	1,515,807	2,300,050	10,765,414	13,065,464	2,518,394	10,547,071	—	1996	(A)
CANTON TWP PLAZA	163,740	926,150	—	163,740	926,150	1,089,890	19,293	1,070,597	—	2005	(A)
CLINTON TWP PLAZA	175,515	714,279	—	175,515	714,279	889,794	22,230	867,564	—	2005	(A)
DEARBORN HEIGHTS PLAZA	162,319	497,791	—	162,319	497,791	660,110	12,450	647,661	—	2005	(A)
FARMINGTON	1,098,426	4,525,723	2,322,313	1,098,426	6,848,036	7,946,462	1,890,861	6,055,600	—	1993	(A)
GRAND RAPIDS PLAZA	74,898	429,076	—	74,898	429,076	503,975	24,543	479,432	—	2005	(A)
LIVONIA	178,785	925,818	812,303	178,785	1,738,121	1,916,906	696,738	1,220,167	—	1968	(C)
LANSING PLAZA	245,014	406,349	—	245,014	406,349	651,363	11,032	640,331	—	2005	(A)
MUSKEGON	391,500	958,500	825,035	391,500	1,783,535	2,175,035	1,462,753	712,282	—	1985	(A)
OKEMOS PLAZA	166,706	591,193	—	166,706	591,193	757,899	10,032	747,867	1,263,900	2005	(A)
TAYLOR	1,451,397	5,806,263	260,289	1,451,397	6,066,552	7,517,949	1,852,058	5,665,892	—	1993	(A)
WALKER	3,682,478	14,730,060	1,889,480	3,682,478	16,619,540	20,302,018	4,862,183	15,439,836	—	1993	(A)
EDEN PRAIRIE PLAZA	882,596	911,373	—	882,596	911,373	1,793,968	23,756	1,770,212	—	2005	(A)
ROSEVILLE PLAZA	132,842	957,340	—	132,842	957,340	1,090,182	19,734	1,070,449	—	2005	(A)
ST. PAUL PLAZA	699,916	623,966	—	699,916	623,966	1,323,883	12,469	1,311,414	—	2005	(A)
BRIDGETON	—	2,196,834	—	—	2,196,834	2,196,834	464,746	1,732,088	—	1997	(A)
BALLWIN PLAZA	395,935	783,520	—	395,935	783,520	1,179,455	19,629	1,159,825	—	2005	(A)
CREVE COEUR, WOODCREST/OLIVE	1,044,598	5,475,623	615,905	960,813	6,175,312	7,136,126	1,141,189	5,994,936	—	1998	(A)
CRYSTAL CITY, MI	—	234,378	—	—	234,378	234,378	43,170	191,208	—	1997	(A)
INDEPENDENCE, NOLAND DR.	1,728,367	8,951,101	81,861	1,731,300	9,030,029	10,761,329	1,712,229	9,049,101	—	1998	(A)
NORTH POINT SHOPPING CENTER	1,935,380	7,800,746	176,792	1,935,380	7,977,538	9,912,918	1,434,867	8,478,050	6,966,888	1998	(A)
KIRKWOOD	—	9,704,005	10,264,052	—	19,968,057	19,968,057	3,426,673	16,541,384	—	1998	(A)
KANSAS CITY	574,777	2,971,191	246,276	574,777	3,217,467	3,792,244	657,937	3,134,307	—	1997	(A)
LEMAY	125,879	503,510	2,812,469	451,155	2,990,703	3,441,858	640,021	2,801,838	—	1974	(C)
GRAVOIS	1,032,416	4,455,514	10,766,773	1,032,416	15,222,287	16,254,703	5,713,982	10,540,721	—	1972	(C)
ST. CHARLES-UNDERDEVELOPED LAND, MO	431,960	—	758,855	431,960	758,855	1,190,815	93,354	1,097,461	—	1998	(A)
SPRINGFIELD	2,745,595	10,985,778	4,691,168	2,904,022	15,518,519	18,422,541	3,849,046	14,573,495	—	1994	(A)
KMART PARCEL	905,674	3,666,386	4,933,942	905,674	8,600,328	9,506,002	704,308	8,801,694	2,873,484	2002	(A)
KRC ST. CHARLES	—	550,204	—	—	550,204	550,204	98,755	451,449	—	1998	(A)
ST. LOUIS, CHRISTY BLVD.	809,087	4,430,514	1,539,193	809,087	5,969,707	6,778,794	870,235	5,908,559	—	1998	(A)
OVERLAND	—	4,928,677	526,042	—	5,454,719	5,454,719	1,087,860	4,366,859	—	1997	(A)
ST. LOUIS	—	5,756,736	243,917	—	6,000,653	6,000,653	1,274,444	4,726,209	—	1997	(A)
ST. LOUIS	—	2,766,644	68,298	—	2,834,942	2,834,942	589,524	2,245,418	—	1997	(A)
ST. PETERS	1,182,194	7,423,459	6,571,143	1,053,694	14,123,102	15,176,796	3,185,052	11,991,744	—	1997	(A)
SPRINGFIELD,GLENSTONE AVE.	—	608,793	1,641,270	—	2,250,063	2,250,063	300,781	1,949,282	—	1998	(A)
KDI-TURTLE CREEK	11,535,281	—	22,210,101	9,712,881	22,210,101	31,922,982	—	31,922,982	19,947,214	2004	(C)
BURLINGTON COMMERCE PARK	1,330,894	—	(237,042)	1,093,852	—	1,093,852	—	1,093,852	—	2003	(C)
CHARLOTTE	919,251	3,570,981	1,036,008	919,251	4,606,989	5,526,240	1,197,961	4,328,279	—	1995	(A)
CHARLOTTE	1,783,400	7,139,131	655,358	1,783,400	7,794,489	9,577,889	2,328,765	7,249,124	—	1993	(A)
TYVOLA RD.	—	4,736,345	5,318,276	—	10,054,621	10,054,621	5,121,794	4,932,828	—	1986	(A)
CROSSROADS PLAZA	767,864	3,098,881	—	767,864	3,098,881	3,866,744	437,130	3,429,615	—	2000	(A)
KIMCO CARY 696, INC.	2,180,000	8,756,865	405,993	2,256,799	9,086,059	11,342,858	1,768,424	9,574,434	—	1998	(A)
DURHAM	1,882,800	7,551,576	1,206,215	1,882,800	8,757,791	10,640,591	2,093,315	8,547,275	—	1996	(A)
LANDMARK STATION S.C.	1,200,000	4,808,785	264,027	1,200,000	5,072,812	6,272,812	788,657	5,484,155	—	1999	(A)
GASTONIA	2,467,696	9,870,785	1,159,042	2,467,696	11,029,827	13,497,523	4,652,211	8,845,312	—	1989	(A)
HILLSBOROUGH CROSSING	2,750,820	—	(2,231,425)	519,395	—	519,395	—	519,395	—	2003	(A)
SHOPPES AT MIDWAY PLANTATION	6,681,212	—	—	6,681,212	6,947,477	13,628,689	—	13,628,689	8,174,248	2005	(C)
RALEIGH	5,208,885	20,885,792	7,402,461	5,208,885	28,288,253	33,497,138	6,627,330	26,869,808	—	1993	(A)
WAKEFIELD COMMONS II	6,506,450	—	8,845,341	5,998,650	9,353,141	15,351,791	—	15,351,791	12,751,413	2001	(C)
WAKEFIELD CROSSINGS	3,413,932	—	(2,261,457)	825,006	327,469	1,152,475	—	1,152,475	—	2001	(C)
EDGEWATER PLACE	3,150,000	—	8,290,251	3,062,768	8,377,483	11,440,251	—	11,440,251	8,864,033	2003	(C)
WAKEFIELD COMMONS	1,240,000	5,015,595	50,020	1,240,000	5,065,615	6,305,615	609,065	5,696,550	—	2001	(C)
WINSTON-SALEM	540,667	719,655	5,064,520	540,667	5,784,175	6,324,842	2,203,662	4,121,180	—	1969	(C)
SORENSON PARK PLAZA	5,104,294	—	—	5,104,291	10,858,859	15,963,150	—	15,963,150	—	2005	(C)
NEW LONDON CENTER	4,323,827	10,088,930	—	4,323,827	11,011,346	15,335,174	14,118	15,321,055	—	2005	(A)

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	Initial Cost
Properties	Land	Building and Improve- ment	Subse- quent to Acqui- sition	Land	Buildings and Improve- ments	Total	Accu- mulated Depre- ciation	Total Cost, Net of Accumu- lated Depre- ciation	Encum- brances	Date of Constru- ction(C) Acqui- sition(A)

ROCKINGHAM	2,660,915	10,643,660	10,048,902	2,660,915	20,692,562	23,353,477	5,035,451	18,318,026	—	1994	(A)
BRIDGEWATER NJ	1,982,481	(3,666,959)	3,443,995	1,982,481	5,200,423	7,182,904	1,814,848	5,368,057	—	1998	(C)
BAYONNE BROADWAY	1,434,737	3,347,719	—	1,434,737	6,149,103	7,583,839	209,146	7,374,693	—	2004	(A)
BRICKTOWN PLAZA	344,884	1,008,941	—	344,884	1,008,941	1,353,826	29,050	1,324,775	—	2005	(A)
BRIDGEWATER PLAZA	350,705	1,361,524	—	350,705	1,361,524	1,712,229	36,161	1,676,068	1,526,331	2005	(A)
CHERRY HILL	2,417,583	6,364,094	1,232,642	2,417,583	7,596,736	10,014,319	4,394,315	5,620,004	—	1985	(C)
MARLTON PIKE	—	4,318,534	—	—	4,318,534	4,318,534	1,033,496	3,285,038	—	1996	(A)
CINNAMINSON	652,123	2,608,491	2,605,115	652,123	5,213,606	5,865,729	873,020	4,992,709	—	1996	(A)
DEBTFORD PLAZA	221,316	962,891	—	221,316	962,891	1,184,208	20,590	1,163,618	1,429,057	2005	(A)
FRANKLIN TOWNE CENTER	4,903,113	19,608,193	147,262	4,903,113	19,755,455	24,658,568	3,819,299	20,839,269	—	1998	(A)
HILLSBOROUGH	11,886,809	—	(6,880,755)	5,006,054	—	5,006,054	—	5,006,054	—	2001	(C)
HOLMDEL TOWNE CENTER	10,824,624	43,301,494	581,568	10,824,624	43,883,063	54,707,686	3,369,638	51,338,048	—	2002	(A)
HOLMDEL COMMONS	16,537,556	38,759,952	79,200	16,537,556	42,261,097	58,798,653	2,632,834	56,165,820	—	2004	(A)
HAZLET PLAZA	389,722	1,545,241	—	389,722	1,545,241	1,934,963	34,647	1,900,316	—	2005	(A)
HOWELL PLAZA	311,384	1,143,159	—	311,384	1,143,159	1,454,543	32,321	1,422,222	—	2005	(A)
KENVILLE PLAZA	385,907	1,209,864	—	385,907	1,209,864	1,595,771	37,170	1,558,602	—	2005	(A)
STRAUSS DISCOUNT AUTO	1,225,294	91,203	1,528,655	1,228,794	1,616,358	2,845,153	93,737	2,751,415	—	2002	(A)
NORTH BRUNSWICK	3,204,978	12,819,912	13,497,340	3,204,978	26,317,252	29,522,230	6,374,243	23,147,987	—	1994	(A)
PISCATAWAY TOWN CENTER	3,851,839	15,410,851	151,418	3,851,839	15,562,269	19,414,108	3,009,874	16,404,234	—	1998	(A)
RIDGEWOOD	450,000	2,106,566	991,591	450,000	3,098,157	3,548,157	741,447	2,806,710	—	1993	(A)
SEA GIRT PLAZA	457,039	1,308,010	—	457,039	1,308,010	1,765,048	26,019	1,739,029	—	2005	(A)
WESTMONT	601,655	2,404,604	9,705,226	601,655	12,109,830	12,711,485	2,591,445	10,120,040	—	1994	(A)
WEST LONG BRANCH PLAZA	64,976	1,700,782	—	64,976	1,700,782	1,765,758	9,021	1,756,736	—	2005	(A)
SYCAMORE PLAZA	1,404,443	5,613,270	226,931	1,404,443	5,840,201	7,244,644	1,234,602	6,010,042	—	1998	(A)
PLAZA PASEO DEL-NORTE	4,653,197	18,633,584	373,675	4,653,197	19,007,259	23,660,456	3,675,256	19,985,200	—	1998	(A)
JUAN TABO, ALBUQUERQUE	1,141,200	4,566,817	293,273	1,141,200	4,860,090	6,001,290	904,512	5,096,778	—	1998	(A)
BRIDGEHAMPTON	1,811,752	3,107,232	22,864,662	1,811,752	25,971,894	27,783,646	9,989,661	17,793,985	—	1972	(C)
TWO GUYS AUTO GLASS	105,497	436,714	—	105,497	436,714	542,211	30,742	511,469	—	2003	(A)
GENOVESE DRUG STORE	564,097	2,268,768	—	564,097	2,268,768	2,832,865	160,145	2,672,720	—	2003	(A)
KINGS HIGHWAY	2,743,819	6,811,268	12,500	2,743,819	7,602,247	10,346,066	349,714	9,996,352	3,188,450	2004	(A)
HOMEPORT-RALPH AVENUE	4,414,464	11,339,857	12,500	4,414,464	14,399,961	18,814,426	497,214	18,317,212	6,731,406	2004	(A)
BAYRIDGE	2,569,765	6,251,197	—	2,569,765	12,411,320	14,981,084	403,224	14,577,860	4,173,678	2004	(A)
BELLMORE	1,272,265	3,183,547	—	1,272,265	3,565,350	4,837,615	146,195	4,691,420	1,112,531	2004	(A)
STRAUSS CASTLE HILL PLAZA	310,864	725,350	—	310,864	1,049,460	1,360,324	1,904	1,358,420	—	2005	(A)
STRAUSS UTICA AVENUE	347,633	811,144	—	347,633	1,173,362	1,520,995	2,130	1,518,866	—	2005	(A)
KING KULLEN PLAZA	5,968,082	23,243,404	859,034	5,968,082	24,102,438	30,070,520	5,159,586	24,910,934	—	1998	(A)
KDI-CENTRAL ISLIP TOWN CENTER	13,733,950	1,266,050	(9,911,148)	5,088,852	0	5,088,852	—	5,088,852	9,380,000	2004	(C)
ELMONT	3,011,653	7,606,066	12,500	3,011,653	9,791,389	12,803,042	387,372	12,415,670	3,849,664	2004	(A)
ELMONT PLAZA	—	230,118	—	—	230,118	230,118	—	230,118	—	2005	(A)
FRANKLIN SQUARE	1,078,535	2,516,581	—	1,078,535	5,148,300	6,226,835	172,687	6,054,148	—	2004	(A)
HAMPTON BAYS	1,495,105	5,979,320	170,771	1,495,105	6,150,091	7,645,196	3,100,319	4,544,877	—	1989	(A)
HENRIETTA	1,075,358	6,635,486	1,678,189	1,075,358	8,313,675	9,389,033	2,660,126	6,728,906	—	1993	(A)
HICKSVILLE	3,542,732	8,266,375	—	3,542,732	9,346,754	12,889,486	375,508	12,513,978	—	2004	(A)
STRAUSS LIBERTY AVENUE	305,969	713,927	—	305,969	1,033,638	1,339,607	1,131	1,338,476	—	2005	(A)
DOUGLASTON SHOPPING CENTER	3,033,190	12,179,993	15,400	3,033,190	12,195,393	15,228,583	860,074	14,368,509	—	2003	(A)
ROSLYN SAVINGS BANK	244,064	981,225	—	244,064	981,225	1,225,289	69,269	1,156,020	—	2003	(A)
STRAUSS MERRICK BLVD	450,582	1,051,359	—	450,582	1,522,179	1,972,761	2,762	1,969,999	—	2005	(A)
MANHASSET VENTURE LLC	4,567,003	19,165,808	25,498,942	4,421,939	44,809,814	49,231,753	5,201,520	44,030,233	—	1999	(A)
MASPETH QUEENS-DUANE READE	1,872,005	4,827,940	—	1,872,005	5,759,126	7,631,131	215,398	7,415,733	3,058,637	2004	(A)
MASSAPEQUA	1,880,807	4,388,549	—	1,880,807	5,330,010	7,210,817	233,848	6,976,969	—	2004	(A)
STRAUSS EAST 14TH STREET	1,455,653	3,396,523	—	1,455,653	4,906,143	6,361,796	5,369	6,356,427	—	2005	(A)
367-369 BLEEKER STREET	1,425,000	4,958,097	193,913	1,425,000	5,152,009	6,577,009	216,969	6,360,041	4,394,837	2004	(A)
92 PERRY STREET	2,106,250	6,318,750	445,451	2,106,250	6,764,201	8,870,451	145,969	8,724,482	6,850,000	2005	(A)
37 GREENWICH STREET	800,000	2,400,000	368,123	800,000	2,768,123	3,568,123	52,639	3,515,483	2,235,000	2005	(A)
82 CHRISTOPHER STREET	972,813	2,974,676	—	972,813	2,974,676	3,947,488	5,643	3,941,845	3,120,000	2005	(A)
71 SECOND STREET	881,250	2,690,981	—	881,250	2,690,981	3,572,231	4,815	3,567,416	—	2005	(A)
AMERICAN MUFFLER SHOP	76,056	325,567	—	76,056	325,567	401,624	22,850	378,774	—	2003	(A)
PLAINVIEW	263,693	584,031	9,689,515	263,693	10,273,546	10,537,239	3,629,801	6,907,438	—	1969	(C)
POUGHKEEPSIE	876,548	4,695,659	12,592,263	876,548	17,287,922	18,164,470	6,259,532	11,904,938	—	1972	(C)
STRAUSS JAMAICA AVENUE	1,109,714	2,589,333	—	1,109,714	2,669,636	3,779,350	3,712	3,775,638	—	2005	(A)
SYOSSET, NY	106,655	76,197	1,553,163	106,655	1,522,705	1,629,360	699,797	929,563	—	1990	(C)
STATEN ISLAND	2,280,000	9,027,951	5,075,207	2,280,000	14,103,158	16,383,158	6,111,941	10,271,218	—	1989	(A)
STATEN ISLAND	2,940,000	11,811,964	918,416	3,148,424	12,521,956	15,670,380	2,533,940	13,136,440	1,770,046	1997	(A)

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	Initial Cost
Properties	Land	Building and Improve- ment	Subse- quent to Acqui- sition	Land	Buildings and Improve- ments	Total	Accu- mulated Depre- ciation	Total Cost, Net of Accumu- lated Depre- ciation	Encum- brances	Date of Constru- ction(C) Acqui- sition(A)

STATEN ISLAND PLAZA	5,600,744	6,788,460	—	5,600,744	6,788,460	12,389,203	63,076	12,326,127	1,531,880	2005	(A)
STOP N SHOP STATEN ISLAND	4,558,592	10,441,408	—	4,558,592	10,597,256	15,155,848	22,661	15,133,187	—	2005	(A)
WEST GATES	1,784,718	9,721,970	(2,043,308)	1,784,718	7,678,662	9,463,380	2,940,627	6,522,753	—	1993	(A)
WHITE PLAINS	1,777,765	4,453,894	92,200	1,777,765	6,461,999	8,239,764	302,907	7,936,857	3,801,487	2004	(A)
YONKERS	871,977	3,487,909	—	871,977	3,487,909	4,359,886	936,194	3,423,692	—	1998	(A)
STRAUSS ROMAINE AVENUE	782,459	1,825,737	—	782,459	2,643,339	3,425,798	4,798	3,421,000	—	2005	(A)
AKRON WATERLOO	437,277	1,912,222	4,113,885	437,277	6,026,107	6,463,384	2,319,373	4,144,011	—	1975	(C)
WEST MARKET ST.	560,255	3,909,430	210,155	560,255	4,119,585	4,679,840	2,158,383	2,521,457	—	1999	(A)
BARBERTON	505,590	1,948,135	2,462,819	505,590	4,410,954	4,916,544	2,166,905	2,749,639	—	1972	(C)
BRUNSWICK	771,765	6,058,560	727,444	771,765	6,786,004	7,557,769	5,659,642	1,898,127	—	1975	(C)
BEAVERCREEK	635,228	3,024,722	2,800,398	635,228	5,825,120	6,460,348	4,053,771	2,406,577	—	1986	(A)
CANTON	792,985	1,459,031	4,532,876	792,985	5,991,907	6,784,892	3,524,501	3,260,391	—	1972	(C)
CAMBRIDGE	—	1,848,195	899,735	473,060	2,274,870	2,747,930	1,874,437	873,492	—	1973	(C)
MORSE RD.	835,386	2,097,600	2,755,845	835,386	4,853,445	5,688,831	2,374,861	3,313,970	—	1988	(A)
HAMILTON RD.	856,178	2,195,520	3,842,586	856,178	6,038,106	6,894,284	2,786,221	4,108,064	—	1988	(A)
OLENTANGY RIVER RD.	764,517	1,833,600	2,311,258	764,517	4,144,858	4,909,375	2,452,100	2,457,275	—	1988	(A)
W. BROAD ST.	982,464	3,929,856	3,177,920	969,804	7,120,436	8,090,240	3,242,070	4,848,170	—	1988	(A)
RIDGE ROAD	1,285,213	4,712,358	10,593,229	1,285,213	15,305,587	16,590,800	3,188,396	13,402,405	—	1992	(A)
GLENWAY AVE	530,243	3,788,189	527,010	530,243	4,315,198	4,845,441	2,268,337	2,577,104	—	1999	(A)
SPRINGDALE	3,205,653	14,619,732	5,259,376	3,205,653	19,879,108	23,084,761	7,826,708	15,258,053	—	1992	(A)
SOUTH HIGH ST.	602,421	2,737,004	76,671	602,421	2,813,674	3,416,096	1,674,917	1,741,178	—	1999	(A)
GLENWAY CROSSING	699,359	3,112,047	1,232,339	699,359	4,344,386	5,043,745	495,136	4,548,609	—	2000	(A)
HIGHLAND RIDGE PLAZA	1,540,000	6,178,398	141,991	1,540,000	6,320,389	7,860,389	981,912	6,878,477	—	1999	(A)
HIGHLAND PLAZA	702,074	667,463	—	702,074	667,463	1,369,537	16,045	1,353,492	—	2005	(A)
MONTGOMERY PLAZA	530,893	1,302,656	—	530,893	1,302,656	1,833,549	37,625	1,795,924	—	2005	(A)
COLUMBUS PLAZA	168,223	176,179	—	168,223	176,179	344,402	8,959	335,443	—	2005	(A)
SHILOH SPRING RD.	—	1,735,836	2,115,145	—	3,850,981	3,850,981	2,471,209	1,379,772	—	1969	(C)
OAKCREEK	1,245,870	4,339,637	4,065,115	1,245,870	8,404,752	9,650,622	4,579,736	5,070,885	—	1984	(A)
SALEM AVE.	665,314	347,818	5,427,664	665,314	5,775,482	6,440,796	2,550,077	3,890,719	—	1988	(A)
KETTERING	1,190,496	4,761,984	671,539	1,190,496	5,433,523	6,624,019	2,788,292	3,835,727	—	1988	(A)
KENT, OH	6,254	3,028,914	—	6,254	3,028,914	3,035,168	1,284,897	1,750,271	—	1999	(A)
KENT	2,261,530	—	—	2,261,530	—	2,261,530	—	2,261,530	—	1995	(A)
MENTOR	503,981	2,455,926	2,086,340	503,981	4,542,266	5,046,247	1,896,222	3,150,025	—	1987	(A)
MIDDLEBURG HEIGHTS	639,542	3,783,096	1,782,440	639,542	5,565,536	6,205,078	2,111,276	4,093,802	—	1999	(A)
MENTOR ERIE COMMONS.	2,234,474	9,648,000	5,165,948	2,234,474	14,813,948	17,048,422	5,739,639	11,308,783	—	1988	(A)
MALLWOODS CENTER	294,232	—	(496,786)	294,232	1,184,543	1,478,775	96,315	1,382,460	—	1999	(C)
NORTH OLMSTED	626,818	3,712,045	35,000	626,818	3,747,045	4,373,862	1,825,834	2,548,029	—	1999	(A)
ORANGE OHIO	3,783,875	—	(1,239,648)	2,221,704	322,524	2,544,228	—	2,544,228	—	2001	(C)
SPRINGBORO PIKE	1,854,527	2,572,518	2,744,318	1,854,527	5,316,836	7,171,363	3,458,823	3,712,540	—	1985	(C)
SPRINGFIELD	842,976	3,371,904	1,549,071	842,976	4,920,975	5,763,951	2,071,982	3,691,969	—	1988	(A)
UPPER ARLINGTON	504,256	2,198,476	8,760,593	1,255,544	10,207,781	11,463,325	5,706,318	5,757,007	—	1969	(C)
WICKLIFFE	610,991	2,471,965	1,405,293	610,991	3,877,258	4,488,249	966,368	3,521,881	—	1995	(A)
CHARDON ROAD	481,167	5,947,751	2,075,598	481,167	8,023,348	8,504,516	2,460,391	6,044,125	—	1999	(A)
WESTERVILLE	1,050,431	4,201,616	7,674,134	1,050,431	11,875,750	12,926,181	4,104,499	8,821,682	—	1988	(A)
EDMOND	477,036	3,591,493	8,900	477,036	3,600,393	4,077,429	726,906	3,350,523	—	1997	(A)
CENTENNIAL PLAZA	4,650,634	18,604,307	1,170,555	4,650,634	19,774,862	24,425,496	3,864,216	20,561,280	—	1998	(A)
TULSA	20,038	80,101	11,500	20,038	91,601	111,639	29,191	82,448	—	1996	(A)
ALLEGHENY	—	30,061,177	59,094	—	30,120,271	30,120,271	911,535	29,208,736	—	2004	(A)
CHIPPEWA	2,881,525	11,526,101	133,289	2,881,525	11,659,390	14,540,916	1,771,611	12,769,304	10,687,114	2000	(A)
BROOKHAVEN PLAZA	254,694	973,318	—	254,694	973,318	1,228,013	20,978	1,207,034	936,491	2005	(A)
CARNEGIE	—	3,298,908	17,747	—	3,316,655	3,316,655	510,255	2,806,400	—	1999	(A)
CENTER SQUARE	731,888	2,927,551	1,105,299	731,888	4,032,850	4,764,738	915,655	3,849,084	—	1996	(A)
WEST MIFFLIN	475,815	1,903,231	724,416	475,815	2,627,647	3,103,462	752,421	2,351,041	—	1993	(A)
EAST STROUDSBURG	1,050,000	2,372,628	1,110,654	1,050,000	3,483,282	4,533,282	2,747,536	1,785,747	—	1973	(C)
EXTON	176,666	4,895,360	—	176,666	4,895,360	5,072,026	753,133	4,318,894	—	1999	(A)
EXTON	731,888	2,927,551	—	731,888	2,927,551	3,659,439	700,611	2,958,828	—	1996	(A)
EASTWICK	889,001	2,762,888	3,074,728	889,001	6,228,275	7,117,276	1,335,780	5,781,496	4,522,807	1997	(A)
EXTON PLAZA	294,378	1,404,778	—	294,378	1,404,778	1,699,156	22,247	1,676,909	—	2005	(A)
FEASTERVILLE	520,521	2,082,083	38,692	520,521	2,120,775	2,641,296	495,217	2,146,079	—	1996	(A)
GETTYSBURG	74,626	671,630	101,519	74,626	773,149	847,775	744,101	103,674	—	1986	(A)
HARRISBURG, PA	452,888	6,665,238	1,846,339	452,888	8,511,576	8,964,464	4,589,455	4,375,009	—	2002	(A)
SIMPSON FERRY	658,346	6,908,711	341,972	658,346	7,250,683	7,909,029	3,142,079	4,766,950	—	2000	(A)
HAMBURG	439,232	—	2,023,428	494,982	1,967,677	2,462,660	189,426	2,273,234	2,522,183	2000	(C)

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	Initial Cost
Properties	Land	Building and Improve- ment	Subse- quent to Acqui- sition	Land	Buildings and Improve- ments	Total	Accu- mulated Depre- ciation	Total Cost, Net of Accumu- lated Depre- ciation	Encum- brances	Date of Constru- ction(C) Acqui- sition(A)

HAVERTOWN	731,888	2,927,551	—	731,888	2,927,551	3,659,439	700,611	2,958,828	—	1996	(A)
MIDDLETOWN	207,283	1,174,603	447,331	207,283	1,621,934	1,829,217	1,262,661	566,556	—	1986	(A)
NORRISTOWN	686,134	2,664,535	3,396,794	774,084	5,973,379	6,747,463	3,527,186	3,220,277	—	1984	(A)
NEW KENSINGTON	521,945	2,548,322	676,040	521,945	3,224,362	3,746,307	2,778,144	968,163	—	1986	(A)
PHILADELPHIA	731,888	2,927,551	—	731,888	2,927,551	3,659,439	700,611	2,958,828	—	1996	(A)
GALLERY, PHILADELPHIA PA	—	—	258,931	—	258,931	258,931	8,077	250,854	—	1996	(A)
PHILADELPHIA PLAZA	209,197	1,373,843	—	209,197	1,373,843	1,583,040	32,027	1,551,013	—	2005	(A)
STRAUSS WASHINGTON AVENUE	424,659	990,872	—	424,659	1,053,428	1,478,087	2,935	1,475,153	—	2005	(A)
RICHBORO	788,761	3,155,044	11,768,724	976,439	14,736,090	15,712,529	6,304,657	9,407,872	—	1986	(A)
SPRINGFIELD	919,998	4,981,589	1,736,014	919,998	6,717,603	7,637,601	4,443,613	3,193,988	—	1983	(A)
COUNTY LINE PLAZA	—	—	—	—	1,917,758	1,917,758	—	1,917,758	—	1995	(C)
UPPER DARBY	231,821	927,286	4,838,447	231,821	5,694,483	5,926,304	1,186,784	4,739,520	3,553,633	1996	(A)
WEST MIFFLIN	1,468,341	—	—	1,468,341	—	1,468,341	—	1,468,341	—	1986	(A)
WHITEHALL	—	5,195,577	9,231	—	5,204,808	5,204,808	1,243,387	3,961,421	—	1996	(A)
E. PROSPECT ST.	604,826	2,755,314	317,917	604,826	3,073,231	3,678,057	2,873,042	805,015	—	1986	(A)
W. MARKET ST.	188,562	1,158,307	—	188,562	1,158,307	1,346,869	1,158,307	188,562	—	1986	(A)
MARSHALL PLAZA, CRANSTON RI	1,886,600	7,575,302	812,763	1,886,600	8,388,065	10,274,665	1,671,170	8,603,494	—	1998	(A)
CHARLESTON	730,164	3,132,092	4,968,566	730,164	8,100,658	8,830,822	2,985,259	5,845,563	—	1978	(C)
CHARLESTON	1,744,430	6,986,094	4,182,126	1,744,430	11,168,220	12,912,650	2,513,046	10,399,604	—	1995	(A)
FLORENCE	1,465,661	6,011,013	124,757	1,465,661	6,135,770	7,601,431	1,293,999	6,307,432	—	1997	(A)
GREENVILLE	2,209,812	8,850,864	325,455	2,209,812	9,176,319	11,386,131	1,840,188	9,545,943	—	1997	(A)
NORTH CHARLESTON	744,093	2,974,990	96,365	744,093	3,071,355	3,815,448	426,213	3,389,235	1,893,303	2000	(A)
N. CHARLESTON	2,965,748	11,895,294	841,551	2,965,748	12,736,845	15,702,593	2,420,045	13,282,548	—	1997	(A)
MADISON	—	4,133,904	2,658,808	—	6,792,712	6,792,712	4,529,624	2,263,089	—	1978	(C)
HICKORY RIDGE COMMONS	596,347	2,545,033	7,624	596,347	2,552,656	3,149,004	358,029	2,790,974	—	2000	(A)
TROLLEY STATION	3,303,682	13,218,740	55,985	3,303,682	13,274,725	16,578,407	2,461,420	14,116,988	10,326,649	1998	(A)
RIVERGATE STATION	7,135,070	19,091,078	427,128	7,135,070	21,033,859	28,168,929	1,789,475	26,379,454	16,271,491	2004	(A)
MARKET PLACE AT RIVERGATE	2,574,635	10,339,449	723,016	2,574,635	11,062,465	13,637,100	2,059,117	11,577,984	—	1998	(A)
RIVERGATE, TN	3,038,561	12,157,408	3,001,828	3,038,561	15,159,236	18,197,797	2,539,035	15,658,762	—	1998	(A)
CENTER OF THE HILLS, TX	2,923,585	11,706,145	406,661	2,923,585	12,112,806	15,036,391	2,281,045	12,755,347	—	1998	(A)
ARLINGTON	3,160,203	2,285,377	—	3,160,203	2,285,377	5,445,580	477,514	4,968,066	—	1997	(A)
DOWLEN CENTER	2,244,581	—	16,348,694	3,344,581	15,248,694	18,593,276	—	18,593,276	4,784,529	2002	(C)
BURLESON	9,974,390	810,314	1,556,022	4,345,145	7,995,582	12,340,727	—	12,340,727	—	2000	(C)
BAYTOWN	500,422	2,431,651	437,342	500,422	2,868,993	3,369,415	615,601	2,753,813	—	1996	(A)
SOUTH TOWN PLAZA	3,482,124	—	1,499,680	438,615	4,543,188	4,981,804	—	4,981,804	3,834,842	2003	(C)
LAS TIENDAS PLAZA	8,678,107	—	—	8,678,107	3,209,885	11,887,992	—	11,887,992	—	2005	(C)
CORPUS CHRISTI, TX	—	944,562	3,207,999	—	4,152,561	4,152,561	467,576	3,684,985	—	1997	(A)
DALLAS	1,299,632	5,168,727	4,652,572	1,299,632	9,821,299	11,120,931	8,985,331	2,135,600	—	1969	(C)
MONTGOMERY PLAZA	6,203,205	—	43,554,218	6,203,205	43,554,218	49,757,423	—	49,757,423	32,203,702	2003	(C)
GARLAND	500,414	2,001,656	98,000	500,414	2,099,656	2,600,070	508,966	2,091,104	—	1996	(A)
CENTER AT BAYBROOK	6,941,017	27,727,491	2,125,519	6,941,017	29,853,010	36,794,027	5,367,870	31,426,157	—	1998	(A)
HARRIS COUNTY	1,843,000	7,372,420	955,382	2,003,260	8,167,542	10,170,802	1,699,463	8,471,338	—	1997	(A)
SHARPSTOWN COURT	1,560,010	6,245,807	228,606	1,560,010	6,474,412	8,034,422	1,125,682	6,908,740	5,626,750	1999	(A)
CYPRESS TOWNE CENTER	6,033,932	—	16,817,463	4,816,601	18,034,794	22,851,395	—	22,851,395	16,133,471	2003	(C)
SHOPS AT VISTA RIDGE	3,257,199	13,029,416	75,901	3,257,199	13,105,317	16,362,516	2,556,053	13,806,463	17,355,211	1998	(A)
VISTA RIDGE PLAZA	2,926,495	11,716,483	1,924,860	2,926,495	13,641,343	16,567,838	2,471,123	14,096,714	—	1998	(A)
VISTA RIDGE PHASE II	2,276,575	9,106,300	28,435	2,276,575	9,134,735	11,411,310	1,675,288	9,736,022	—	1998	(A)
SOUTH PLAINES PLAZA, TX	1,890,000	7,577,145	131,206	1,890,000	7,708,351	9,598,351	1,519,901	8,078,450	4,619,061	1998	(A)
LAKE WORTH TOWNE CROSSING	8,000,000	—	17,061,072	4,808,545	20,252,526	25,061,072	—	25,061,072	22,794,004	2003	(C)
MESQUITE	520,340	2,081,356	724,043	520,340	2,805,399	3,325,739	730,778	2,594,962	—	1995	(A)
MESQUITE TOWN CENTER	3,757,324	15,061,644	1,510,446	3,757,324	16,572,090	20,329,414	3,087,612	17,241,801	—	1998	(A)
NEW BRAUNSFELS	840,000	3,360,000	—	840,000	3,360,000	4,200,000	215,758	3,984,242	—	2003	(A)
FORUM AT OLYMPIA PARKWAY-DEV	668,781	—	5,307,205	318,091	13,282,166	13,600,257	4,648	13,595,609	—	1999	(C)
FORUM AT OLYMPIA PARKWAY	800,000	10,509,105	11,309,105	800,000	10,509,105	11,309,105	—	11,309,105	9,245,910	1999	(C)
PARKER PLAZA	7,846,946	—	—	7,846,946	—	7,846,946	—	7,846,946	—	2005	(C)
PLANO	500,414	2,830,835	—	500,414	2,830,835	3,331,249	665,825	2,665,424	—	1996	(A)
WEST OAKS	500,422	2,001,687	26,291	500,422	2,027,978	2,528,400	510,434	2,017,967	—	1996	(A)
MARKET STREET AT WOODLANDS	10,920,168	—	86,718,633	10,920,168	86,718,633	97,638,801	—	97,638,801	66,025,722	2002	(C)
OGDEN	213,818	855,275	3,642,126	874,898	4,497,401	5,372,299	1,355,679	4,016,620	—	1967	(C)
COLONIAL HEIGHTS	125,376	3,476,073	32,420	125,376	3,508,493	3,633,869	539,754	3,094,116	—	1999	(A)
HARRISONBURG	69,885	1,938,239	—	69,885	1,938,239	2,008,123	298,191	1,709,933	—	1999	(A)
MANASSAS	1,788,750	7,162,661	275,639	1,788,750	7,438,300	9,227,050	1,566,562	7,660,488	—	1997	(A)
RICHMOND	82,544	2,289,288	280,600	82,544	2,569,889	2,652,432	230,028	2,422,404	—	1999	(A)

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	Initial Cost
Properties	Land	Building and Improve- ment	Subse- quent to Acqui- sition	Land	Buildings and Improve- ments	Total	Accu- mulated Depre- ciation	Total Cost, Net of Accumu- lated Depre- ciation	Encum- brances	Date of Constru- ction(C) Acqui- sition(A)

RICHMOND	670,500	2,751,375	—	670,500	2,751,375	3,421,875	563,584	2,858,291	—	1995	(A)
VALLEY VIEW SHOPPING CENTER	3,440,018	8,054,004	—	3,440,018	8,787,875	12,227,893	399,655	11,828,238	—	2004	(A)
MANCHESTER SHOPPING CENTER	2,722,461	6,403,866	(3,694)	2,722,461	6,980,964	9,703,425	558,551	9,144,874	—	2004	(A)
HAZEL DELL TOWNE CENTER	9,340,819	—	21,240,296	9,340,819	21,240,296	30,581,115	—	30,581,115	10,785,094	2003	(C)
RACINE	1,403,082	5,612,330	2,059,250	1,403,082	7,671,580	9,074,662	3,423,430	5,651,232	—	1988	(A)
CHARLES TOWN	602,000	3,725,871	10,528,897	602,000	14,254,768	14,856,768	6,279,004	8,577,764	—	1985	(A)
MARTINSBURG	242,634	1,273,828	628,937	242,634	1,902,765	2,145,399	1,668,445	476,954	—	1986	(A)
RIVERWALK PLAZA	2,708,290	10,841,674	122,699	2,708,290	10,964,373	13,672,663	1,932,612	11,740,051	7,416,681	1999	(A)
BLUE RIDGE	12,346,900	71,529,796	12,239,934	23,457,942	72,658,688	96,116,630	34,763,081	61,353,549	13,149,742	2005	(A)
MEXICO – PACHUCA WAL-MART	3,621,985	—	6,623,264	3,943,079	6,302,170	10,245,249	—	10,245,249	—	2005	(C)
MEXICO-SAN LUIS POTOSI	5,787,073	6,860,642	549,935	6,270,189	6,927,461	13,197,650	331,848	12,865,802	—	2004	(A)
MEXICO- SALTILLO II	11,150,023	—	5,450,759	11,544,176	5,056,606	16,600,782	—	16,600,782	—	2005	(C)
BALANCE OF PORTFOLIO	46,502,142	4,492,127	38,065,263	50,045,556	43,604,091	93,649,647	16,269,237	77,380,409	—	VARIOUS

				$948,558,551	$3,611,846,996	$4,560,405,547	$740,127,307	$3,820,278,240	$543,790,520

Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets as follows:

Buildings	15 to 50 years
Fixtures, building and leasehold improvements		Terms of leases or useful lives, whichever is shorter
(including certain identified intangible assets)

The aggregate cost for Federal income tax purposes was approximately $ 4.2 billion at December 31, 2005.

The changes in total real estate assets for the years ended December 31, 2005, 2004, and 2003 are as follows:

	2005	2004	2003

Balance, beginning of period	$4,092,222,479	$4,174,664,893	$3,421,159,067
Acquisitions	490,125,913	672,421,546	1,142,133,901
Improvements	410,280,045	195,580,447	182,351,801
Transfers from (to) unconsolidated joint ventures	(103,573,817)	(748,974,957)	(237,421,088)
Sales	(299,944,373)	(193,948,762)	(312,228,077)
Assets held for sale	(28,704,700)	(4,555,688)	(17,315,557)
Adjustment of property carrying values	—	(2,965,000)	(4,015,554)

Balance, end of period	$4,560,405,547	$4,092,222,479	$4,174,664,493

The changes in accumulated depreciation for the years ended December 31, 2005, 2004, and 2003 are as follows:

	2005	2004	2003

Balance, beginning of period	$634,641,781	$568,988,445	$516,558,123
Depreciation for year	98,591,658	96,584,738	83,563,580
Transfers from (to) unconsolidated joint ventures	27,812,350	(14,133,515)	(4,124,181)
Sales	(19,903,904)	(15,909,487)	(24,979,281)
Assets held for sale	(1,014,578)	(888,400)	(2,029,796)

Balance, end of period	$740,127,307	$634,641,781	$568,988,445

Reclassifications:
Certain Amounts in the Prior Period Have Been Reclassified in Order to Conform with the Current Period’s Presentation.